Exhibit 2.1

[Execution]

AGREEMENT AND PLAN OF MERGER

among

U.S. WELL SERVICES, INC.,

PROFRAC HOLDING CORP.,

and

THUNDERCLAP MERGER SUB I, INC.

Dated as of June 21, 2022

1

2

Exhibits

Exhibit A	Convertible Note Amendments
Exhibit B	COD Amendment
Exhibit C	Award Amendments

3

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of June 21, 2022, among U.S. Well Services, Inc., a Delaware corporation (the “Company”), ProFrac Holding Corp., a Delaware corporation (“Parent”), and Thunderclap Merger Sub I, Inc., a Delaware corporation and an indirect subsidiary of Parent (“Merger Sub Inc.”). Parent, Merger Sub Inc. and the Company are referred to individually as a “Party” and collectively as “Parties”.

W I T N E S S E T H:

WHEREAS, Merger Sub Inc. is an indirect subsidiary of Parent;

WHEREAS, it is proposed that, upon the terms and subject to the conditions set forth herein, the Parties will effect the acquisition of the Company by Parent through the merger of Merger Sub Inc. with and into the Company (the “Merger”), with the Company surviving the Merger as the surviving corporation and an indirect Subsidiary of Parent;

WHEREAS, the Special Committee (the “Company Special Committee”) of the Board of Directors of the Company (the “Company Board”) has unanimously (i) approved and declared advisable the execution and delivery by the Company of this Agreement, the performance by the Company of its covenants and agreements contained herein and the consummation of the transactions contemplated by this Agreement, including the Merger, upon the terms, and subject to the conditions, contained herein and (ii) resolved, subject to the terms and conditions set forth in this Agreement, to recommend that the Company Board approve this Agreement and the consummation of the transactions contemplated by this Agreement, including the Merger;

WHEREAS, upon the receipt and approval of the Company Special Committee, the Company Board has unanimously (i) determined that this Agreement and the terms of the transactions contemplated hereby, including the Merger, are fair to, and in the best interests of, the Company and its stockholders, (ii) determined that it is in the best interests of the Company and its stockholders to enter into, and has declared advisable, this Agreement, (iii) approved and declared advisable the execution and delivery by the Company of this Agreement, the performance by the Company of its covenants and agreements contained herein and the consummation of the transactions contemplated by this Agreement, including the Merger, upon the terms, and subject to the conditions, contained herein, (iv) directed that this Agreement be submitted to the Company’s stockholders for their approval and adoption and (v) resolved, subject to the terms and conditions set forth in this Agreement, to recommend that the Company’s stockholders approve and adopt this Agreement and the consummation of the transactions contemplated by this Agreement, including the Merger;

WHEREAS, the Special Committee (the “Parent Special Committee”) of the Board of Directors of Parent (the “Parent Board”) has unanimously (i) determined that this Agreement and the transactions contemplated hereby are fair to, and in the best interests of, Parent and the Parent Unaffiliated Stockholders, (ii) approved and declared advisable this Agreement and the transactions contemplated hereby, (iii) resolved, subject to the terms and conditions set forth in this Agreement, to recommend that the Parent Board (x) determine that this Agreement and the transactions contemplated hereby are fair to, and in the best interests of, Parent and the Parent Unaffiliated Stockholders and (y) approve and declare advisable this Agreement and the transactions contemplated hereby, and (iv) resolved, subject to the terms and conditions set forth in this Agreement, to recommend that the Parent Board (x) direct that the Parent Stock Issuance be submitted to the Parent’s stockholders for their approval and (y) recommend that the Parent stockholders approve the Parent Stock Issuance;

WHEREAS, upon the receipt and recommendation of the Parent Special Committee, the Parent Board has unanimously (i) approved and declared advisable this Agreement and the transactions contemplated hereby, (ii) approved and declared advisable the execution and delivery by Parent of this Agreement, the performance by Parent of its covenants and agreements contained herein and the consummation of the transactions contemplated by this Agreement upon the terms, and subject to the conditions, contained herein, (iii) determined that this Agreement and the transactions contemplated hereby are fair to, and in the best interests of, Parent and the Parent Unaffiliated Stockholders and (iv) resolved, subject to the terms and conditions set forth in this Agreement, to recommend that Parent’s stockholders approve the Parent Stock Issuance;

WHEREAS, the Board of Directors of Merger Sub Inc., has unanimously (i) approved and declared advisable this Agreement and the transactions contemplated hereby, including the Merger, (ii) approved and declared advisable the execution and delivery by Merger Sub Inc. of this Agreement, the performance by Merger Sub Inc. of its covenants and agreements contained herein and the consummation of the transactions contemplated by this Agreement, including the Merger, upon the terms, and subject to the conditions, contained herein, (iii) determined that this Agreement and the transactions contemplated hereby, including the Merger, are fair to, and in the best interests of, Merger Sub Inc. and its sole stockholder, (iv) directed that this Agreement be submitted to Parent, in its capacity as the sole stockholder of Merger Sub Inc., for its adoption and approval and (v) resolved, subject to the terms and conditions set forth in this Agreement, to recommend that Parent, in its capacity as the sole stockholder of Merger Sub Inc., approve and adopt this Agreement and the transactions contemplated by this Agreement, including the Merger;

WHEREAS, ProFrac Holdings II, LLC as the sole stockholder of Merger Sub Inc., will adopt and approve this Agreement and the transactions contemplated hereby, including the Merger, immediately following its execution;

WHEREAS, Parent has obtained the Parent Stockholder Approval (as defined below), in accordance with Nasdaq listing rules, by written consent;

WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition and inducement to the willingness of Parent and Merger Sub Inc. to enter into this Agreement, certain stockholders of the Company are entering into a support agreement (collectively, the “Support Agreements”) pursuant to which such stockholders, among other things, will, upon the terms and subject to the conditions contained therein, (i) agree to support and vote in favor of this Agreement, the Merger and the other transactions contemplated hereby, (ii) take (and refrain from taking) certain other actions in connection with the transactions contemplated by this Agreement and (iii) to the extent applicable, deliver a Conversion Notice (as defined in the COD Amendments) to convert their shares of Series A Preferred Stock at the Merger Conversion Ratio (as defined in the COD Amendment);

WHEREAS, concurrently with the execution and delivery of this Agreement, the holders of the February Term C Loan Warrants and the March Term C Loan Warrants are entering into a Warrant Purchase Agreement pursuant to which, immediately prior to the Effective Time and conditioned upon the Closing, such warrant holders will sell all of the February Term C Loan Warrants and the March Term C Loan Warrants held by such holders to Parent or a subsidiary of Parent in exchange for cash consideration (the “Warrant Sale”);

WHEREAS, Parent, the Company and Merger Sub Inc. desire to make certain representations, warranties, covenants and agreements specified herein in connection with this Agreement and also to prescribe various conditions to the consummation of the Merger; and

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained herein, the Parties agree as follows.

ARTICLE I

DEFINITIONS

Section 1.1 Definitions. As used herein, the following terms have the following meanings:

“1933 Act” means the Securities Act of 1933, as amended.

“1934 Act” means the Securities Exchange Act of 1934, as amended.

“Accumulated Cash Award Value” means, on any date with respect to a Pool A Performance Award or Pool B Performance Award, the Award Value, as defined in the applicable award agreement.

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly controls or is controlled by, or is under common control with such Person. The term “control” (including its correlative meanings “controlled” and “under common control with”) shall mean possession, directly or indirectly, of power to direct or cause the direction of management or policies of a Person (whether through ownership of such Person’s voting securities, or by Contract or otherwise).

“Business Day” means any day that is not a Saturday, a Sunday or other day that (i) is a statutory holiday under the federal Laws of the United States or (ii) is otherwise a day on which banks in New York, New York are authorized or obligated by Law or executive order to close.

“Certificate of Designations” means that certain Certificate of Designations of the Series A Preferred Stock, dated May 24, 2019, as it may be amended, restated or otherwise modified from time to time following the date hereof, including pursuant to the COD Amendment.

“Claim” means any claim, demand, cause of action, suit, dispute, proceeding, arbitration, audit, hearing, investigation or inquiry (whether formal or informal).

“Closing Date” means the date of the Closing.

“Collective Bargaining Agreements” mean any Contract, work rules or any side letter to which the Company or any Subsidiaries thereof is bound or that has been entered into between the Company or any Subsidiary thereof and any labor organization, union, works council, employee association, trade union or other similar employee representative body.

“Company Acquisition Proposal” means any proposal, inquiry, indication of interest or offer (whether or not in writing) from any Person (other than Parent and its Subsidiaries or Affiliates) relating to or involving, whether in a single transaction or series of related transactions: (i) any direct or indirect acquisition, lease, exchange, license, transfer, disposition (including by way of liquidation or dissolution of the Company or any of its Subsidiaries) or purchase of any business, businesses or assets (including equity interests in Subsidiaries but excluding sales of assets in the ordinary course of business) of the Company or any of its Subsidiaries that constitute or account for twenty percent (20%) or more of the consolidated net revenues, net income or net assets of the Company and its Subsidiaries, taken as a whole; (ii) any merger, consolidation, amalgamation, share exchange, business combination, issuance of securities, sale of securities, reorganization, recapitalization, tender offer, exchange offer, liquidation, dissolution, extraordinary dividend, or similar transaction involving the Company and a Person or “group” (as defined in Section 13(d) of the 1934 Act) pursuant to which the stockholders of the Company immediately preceding such transaction hold less than eighty percent (80%) of the equity interests in the surviving or resulting entity of such transaction immediately following such transaction; or (iii) any combination of the foregoing.

“Company Adverse Recommendation Change” means any of the following actions by the Company Board or any committee thereof: (i) withholding or withdrawing (or amending, modifying or qualifying in a manner adverse to Parent) or proposing publicly to withhold or withdraw (or amend, modify or qualify in a manner adverse to Parent), the Company Board Recommendation, (ii) failing to make the Company Board Recommendation in the Proxy Statement, subject to the terms and conditions of this Agreement, (iii) approving, recommending, or otherwise declaring or endorsing publicly to be advisable or publicly proposing to approve, adopt or recommend to be advisable any (A) Company Acquisition Proposal or (B) Contract requiring the Company to abandon, terminate or fail to consummate the Merger or any other transaction contemplated by this Agreement or (iv) (x) after public announcement of any Company Acquisition Proposal or any material modification thereto, failing to issue a press release that expressly reaffirms, without qualification, the Company Board Recommendation, within six (6) Business Days following Parent’s written request to do so or (y) following the commencement of any Company Acquisition Proposal that is a tender offer or exchange offer relating to the securities of the Company, (A) publicly be neutral or make any recommendation in connection with such tender offer or exchange offer other than a recommendation against such offer or a temporary “stop, look and listen” communication by the Company Board of the type contemplated by Rule 14d-9(f) under the 1934 Act or (B) fail to send to its stockholders a statement rejecting and recommending against any such tender offer or exchange offer within ten (10) Business Days of such commencement of such tender offer or exchange offer.

“Company Balance Sheet” means the unaudited consolidated balance sheet of the Company as of March 31, 2022 and the footnotes thereto set forth in the Company’s quarterly report on Form 10-Q for the quarter ended March 31, 2022.

“Company Balance Sheet Date” means March 31, 2022.

“Company Disclosure Letter” means the disclosure letter delivered by the Company to Parent and Merger Sub Inc. in connection with, and upon the execution of, this Agreement.

“Company Equity Award” means the Company DSUs, the Company Restricted Shares, the Pool A Performance Awards and Pool B Performance Awards.

“Company Intellectual Property Rights” means all Owned Intellectual Property Rights and all Licensed Intellectual Property Rights.

“Company LTIP” means the Amended and Restated U.S. Well Services, Inc. 2018 Stock Incentive Plan.

“Company Material Adverse Effect” means any event, circumstance, development, occurrence, fact, condition, effect, or change (each, an “Effect”) that, individually or in the aggregate with all other Effects, has had or would reasonably be expected to have a material adverse effect on the business, results of operations or financial condition of the Company and its Subsidiaries, taken as a whole; provided, however, that a Company Material Adverse Effect shall not be deemed to include any Effect (alone or in combination) arising out of, relating to, or resulting from: (i) Effects generally affecting the economy, financial or securities markets, or political conditions; (ii) the execution and delivery or performance of this Agreement, or the announcement, consummation or pendency of the transactions contemplated by this Agreement or the identity of or any facts or circumstances relating to Parent or any of its Affiliates, including the impact of any of the foregoing on the relationships, contractual or otherwise, of the Company or any of its Subsidiaries with customers, suppliers, service providers, employees, Governmental Authorities or any other Persons (provided that this clause (ii) shall not apply to the representations and warranties that, by their terms, speak specifically of the consequences arising out of the execution or performance of this Agreement or the consummation of the transactions contemplated hereby); (iii) any changes in applicable Law or GAAP, in the interpretation of GAAP, in the accounting rules and regulations of the SEC, or other applicable accounting standards; (iv) acts of war or other military actions, terrorism or the escalation thereof; (v) earthquakes, hurricanes, tornadoes or other natural disasters; (vi) general conditions in the industry in which the Company and its Subsidiaries operate; (vii) any failure, in and of itself, by the Company to meet any internal or published projections, forecasts, estimates, or predictions in respect of revenues, earnings, or other financial or operating metrics for any period (it being understood that any Effect underlying such failure may be deemed to constitute, or be taken into account in determining whether there has been or would reasonably be expected to become, a Company Material Adverse Effect, to the extent permitted by this definition and not otherwise excepted by another clause of this proviso); (viii) any change, in and of itself, in the market price or trading volume of the Company’s securities (it being understood that any Effect underlying such change may be deemed to constitute, or be taken into account in determining whether there has been or would reasonably be expected to become, a Company Material Adverse Effect, to the extent permitted by this definition and not otherwise excepted by another clause of this proviso); (ix) any Claim or proceeding for appraisal of any shares of Company Stock pursuant to the DGCL in connection herewith, (x) any epidemic, pandemic or disease outbreak (including the COVID-19 pandemic) or the evolution of any

COVID-19 Measures or other restrictions that relate to, or arise out of, any epidemic, pandemic or disease outbreak (including the COVID-19 pandemic) and any COVID-19 Responses, or (xi) the taking of any action (or the omission of any action) by the Company or any Subsidiary of the Company in accordance with the terms of this Agreement to the extent the taking of such action (or omission) is expressly required or contemplated by this Agreement or such action was taken at the written request of, or with the written consent of, Parent or Merger Sub Inc. (provided that this clause (ix) shall not apply to the representations and warranties that, by their terms, speak specifically of the consequences arising out of the execution or performance of this Agreement or the consummation of the transactions contemplated hereby); provided further, however, that any Effect referred to in clauses (i), (iii), (iv), (v), (vi) or (x) immediately above shall be taken into account in determining whether a Company Material Adverse Effect has occurred or would reasonably be expected to occur to the extent it has a disproportionate effect on the Company and its Subsidiaries, taken as a whole, compared to other participants in the industries in which the Company and its Subsidiaries conduct their businesses.

“Company Product” means all products or services that are being manufactured, marketed, distributed, sold or otherwise commercialized by or on behalf of the Company or any of its Subsidiaries.

“Company Stock” means the Class A common stock, par value $0.0001 per share, of the Company.

“Company Stockholder Approval” means at the Company Stockholders’ Meeting and in accordance with the Company’s organizational documents: (i) the affirmative vote of the holders of a majority of the shares of Company Stock outstanding on the record date for the Company Stockholders’ Meeting and entitled to vote thereon approving and adopting this Agreement and the transactions contemplated thereby, including the Merger, (ii) the affirmative vote of the holders of a majority of the total votes cast with respect to the proposal for the holders of Company Stock to approve the issuance of shares of Company Stock pursuant to the conversion of the Series A Preferred Stock and the Equity Linked Convertible Notes in accordance with Section 3.1(a) (including for the avoidance of doubt pursuant to the COD Amendment) and Section 3.1(b), respectively, under Nasdaq listing rules and without regard to any share caps or other limitations set forth in the Certificate of Designations or the Equity Linked Convertible Notes and (iii) the affirmative vote of the holders of a majority of the shares of Company Stock outstanding on the record date for the Company Stockholders’ Meeting and entitled to vote thereon approving and adopting the COD Amendment.

“Company Technology” means all Owned Technology and all Licensed Technology.

“Company Unaffiliated Stockholders” means holders of Company Stock, excluding Parent and THRC Holdings, LP and any of their Affiliates.

“Competition Laws” means the Sherman Antitrust Act, as amended, the Clayton Antitrust Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, and all other Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization, lessening of competition or restraint of trade.

“Confidentiality Agreement” means that certain letter agreement, dated as of March 4, 2021, by and between ProFrac Services, LLC and U.S. Well Services, LLC.

“Contract” means any agreement, arrangement, contract, understanding, instrument, note, bond, mortgage, indenture, deed of trust, lease, license or other legally binding commitment, whether written or oral.

“COVID-19 Measures” means any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester or any other applicable Law related to COVID-19 (or any other related variance or strain of COVID-19).

“COVID-19 Responses” means any reasonable action taken or omitted to be taken in good faith that is reasonably determined to be necessary or prudent to be, or omitted to be, taken in response to COVID-19 (or any other related variance or strain of COVID-19) or any of the measures described in the definition of “COVID-19 Measures”, including the establishment of any reasonably necessary policy, procedure or protocol.

“Disclosure Letter” means, as the context requires, the Company Disclosure Letter and/or the Parent Disclosure Letter.

“Employee” means any employee of the Company or any of its Subsidiaries.

“Environmental Claim” means any claim, action, suit, proceeding, investigation, Order, demand or written notice alleging potential or actual liability (including liability for investigatory costs, cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries, attorneys’ fees, fines or penalties) arising out of, based on, resulting from or relating to (i) the presence of, Release of, or exposure to any Hazardous Substances; (ii) circumstances forming the basis of any violation of any Environmental Law; or (iii) any other matters covered or regulated by, or for which liability could be imposed under, Environmental Law.

“Environmental Law” means any Law or Order relating to pollution, the protection, restoration or remediation of or prevention of harm to the environment or natural resources, or the protection of human health and safety, including any Law or Order relating to: (i) the exposure to, or Releases or threatened Releases of, Hazardous Substances; (ii) the generation, manufacture, processing, distribution, use, treatment, containment, disposal, storage, transport or handling of Hazardous Substances; or (iii) recordkeeping, notification, disclosure and reporting requirements respecting Hazardous Substances.

“Environmental Permits” means all Governmental Authorizations relating to or required by Environmental Law.

“Equity Linked Convertible Notes” means those outstanding convertible promissory notes convertible into Company Stock and issued in accordance with that certain Note Purchase Agreement dated as of June 24, 2021, as amended, by and among the Company, Parent Predecessor, THRC Holdings, L.P., Crestview III USWS TE, LLC, Crestview III USWS TE, LLC, and Wilmington Savings Fund Society, FSB, as collateral agent for the purchaser parties thereto, as each of such promissory notes may be amended, restated or otherwise modified from time to time following the date hereof, including the Convertible Note Amendments.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations issued thereunder.

“ERISA Affiliate” of any entity means each entity that is or was at any time treated as a single employer with such entity for purposes of Section 4001(b)(1) of ERISA or Section 414(b), (c), (m) or (o) of the Code.

“Exploit” or “Exploitation” means to research, design, develop, implement, use, reproduce, modify and otherwise create improvements or derivative works based upon, make, have made, assemble, test, support, display, perform (whether publicly or otherwise), publish, transmit, broadcast, sell, offer to sell, import, distribute and otherwise dispose of, commercialize or exploit, or authorize any third party Person to do any of the foregoing.

“February Term C Loan Warrants” means those outstanding warrants of the Company issued in accordance with that certain Warrant Agreement, dated as of February 28, 2022, by and between the Company and Continental Stock Transfer & Trust Company, as each may be amended, restated or otherwise modified from time to time following the date hereof.

“Fraud” means actual fraud by a Person, which involves a knowing and intentional or willful misrepresentation or omission of a material fact with respect to the making of any representation or warranty set forth in this Agreement and made for the purpose of inducing the other Party to act, and upon which the other Party justifiably and actually relies with resulting losses, provided that such misrepresentation or omission shall only be deemed to exist if any of the individuals listed on Schedule 1.1 with respect to the Company or Parent, as applicable, had actual knowledge that the representations and warranties made by the applicable Party were actually breached when made with the express intention that the other Party relies thereon to its detriment and does not include any fraud claim based on negligent misrepresentation, recklessness or any equitable fraud or promissory fraud.

“GAAP” means generally accepted accounting principles in the United States.

“Governmental Authority” means any (i) nation or government, any federal, state, city, town, municipality, county, local or other political subdivision thereof or thereto and any department, commission, board, bureau, instrumentality, agency, merger control authority, in each case of competent jurisdiction, (ii) any arbitrator, tribunal or federal, state, local or foreign court, in each case of competent jurisdiction, (iii) any national securities exchange on which the securities of the Company or Parent are listed, or (iv) other governmental entity or quasi-governmental entity created or empowered under a statute (or rule, regulation or ordinance promulgated thereunder) or at the direction of any governmental authority, including those set forth in clauses (i), (ii) or (iii) of this definition, and that is empowered thereunder or thereby to exercise executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government, in each case of competent jurisdiction.

“Governmental Authorization” means any licenses, approvals, clearances, permits, certificates, waivers, consents, exemptions, variances, expirations and terminations of any waiting period requirements (including pursuant to Competition Laws), and notices, filings, registrations, qualifications, declarations and designations with, and other authorizations and approvals issued by or obtained from a Governmental Authority.

“Hazardous Substance” means any material, substance, chemical, or waste (or combination thereof) (i) to which liability or standards of conduct may be imposed, or that requires or may require reporting or investigation under Environmental Law; (ii) that is listed, defined, designated, regulated or classified as “hazardous,” “toxic,” “radioactive,” “dangerous,” a “pollutant,” a “contaminant,” “petroleum,” “oil,” or words of similar meaning or effect under Environmental Law; (iii) any emerging contaminants including, but not limited to, per- and polyfluoroalkyl substances (PFAS) or (iv) that can form the basis of any liability under Environmental Law.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Inbound Intellectual Property Contracts” means any Contracts pursuant to which the Company or any of its Subsidiaries has the right to Exploit any Licensed Intellectual Property Rights or Licensed Technology, including all modifications, amendments and supplements thereto and waivers thereunder.

“Intellectual Property Contracts” means the Inbound Intellectual Property Contracts and the Outbound Intellectual Property Contracts.

“Intellectual Property Rights” means any and all intellectual property rights throughout the world, whether registered or not, including without limitation, all (i) patents (including all reissues, divisionals, provisionals, continuations and continuations-in-part, re-examinations, renewals, substitutions and extensions thereof), patent applications and other patent rights and any other Governmental Authority-issued indicia of invention ownership (including inventor’s certificates, petty patents and patent utility models) (collectively, “Patents”), (ii) copyrights in works of authorship of any type and all rights, title and interests in all copyrights, copyright registrations and applications for copyright registration, certificates of copyright and copyrighted interests throughout the world (collectively, “Copyrights”); (iii) trade names, trademarks and service marks, logos, corporate names, domain names and other Internet addresses or identifiers, trade dress and similar rights, and applications (including intent to use applications) to register any of the foregoing and all goodwill associated therewith throughout the world (collectively, “Marks”); (iv) rights, title and interests in all trade secrets and trade secret rights arising under common law, state law, federal law or laws of foreign countries, in each case to the extent any of the foregoing derives economic value (actual or potential) from not being generally known to other Persons who can obtain economic value from its disclosure or use (collectively, “Trade Secrets”); and (v) moral rights, publicity rights and any other intellectual property rights or other rights similar, corresponding or equivalent to any of the foregoing of any kind or nature anywhere in the world.

“Intervening Event” means any material event, condition, fact, occurrence, change or development that is not known or reasonably foreseeable to the Company Board as of the date of this Agreement, which event, condition, fact, occurrence, change or development becomes known to the Company Board prior to receipt of the Company Stockholder Approval; provided, however, that in no event shall any event, condition, fact, occurrence, change or development resulting from or arising out of any of the following give rise to an Intervening Event: (i) any Company Acquisition Proposal, (ii) any actions taken by Parent or the Company in accordance with Section 8.1 or the consequences of any such action,(iii) the fact that the Company or its Subsidiaries have exceeded or met (or the failure of Parent to meet) any internal or published projections, forecasts or predictions in respect of financial or operating performance for any period ending on or after the date hereof and (iv) any change in the market price or trading volume of the Company’s securities or Parent’s securities; provided, however, with respect to clauses (iii) and (iv), nothing shall prevent a Party from asserting that any event, condition, fact, occurrence, change or development that may have contributed to exceeding or meeting (or, with respect to Parent, failing to meet) such projections, forecasts or predictions or such change in market price or trading volume may be taken into account in determining whether there has been an Intervening Event if not otherwise excluded.

“Investor Persons” means Crestview III USWS, L.P. and Crestview III USWS TE, LLC.

“knowledge” means (i) with respect to the Company, the actual knowledge of each of the individuals listed in Section 1.1 of the Company Disclosure Letter, after reasonable inquiry by such individual, and (ii) with respect to Parent, the actual knowledge of each of the individuals listed in Section 1.1 of the Parent Disclosure Letter, after reasonable inquiry by such individual. With respect to Intellectual Property Rights and Technology, “knowledge” does not require the Company to conduct, have conducted, obtain, or have obtained any freedom to operate opinions or similar opinions of counsel or any Patents, trademarks or other Intellectual Property Rights clearance searches, and no knowledge of any third party Patents, trademarks, or other Intellectual Property Rights that would have been revealed by such inquiries, opinions or searches will be imputed to the Company.

“Laws” means any United States, federal, state or local or any foreign law (in each case, statutory, common or otherwise), constitution, treaty, convention, ordinance, code, rule, statute, regulation or other similar requirement enacted, issued, adopted, promulgated, entered into or applied by a Governmental Authority.

“Licensed Intellectual Property Rights” means any and all Intellectual Property Rights that are licensed or sublicensed to, or subject to a covenant not to sue for the benefit of, the Company or any of its Subsidiaries.

“Licensed Technology” means any and all Technology that is licensed or sublicensed to, or subject to a covenant not to sue for the benefit of, the Company or any of its Subsidiaries.

“Lien” means, with respect to any property or asset, any mortgage, lien, pledge, charge, security interest, encumbrance or limitation on transfer (other than such a limitation arising under federal or state securities Laws) in respect of such property or asset. For purposes of this Agreement, a Person shall be deemed to own subject to a Lien any property or asset that it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such property or asset.

“March Term C Loan Warrants” means those outstanding warrants of the Company issued in accordance with that certain Warrant Agreement, dated as of March 1, 2022, by and between the Company and Continental Stock Transfer & Trust Company, as each may be amended, restated or otherwise modified from time to time following the date hereof.

“Nasdaq” means Nasdaq Global Select Market.

“Open Source Software” means any software that contains or is derived in any manner (in whole or in part) from any software, code or libraries that are distributed as free software or as open source software or under any licensing or distribution models similar to open source, or any other license or distribution model which seeks to require any party which uses, modifies or distributes such software, code or libraries to make such software, code or libraries (or modification or derivative work thereof) or any other software, code or libraries which may be combined with or linked thereto available in source code form or which may impose any other obligation or restriction with respect to such party’s Patent or other Intellectual Property Rights.

“Order” means any order, writ, injunction, decree, consent decree, judgment, award, injunction, settlement or stipulation issued, promulgated, made, rendered or entered into by or with any Governmental Authority (in each case, whether temporary, preliminary or permanent).

“Outbound Intellectual Property Contracts” means any Contracts pursuant to which the Company or any of its Subsidiaries grants to any Person (other than the Company or its Subsidiaries) any right, license, or covenant not to sue with respect to any Intellectual Property Rights or Technology, including all modifications, amendments and supplements thereto and waivers thereunder.

“Owned Intellectual Property Rights” means any and all Intellectual Property Rights owned or purported to be owned by the Company or any of its Subsidiaries.

“Owned Technology” means any and all Technology owned or purported to be owned by the Company or any of its Subsidiaries, including, without limitation, the Technology that the Company purports to own as set forth in its securities filings, on its website, and in other public statements.

“Parent Balance Sheet” means the consolidated balance sheet of the Parent Predecessor as of December 31, 2021 and the footnotes thereto set forth in the Prospectus.

“Parent Balance Sheet Date” means December 31, 2021.

“Parent Disclosure Letter” means the disclosure letter delivered by Parent to the Company in connection with, and upon the execution of, this Agreement.

“Parent Material Adverse Effect” means any Effect that, individually or in the aggregate with all other Effects, has had or would reasonably be expected to have a material adverse effect on the business, results of operations or financial condition of Parent and its Subsidiaries, taken as a whole; provided, however, that a Parent Material Adverse Effect shall not be deemed to include any Effect (alone or in combination) arising out of, relating to, or resulting from: (i) Effects generally affecting the economy, financial or securities markets, or political conditions; (ii) the execution and delivery or performance of this Agreement, or the announcement, consummation or pendency of the transactions contemplated by this Agreement or the identity of or any facts or circumstances relating to the Company or any of its Affiliates, including the impact of any of the foregoing on the relationships, contractual or otherwise, of Parent or any of its Subsidiaries with customers, suppliers, service providers, employees, Governmental Authorities or any other Persons (provided that this clause (ii) shall not apply to the representations and warranties that, by their terms, speak specifically of the consequences arising out of the execution or performance of this Agreement or the consummation of the transactions contemplated hereby); (iii) any changes in applicable Law or GAAP, in the interpretation of GAAP, in the accounting rules and regulations of the SEC, or other applicable accounting standards; (iv) acts of war or other military actions, terrorism or the escalation thereof; (v) earthquakes, hurricanes, tornadoes or other natural disasters; (vi) general conditions in the industry in which Parent and its Subsidiaries operate; (vii) any failure, in and of itself, by Parent to meet any internal or published projections, forecasts, estimates, or predictions in respect of revenues, earnings, or other financial or operating metrics for any period (it being understood that any Effect underlying such failure may be deemed to constitute, or be taken into account in determining whether there has been or would reasonably be expected to become, a Parent Material Adverse Effect, to the extent permitted by this definition and not otherwise excepted by another clause of this proviso); (viii) any change, in and of itself, in the market price or trading volume of Parent’s securities (it being understood that any Effect underlying such change may be deemed to constitute, or be taken into account in determining whether there has been or would reasonably be expected to become, a Parent Material Adverse Effect, to the extent permitted by this definition and not otherwise excepted by another clause of this proviso); (ix) any Claim or proceeding for appraisal of any shares of Parent Stock pursuant to the DGCL in connection herewith, (x) any epidemic, pandemic or disease outbreak (including the COVID-19 pandemic) or the evolution of any COVID-19 Measures or other restrictions that relate to, or arise out of, any epidemic, pandemic or disease outbreak (including the COVID-19 pandemic) and any COVID-19 Responses, or (xi) the taking of any action (or the omission of any action) by Parent or any Subsidiary of Parent in accordance with the terms of this Agreement to the extent the taking of such action (or omission) is expressly required or contemplated by this Agreement or such action was taken at the written request of, or with the written consent of, the Company (provided that this clause (ix) shall not apply to the representations and warranties that, by their terms, speak specifically of the consequences arising out of the execution or performance of this Agreement or the consummation of the transactions contemplated hereby); provided further, however, that any Effect referred to in clauses (i), (iii), (iv), (v), (vi) or (x) immediately above shall be taken into account in determining whether a Parent Material Adverse Effect has occurred or would reasonably be expected to occur to the extent it has a disproportionate effect on Parent and its Subsidiaries, taken as a whole, compared to other participants in the industries in which Parent and its Subsidiaries conduct their businesses.

“Parent Predecessor” means ProFrac Holdings, LLC.

“Parent Stock” means the Class A common stock, par value $0.01 per share, of Parent.

“Parent Stock Issuance” means the issuance of shares of Parent Stock to the holders of Company Stock and Company Equity Awards in connection with the Merger.

“Parent Stockholder Approval” means the affirmative vote of the holders of a majority of the shares of Parent Stock entitled to vote with respect to the approval of the Parent Stock Issuance.

“Parent Trading Price” means an amount equal to the average of the volume weighted average price per share of Parent Stock on Nasdaq (as reported by Bloomberg L.P. or, if not reported therein, in another authoritative source mutually selected by Parent and the Company) on each of the ten (10) consecutive trading days ending with the complete trading day immediately prior to the Effective Time.

“Parent Unaffiliated Stockholders” means the holders of Parent Stock, excluding THRC Holdings, LP and its Affiliates.

“Permitted Liens” means (i) Liens for Taxes not yet due and payable for which adequate reserves (as determined in accordance with GAAP) have been established on the Company Balance Sheet or Parent Balance Sheet, as applicable, (ii) Liens in favor of vendors, carriers, warehousemen, repairmen, mechanics, workmen, materialmen, construction or similar Liens or other encumbrances arising in the ordinary course of business with respect to amounts not yet overdue or the validity of which is being contested in good faith by appropriate proceedings or that are otherwise not material, (iii) Liens reflected in the Company Balance Sheet or Parent Balance Sheet, as applicable, (iv) with respect to any real property, Liens that do not materially impair the value or use of such real property or are being contested in the ordinary course of business in good faith, (v) Liens imposed or promulgated by operation of applicable Law with respect to real property and improvements, including zoning regulations, permits, licenses, utility easements, rights of way and similar Liens imposed or promulgated by any Governmental Authority, and (vi) with respect to any real property, title defects or irregularities that would not, individually or in the aggregate, reasonably be expected to materially impair the continued use and operation of the assets to which they relate in the business of the Company or Parent, as applicable, and its Subsidiaries as presently conducted or are being contested in the ordinary course of business in good faith and (vii) solely with respect to Section 4.14(c), Section 4.15(a) and Section 4.18(b), grants of non-exclusive licenses or other non-exclusive rights with respect to Intellectual Property Rights or Technology that do not, in each case, otherwise contain or constitute a mortgage, lien, pledge, charge, security interest, encumbrance, or limitation on transfer.

“Person” means an individual, group (within the meaning of Section 13(d)(3) of the 1934 Act), corporation, partnership, limited liability company, association, company, joint venture, estate, trust, association, or other entity or organization of any kind or nature, including a Governmental Authority.

“Personal Information” means any information that identifies or that, in combination with other information, can be used to identify a natural person, including such information of employees, contractors and customers of the Company or its Subsidiaries, that is protected under Privacy Laws.

“Placement Agent Warrants” means those outstanding placement agent common stock warrants of the Company issued on March 11, 2022, as each may be amended, restated or otherwise modified from time to time following the date hereof.

“Pool A Amended Payout Shares” means, with respect to a Pool A Performance Award, the number equal to the quotient obtained by dividing (i) the Accumulated Cash Award Value with respect to such Pool A Performance Award as of the Pool A Determination Date by (ii) the Pool A Conversion Factor.

“Pool A Conversion Factor” means $1.22.

“Pool A Determination Date” means July 19, 2022.

“Pool A Payout Shares” means, with respect to a Pool A Performance Award, the number equal to the quotient obtained by dividing (i) the Accumulated Cash Award Value with respect to such Pool A Performance Award as of the Effective Time by (ii) the Pool A Conversion Factor.

“Pool A Performance Award” means a Performance Award (Pool A) as granted under the Company LTIP as evidenced by that certain U.S. Well Services, Inc. Terms and Conditions Performance Award (Pool A).

“Pool B Amended Payout Shares” means, with respect to a Pool B Performance Award, the number equal to the quotient obtained by dividing (i) the Accumulated Cash Award Value with respect to such Pool B Performance Award as of the Pool B Determination Date by (ii) the Pool B Conversion Factor.

“Pool B Conversion Factor” means $1.078.

“Pool B Determination Date” means July 19, 2022.

“Pool B Payout Shares” means, with respect to a Pool B Performance Award, the number equal to the quotient obtained by dividing (i) the Accumulated Cash Award Value with respect to such Pool B Performance Award as of the Effective Time by (ii) the Pool B Conversion Factor.

“Pool B Performance Award” means a Performance Award (Pool B) as granted under the LTIP as evidenced by that certain U.S. Well Services, Inc. Terms and Conditions Performance Award (Pool B).

“Privacy Laws” means applicable Laws in respect of, or standards imposed by self-regulatory organizations that apply to, Processing and includes, without limitation, the Gramm-Leach-Bliley Act, 15 U.S.C. § 6801 et seq., the Health Insurance Portability and Accountability Act of 1996 (42 U.S.C. §§ 1320d—1329d-8), as amended by the Health Information Technology for Economic and Clinical Health Act (42 U.S.C. §§ 3000 et seq.), and their implementing regulations, the Data Protection Directive (95/46/EC) as implemented in each relevant EU member state and the Payment Card Industry Data Security Standard.

“Proceeding” means any suit, action, claim, proceeding, arbitration, mediation, audit or hearing (in each case, whether civil, criminal or administrative) commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Authority.

“Processing” means the collection, use, storage, distribution, transfer, protection, disclosure or disposal of, or other action taken regarding, (i) Personal Information or (ii) ‘personal data’ as that term is understood under any applicable Laws.

“Prospectus” means that certain prospectus filed by Parent pursuant to Rule 424(b)(4) of the 1933 Act dated May 12, 2022.

“RDO Warrant” means those outstanding warrants of the Company issued in a registered direct offering on March 11, 2022.

“Release” means any release, spill, emission, discharge, leaking, pouring, dumping or emptying, pumping, injection, deposit, disposal, dispersal, leaching or migration into the indoor or outdoor environment (including soil, ambient air, surface water, groundwater and surface or subsurface strata) or into or out of any property, including the movement of Hazardous Substances through or in the air, soil, surface water, groundwater or property.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002, as amended.

“SEC” means the Securities and Exchange Commission.

“Series A Warrants” means those outstanding warrants of the Company issued in accordance with that certain Warrant Agreement, dated as of May 24, 2019, by and between the Company and Continental Stock Transfer & Trust Company, as each may be amended, restated or otherwise modified from time to time following the date hereof.

“SPAC Warrants” means those outstanding warrants of the Company issued in accordance with that certain Warrant Agreement, dated as of March 9, 2017, by and between the Company and Continental Stock Transfer & Trust Company, as each may be amended, restated or otherwise modified from time to time following the date hereof.

“Subsidiary” means, with respect to any Person, another Person (other than a natural person), of which such first Person (i) owns directly or indirectly (a) an aggregate amount of the voting securities, other voting ownership or voting partnership interests to elect or appoint a majority of the board of directors or other governing body or (b) if there are no such voting interests, 50% or more of the equity interests therein or (ii) has the right to appoint 50% or more of the directors or managers.

“Superior Proposal” means a bona fide written Company Acquisition Proposal from any Person (other than Parent and its Subsidiaries or Affiliates) (with all references to “20% or more” in the definition of Company Acquisition Proposal being deemed to reference “50% or more” and all references to “80% or less” in the definition of Company Acquisition Proposal being deemed to reference “50% or less”), which the Company Board has, after consultation with the Company’s outside financial advisors and outside legal counsel, determined in its good faith judgment, (i) is reasonably expected to be consummated on the terms proposed and (ii) would, if consummated, result in a transaction more favorable to its stockholders (in their capacity as such) than the transactions contemplated by this Agreement after taking into account all legal, financial, regulatory and other aspects of such Company Acquisition Proposal (including the existence of financing conditions, the conditionality of any financing commitments and the likelihood and timing of consummation (as compared to the transactions contemplated hereby)) and such other matters that the Company Board deems relevant.

“Tax” means any tax, including gross receipts, profits, sales, use, occupation, value added, ad valorem, transfer, franchise, withholding, payroll, employment, capital, goods and services, gross income, business, environmental, severance, service, service use, unemployment, social security, national insurance, stamp, custom, escheat, excise or real or personal property, alternative or add-on minimum or estimated taxes, or other like assessment or charge of any kind whatsoever, together with any interest, penalty, addition to tax or additional amount imposed with respect thereto, whether disputed or not.

“Tax Return” means any report, return, document, declaration or other information or statement with respect to Taxes, including information returns, any documents with respect to or accompanying payments of estimated Taxes, or with respect to or accompanying requests for the extension of time in which to file any such report, return, document, declaration or other information, and in all cases including any schedule or attachment thereto or amendment thereof.

“Tax Sharing Agreement” means all existing agreements binding a party or any of its Subsidiaries that provide for the allocation, apportionment, sharing or assignment of any Tax liability or benefit (excluding any indemnification agreement or arrangement pertaining to the sale or lease of assets or subsidiaries and any commercially reasonable indemnity, sharing or similar agreements or arrangements where the inclusion of a Tax indemnification or allocation provision is customary or incidental to an agreement the primary nature of which is not Tax sharing or indemnification).

“Taxing Authority” means any Governmental Authority responsible for the imposition, administration or collection of any Tax, assessment or charge (domestic or foreign).

“Technology” means, collectively, any technology, information, or tangible embodiments of any Intellectual Property Rights, in electronic, written or any other form, including without limitation designs, formulae, specifications, research and development information, technical information, design and manufacturing schematics, manufacturing and other processes, procedures, algorithms, data, databases, methods, techniques, ideas, know-how, concepts, inventions, invention disclosures, discoveries, developments, creations, works of authorship, improvements, derivative works, products, hardware, and software and other similar materials (including firmware or software in the form of source code, object code, byte code or other format and any bug fixes, patches, updates, upgrades or modifications thereto).

“Third Party” means any Person other than Parent, the Company or any of their respective Affiliates.

“Treasury Regulations” means the regulations promulgated under the Code.

“Warrants” means, collectively, the SPAC Warrants, the Series A Warrants, the February Term C Loan Warrants, the March Term C Loan Warrants, the Placement Agent Warrants and the RDO Warrants.

“Willful Breach” means a material breach of this Agreement that is the consequence of an act or omission by the breaching party with the actual knowledge that the taking of such act or failure to take such action would result in or constitute such a material breach, provided that such actual knowledge shall only be deemed to exist with respect to the Company or Parent, as applicable, had actual knowledge that such action or failure to take action would result in such breach.

Section 1.2 Table of Definitions. Each of the following terms is defined in the Section set forth opposite such term:

Term	Section
Acceptable Confidentiality Agreement	Section 6.4(b)(i)
Agreement	Preamble
Award Amendments	Section 6.2(c)
Book-Entry Shares	Section 3.2(c)
Certificate	Section 3.2(c)
Certificate of Merger	Section 2.3
Closing	Section 2.2
COBRA	Section 4.18(d)
COD Amendment	Section 6.2(b)
Code	Recitals
Company	Preamble
Company Board	Recitals
Company Board Recommendation	Section 6.5
Company Capitalization Date	Section 4.5(a)
Company DSU	Section 3.8(b)
Company Indemnified Party	Section 7.4(a)
Company Material Contract	Section 4.20(a)
Company Plan	Section 4.18(a)
Company Preferred Stock	Section 4.5(a)
Company Real Property	Section 4.14(b)
Company Restricted Share	Section 3.8(a)
Company SEC Documents	Section 4.7(a)
Company Securities	Section 4.5(e)
Company Special Committee	Recitals
Company Stockholders’ Meeting	Section 6.5
Company Subsidiary Securities	Section 4.6(b)
Company Termination Fee	Section 10.3(a)
Company Transaction Litigation	Section 8.8
Continuing Employee	Section 7.6(b)
Convertible Note Amendments	Section 6.2(a)
D&O Insurance	Section 7.4(b)
DGCL	Section 2.1(a)

Effective Time	Section 2.3
End Date	Section 10.1(b)(i)
Exchange Agent	Section 3.6(a)
Exchange Fund	Section 3.6(a)
Exchange Ratio	Section 3.2(b)
Expenses	Section 10.3(c)
Financing	Section 8.2(a)
Foreign Company Plan	Section 4.18(a)
Information Statement	Section 8.3
Internal Controls	Section 4.7(g)
Merger Consideration	Section 3.2(b)
Merger	Recitals
Merger Sub Inc.	Preamble
Multiemployer Plan	Section 4.18(c)
Owned Real Property	Section 4.14(a)
Parent	Preamble
Parent Board	Recitals
Parent Class B Common Stock	Section 5.5(a)
Parent Preferred Stock	Section 5.5(a)
Parent RSUs	Section 5.5(a)
Parent SEC Documents	Section 5.6(a)
Parent Securities	Section 5.5(b)
Parent Special Committee	Recitals
Party or Parties	Preamble
Plan Termination Notice	Section 7.6(c)
Premium Cap	Section 7.4(b)
Proxy Statement	Section 8.3
RDO Warrants	Section 1.1
Real Property Leases	Section 4.14(b)
Registration Statement	Section 8.3
Representatives	Section 8.6(a)
Rollover Warrants	Section 3.9
Series A Preferred Stock	Section 4.5(a)
Solvent	Section 5.10
Support Agreements	Recitals
Surviving Corporation	Section 2.1(a)
Surviving Corporation Stock	Section 3.2(d)
U.S. Company Plan	Section 4.18(a)
Warrant Sale	Recitals

Section 1.3 Other Definitional and Interpretative Provisions. The words “hereof,” “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The descriptive headings used herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement. References to Articles, Sections, Exhibits and Schedules are to Articles, Sections, Exhibits and Schedules of this Agreement unless otherwise specified. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein, shall have the meaning as defined in this Agreement. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. The definitions contained in this Agreement are applicable to the masculine as well as to the feminine and neuter genders of such term. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation,” whether or not they are in fact followed by those words or words of like import. References to “ordinary course of business” shall mean “ordinary course of business consistent with past practice”. “Writing,” “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. References to any statute shall be deemed to refer to such statute and to any rules or regulations promulgated thereunder. References to any Contract are to that Contract as amended, modified or supplemented (including by waiver or consent) from time to time in accordance with the terms hereof and thereof. References to “the transactions contemplated by this Agreement” or words with a similar import shall be deemed to include the Merger. References to any Person include the successors and permitted assigns of that Person. References herein to “$” or dollars will refer to United States dollars, unless otherwise specified. References from or through any date mean, unless otherwise specified, from and including such date or through and including such date, respectively. References to any period of days will be deemed to be to the relevant number of calendar days unless otherwise specified. The phrase “made available” with respect to documents shall mean any documents filed or furnished with the SEC prior to the date of this Agreement or, in the case of the Company, made available in the Datasite virtual data room created by the Company on June 8, 2022 on or prior to the date that is one calendar day prior to the date hereof. In the event an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the Parties, and no presumption or burden of proof will arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement.

ARTICLE II

THE MERGER

Section 2.1 The Merger. Upon the terms and subject to the conditions of this Agreement:

(a) at the Effective Time, Merger Sub Inc. will be merged with and into the Company in accordance with the provisions of the General Corporation Law of the State of Delaware (the “DGCL”). As a result of the Merger, the separate existence of Merger Sub Inc. shall cease and the Company shall continue its existence under the laws of the State of Delaware as the surviving corporation (in such capacity, the Company is sometimes referred to herein as the “Surviving Corporation”) as an indirect subsidiary of Parent; and

(b) at the Effective Time, the effect of the Merger shall be as provided in this Agreement, the Certificate of Merger, and in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, agreements, powers and franchises, debts, liabilities, duties and obligations of Merger Sub Inc. and the Company shall become the property, rights, privileges, agreements, powers and franchises, debts, liabilities, duties and obligations of the Surviving Corporation.

Section 2.2 The Closing. Subject to the provisions of this Agreement, the closing of the Merger (the “Closing”) shall take place at the offices of Brown Rudnick LLP, 7 Times Square, New York, NY 10036 or remotely by exchange of documents and signatures (or their electronic counterparts), promptly following the Effective Time, and in any case no later than the second (2nd) Business Day following the satisfaction or, to the extent permitted hereunder, waiver of the conditions set forth in Article IX (except for any conditions that by their nature can only be satisfied on the Closing Date, but subject to the satisfaction of such conditions or waiver by the Party entitled to waive such conditions), unless another date, time or place is agreed to in writing by Parent and the Company.

Section 2.3 Effective Times. Subject to the provisions of this Agreement, as soon as practicable on the Closing Date, the Parties shall file with the Secretary of State of the State of Delaware the certificate of merger relating to the Merger (the “Certificate of Merger”) in such form as is required by, and executed and acknowledged in accordance with, the relevant provisions of the DGCL. The Merger shall become effective at the time that the Certificate of Merger has been duly filed with the Secretary of State of the State of Delaware, or at such later time as Parent and the Company shall agree and specify in the Certificate of Merger (the time the Merger becomes effective, the “Effective Time”).

Section 2.4 Surviving Corporation Matters.

(a) At the Effective Time, the certificate of incorporation and bylaws of the Company, as in effect immediately prior to the Effective Time, shall continue to be the certificate of incorporation and bylaws of the Surviving Corporation until further amended as provided therein or in accordance with applicable Law.

(b) The parties shall take all requisite action so that, from and after the Effective Time, until their successors have been duly elected or appointed and qualified, or until their earlier death, resignation or removal: (i) the directors of Merger Sub Inc. immediately prior to the Effective Time shall be the directors of the Surviving Corporation and (ii) the officers of Merger Sub Inc. immediately prior to the Effective Time shall be the officers of the Surviving Corporation.

ARTICLE III

EFFECT ON THE CAPITAL STOCK;

EXCHANGE OF CERTIFICATES

Section 3.1 Series A Preferred Stock, Equity Linked Convertible Notes and Warrants.

(a) The Company shall take all requisite action so that, effective as of immediately prior to the Effective Time, (i) each holder of Series A Preferred Stock issued and outstanding at such time may convert such stock into shares of Company Stock at the Merger Conversion Ratio (as defined in the COD Amendment), and (ii) any shares of Series A Preferred Stock issued and outstanding immediately prior to the Effective Time not so converted by the holder pursuant to the foregoing clause (i) shall automatically convert into shares of Company Stock in accordance with Section 8(b) of the Certificate of Designations. Any shares of Company Stock issued upon conversion under clause (i) and (ii) shall be subject to the treatment set forth in Section 3.2(b) (treating such shares in the same manner as all other outstanding shares of Company Stock for such purposes).

(b) The Company shall take all requisite action so that, effective as of immediately prior to the Effective Time, each Equity Linked Convertible Note issued and outstanding at such time shall automatically convert into a number of shares of Company Stock equal to the quotient obtained by dividing (i) the amount of outstanding aggregate principal amount, plus accrued and unpaid interest, owing under such Equity Linked Convertible Note through the date immediately prior to the Closing Date, by (ii) $1.22, which shares of Company Stock shall be subject to the treatment set forth in Section 3.2(b) (treating such shares in the same manner as all other outstanding shares of Company Stock for such purposes).

(c) At the Effective Time, each February Term C Loan Warrant and each March Term C Loan Warrant issued and outstanding immediately prior to the Effective Time (which shall be held by Parent pursuant to the Warrant Sale) shall be automatically cancelled and shall cease to exist and no consideration shall be delivered in exchange therefor.

Section 3.2 Effect of the Merger on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of any holder of any securities of the Company or Merger Sub Inc.:

(a) All shares of Company Stock that are owned, directly or indirectly, by Parent, the Company (including shares held as treasury stock or otherwise) or Merger Sub Inc. immediately prior to the Effective Time shall be automatically cancelled and retired and shall cease to exist and no consideration shall be delivered in exchange therefor.

(b) Each share of Company Stock issued and outstanding immediately prior to the Effective Time (other than shares to be cancelled in accordance with Section 3.2(a), but including shares of Company Stock (A) deemed to have been issued in respect of any Series A Preferred Stock converted pursuant to Section 3.1(a) or any Equity Linked Convertible Notes converted pursuant to Section 3.1(b) or (B) paid to the holder of a vested Company Equity Award immediately prior to the Effective Time pursuant to Section 3.8) shall be converted automatically into the right to receive 0.0561 (the “Exchange Ratio”) of a validly issued, fully paid and non-assessable share of Parent Stock (the “Merger Consideration”).

(c) As of the Effective Time, all shares of Company Stock converted into the Merger Consideration pursuant to this Section 3.2 shall cease to be outstanding and shall automatically be cancelled and shall cease to exist, and each holder of (1) a certificate that immediately prior to the Effective Time represented any such shares of Company Stock (a “Certificate”) or (2) shares of Company Stock held in book-entry form (“Book-Entry Shares”) shall cease to have any rights with respect thereto, except (subject to Section 3.6) (A) the right to receive the Merger Consideration and (B) the right to receive any other amounts expressly provided herein, in each case, without interest, subject to compliance with the procedures set forth in Section 3.6.

(d) Each share of capital stock of Merger Sub Inc. issued and outstanding immediately prior to the Effective Time shall be converted into one validly issued, fully paid and nonassessable share of common stock, par value $0.001 per share, of the Surviving Corporation (the “Surviving Corporation Stock”).

Section 3.3 Certain Adjustments. Notwithstanding anything in this Agreement to the contrary, if, from the date of this Agreement until the earlier of (i) the Effective Time or (ii) any termination of this Agreement in accordance with Section 10.1, the outstanding shares of Parent Stock or Company Stock shall have been changed into a different number of shares or a different class by reason of any reclassification, stock split (including a reverse stock split), recapitalization, split-up, combination, exchange of shares, readjustment, or other similar transaction, or a stock or cash dividend thereon shall be declared with a record date within said period, then the Exchange Ratio, the Pool A Conversion Factor, the Pool B Conversion Factor and any other similarly dependent items, as the case may be, shall be appropriately adjusted to provide Parent and the holders of Company Stock the same economic effect as contemplated by this Agreement prior to such event. Nothing in this Section 3.3 shall be construed to permit any Party to take any action that is otherwise prohibited or restricted by any other provision of this Agreement.

Section 3.4 Fractional Shares. No certificates or scrip representing fractional shares of Parent Stock shall be issued upon the conversion of shares of Company Stock pursuant to Section 3.2, and such fractional share interests shall not entitle the owner thereof to any shares of Parent Stock or to vote or to any other rights of a holder of Parent Stock. All fractional shares to which a single record holder of Company Stock would be otherwise entitled to receive shall be aggregated and calculations shall be rounded to three (3) decimal places. In lieu of any such fractional shares, each holder of Company Stock who would otherwise be entitled to such fractional shares shall be entitled to an amount in cash, without interest, rounded to the nearest cent, equal to the product of (A) the amount of the fractional share interest in a share of Parent Stock to which such holder would, but for this Section 3.4, be entitled under Section 3.2(b) and (B) the Parent Trading Price. As soon as practicable after the determination of the amount of cash, if any, to be paid to holders of Company Stock in lieu of any fractional share interests in Parent Stock, the Exchange Agent shall make available such amounts, without interest, to the holders of Company Stock entitled to receive such cash.

Section 3.5 Appraisal Rights. Appraisal rights are available in connection with the Merger solely to the extent required by the DGCL.

Section 3.6 Exchange of Company Stock.

(a) Prior to the Effective Time, Parent shall enter into a customary exchange agreement with a nationally recognized financial institution designated by Parent and reasonably acceptable to the Company (the “Exchange Agent”), and shall deposit with the Exchange Agent for the benefit of the holders of shares of Company Stock entitled to receive the Merger Consideration, for exchange in accordance with this Article III, through the Exchange Agent, subject to Section 3.6(b)(ii), book-entry shares (or certificates if requested) representing the full number of whole shares of Parent Stock issuable pursuant to Section 3.2 in exchange for outstanding shares of Company Stock. Parent shall, after the Effective Time on the appropriate payment date, if applicable, provide or cause to be provided to the Exchange Agent any dividends or other distributions payable on such shares of Parent Stock pursuant to Section 3.6(c) which had not theretofore been surrendered for exchange or been exchanged pursuant to Section 3.6(b)(ii) (such shares of Parent Stock and any dividends or other distributions with respect thereto, are hereinafter referred to as the “Exchange Fund”). For the purposes of such deposit, Parent shall assume that there will not be any fractional shares of Parent Stock. Parent shall make available to the Exchange Agent, for addition to the Exchange Fund, from time to time as needed, cash sufficient to pay cash in lieu of fractional shares in accordance with Section 3.4. The Exchange Agent shall deliver the Merger Consideration to be issued pursuant to Section 3.2 out of the Exchange Fund. Except as provided in Section 3.6(h), the Exchange Fund shall not be used for any other purpose.

(b) Exchange Procedures.

(i) Certificates. Parent shall instruct the Exchange Agent to mail, as soon as reasonably practicable after the Effective Time and in any event not later than the fifth Business Day following the Closing Date, to each holder of record of a Certificate whose shares of Company Stock were converted into the Merger Consideration pursuant to Section 3.2, (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in customary form) and (ii) instructions for use in effecting the surrender of the Certificates (or affidavits of loss in lieu thereof in accordance with Section 3.6(g)) in exchange for the Merger Consideration. Upon surrender of a Certificate for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by Parent (or affidavits of loss in lieu thereof in accordance with Section 3.6(g)), together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Exchange Agent, the holder of such Certificate shall be entitled to receive in exchange therefor, and Parent shall cause the Exchange Agent to pay and deliver in exchange thereof as promptly as practicable, (A) the Merger Consideration such holder has the right to receive in respect of such Certificate pursuant to Section 3.2(b) (after taking into account all other Certificates surrendered by such holder pursuant to this Section 3.6(b)(i), (B) any dividends or other distributions payable pursuant to Section 3.6(c)(i) and (C) cash in lieu of fractional shares of Parent Stock payable pursuant to Section 3.4, and the Certificate so surrendered shall forthwith be cancelled. In the event of a transfer of ownership of Company Stock that is not registered in the transfer records of the Company, payment may be made and shares may be issued to a Person other than the Person in whose name the Certificate so surrendered is registered, if such Certificate shall be properly endorsed or otherwise be in proper form for transfer and the Person requesting such payment shall pay any transfer or other similar Taxes required by reason of the payment to a Person other than the registered holder of such Certificate or establish to the reasonable satisfaction of Parent that such Tax has been paid or is not applicable. No interest shall be paid or accrue on any cash payable upon surrender of any Certificate.

(ii) Book-Entry Shares. Notwithstanding anything to the contrary contained in this Agreement, any holder of Book-Entry Shares shall not be required to deliver a Certificate or an executed letter of transmittal to the Exchange Agent to receive the Merger Consideration that such holder is entitled to receive pursuant to Section 3.2. In lieu thereof, each holder of record of one or more Book-Entry Shares whose shares of Company Stock were converted into the Merger Consideration pursuant to Section 3.2 shall automatically upon the Effective Time be entitled to receive, and Parent shall cause the Exchange Agent to pay and deliver as promptly as practicable after the Effective Time, (A) the Merger Consideration such holder has the right to receive in respect of such Book-Entry Shares pursuant to Section 3.2(b) (after taking into account all other Book-Entry Shares converted by such holder pursuant to this Section 3.6(b)(ii), (B) any dividends or distributions payable pursuant to Section 3.6(c)(ii) and (C) cash in lieu of any fractional shares payable pursuant to Section 3.4, and the Book-Entry Shares of such holder shall forthwith be cancelled. No interest shall be paid or accrue on any cash payable upon conversion of any Book-Entry Shares.

(c) Distributions with Respect to Unexchanged Shares.

(i) Certificates. No dividends or other distributions with respect to Parent Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate formerly representing Company Stock, until the surrender of such Certificate (or affidavits of loss in lieu thereof in accordance with Section 3.6(g)) in accordance with this Article III. Subject to applicable Law, following surrender of any such Certificate (or affidavits of loss in lieu thereof in accordance with Section 3.6(g)), there shall be paid to the holder of the shares of Parent Stock issued in exchange therefor, without interest, (A) at the time of delivery of such Parent Stock by the Exchange Agent pursuant to Section 3.6(b)(i), the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such shares of Parent Stock and (B) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to such delivery of such Parent Stock by the Exchange Agent pursuant to Section 3.6(b)(i), and a payment date subsequent to such delivery of such Parent Stock by the Exchange Agent pursuant to Section 3.6(b)(i), payable with respect to such shares of Parent Stock.

(ii) Book-Entry Shares. Subject to applicable Law, there shall be paid to the holder of the shares of Parent Stock issued in exchange for Book-Entry Shares in accordance with this Article III, without interest, (A) at the time of delivery of such Parent Stock by the Exchange Agent pursuant to Section 3.6(b)(ii), the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such shares of Parent Stock and (B) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to the time of such delivery by the Exchange Agent pursuant to Section 3.6(b)(ii), and a payment date subsequent to the time of such delivery by the Exchange Agent pursuant to Section 3.6(b)(ii), payable with respect to such shares of Parent Stock.

(d) The Merger Consideration issued and paid in accordance with the terms of this Article III upon the surrender of the Certificates (or affidavits of loss in lieu thereof in accordance with Section 3.6(g)) (or, immediately, in the case of the Book-Entry Shares) shall be deemed to have been issued and paid in full satisfaction of all rights pertaining to such shares of Company Stock (other than the right to receive dividends or other distributions, if any, in accordance with Section 3.6(c)) and cash in lieu of any fractional shares payable pursuant to Section 3.4. After the Effective Time, there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of shares of Company Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, any Certificates formerly representing shares of Company Stock are presented to the Surviving Corporation or the Exchange Agent for any reason, they shall be cancelled and exchanged as provided in this Article III.

(e) Any portion of the Exchange Fund that remains undistributed to the former holders of Company Stock for one year after the Effective Time shall be delivered to the Surviving Corporation, upon demand, and any former holder of Company Stock who has not theretofore complied with this Article III shall thereafter look only to the Surviving Corporation for payment of its claim for the Merger Consideration, cash in lieu of fractional shares payable pursuant to Section 3.4 and any dividends or distributions with respect to Parent Stock as contemplated by Section 3.6(c).

(f) None of Parent, the Company, the Surviving Corporation or the Exchange Agent shall be liable to any Person in respect of any shares of Parent Stock (or dividends or distributions with respect thereto) from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. Any Merger Consideration remaining unclaimed by former holders of Company Stock immediately prior to such time as such amounts would otherwise escheat to or become property of any Governmental Authority shall, to the fullest extent permitted by applicable Law, become the property of the Surviving Corporation free and clear of any claims or interest of any Person previously entitled thereto.

(g) In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit, in form and substance reasonably acceptable to Parent, of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent or the Exchange Agent, the posting by such Person of a bond in reasonable and customary amount as Parent or the Exchange Agent may direct, as indemnity against any claim that may be made against it or the Surviving Corporation with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration, cash in lieu of fractional shares payable pursuant to Section 3.4 and any unpaid dividends or other distributions that would be payable or deliverable in respect thereof pursuant to Section 3.6(c) had such lost, stolen or destroyed Certificate been surrendered as provided in this Article III.

(h) The Exchange Agent shall invest the cash included in the Exchange Fund as directed by Parent; provided, however, that no such investment income or gain or loss thereon shall affect the amounts payable to holders of Company Stock. Any interest, gains and other income resulting from such investments shall be the sole and exclusive property of Parent payable to Parent upon its request, and no part of such interest, gains and other income shall accrue to the benefit of holders of Company Stock; provided, further, that any investment of such cash shall in all events be limited to direct short-term obligations of, or short-term obligations fully guaranteed as to principal and interest by, the U.S. government, in commercial paper rated A-1 or P-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively, or in certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks with capital exceeding $10 billion (based on the most recent financial statements of such bank that are then publicly available), and that no such investment or loss thereon shall affect the amounts payable to holders of Company Stock pursuant to this Article III. If for any reason (including losses) the cash in the Exchange Fund shall be insufficient to fully satisfy all of the payment obligations to be made in cash by the Exchange Agent hereunder, Parent shall promptly deposit cash into the Exchange Fund in an amount which is equal to the deficiency in the amount of cash required to fully satisfy such cash payment obligations.

(i) Parent, the Surviving Corporation or the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable to any former holder of Company Stock pursuant to this Agreement such amounts as are required to be deducted or withheld therefrom under the Code, or under any provision of state, local or foreign Tax Laws. Any amount deducted or withheld pursuant to this Section 3.6(i) and paid over to the relevant Taxing Authority shall be treated as having been paid to the holder of Company Stock in respect of which such deduction or withholding was made. Parent shall pay, or shall cause to be paid, all amounts so deducted or withheld to the appropriate Taxing Authority within the period required under applicable Law.

Section 3.7 Further Assurances. If, at any time after the Effective Time, the Surviving Corporation shall determine that any actions are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of the Company acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger or otherwise to carry out this Agreement, then the officers and directors of the Surviving Corporation shall be authorized to take all such actions as may be necessary or desirable to vest all right, title or interest in, to and under such rights, properties or assets in the Surviving Corporation or otherwise to carry out this Agreement.

Section 3.8 Company Stock-Based Awards.

(a) Company Restricted Shares. The Company shall take all requisite action so that, at the Effective Time, each share of Company Stock subject to vesting, repurchase, or other lapse of restrictions (a “Company Restricted Share”) that is outstanding and unvested under the Company LTIP immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, be cancelled in exchange for the right to receive the Merger Consideration pursuant to Section 3.2(b) and cash in lieu of fractional shares payable pursuant to Section 3.4 (treating such unvested Company Restricted Shares in the same manner as all other outstanding shares of Company Stock for such purposes) less any Taxes required to be withheld with respect to such Company Restricted Share in accordance with Section 3.8(e).

(b) Deferred Stock Units; Restricted Stock Units. The Company shall take all requisite action so that immediately prior to the Effective Time, each then-outstanding deferred stock unit or restricted stock unit, in each case representing a right to receive one share of Company Stock granted under the Company LTIP (each, a “Company DSU”), shall, by virtue of the Merger and without any action on the part of the holder thereof, be cancelled and converted into the right to receive the Merger Consideration pursuant to Section 3.2(b) and cash in lieu of fractional shares payable pursuant to Section 3.4 (treating such Company DSU in the same manner as if it were an outstanding share of Company Stock for such purposes)..

(c) Pool A and B Awards. The Company shall take all requisite action so that, immediately prior to the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof, (i) each then-outstanding Pool A Performance Award shall be cancelled and converted into the right to receive (A) with respect to each Pool A Performance Award amended by an Award Amendment, the Merger Consideration payable pursuant to Section 3.2(b) with respect to the number of Pool A Amended Payout Shares subject to such Pool A Performance Award, and (B) with respect to each Pool A Performance Award not amended by an Award Amendment, the Merger Consideration pursuant to Section 3.2(b) with respect to the number of Pool A Payout Shares subject to such Pool A Performance Award and (ii) each then-outstanding Pool B Performance Award shall be cancelled and converted into the right to receive (A) with respect to each Pool B Performance Award amended by an Award Amendment, the Merger Consideration pursuant to Section 3.2(b) with respect to the number of Pool B Payout Shares subject to such Pool B Performance Award, and (B) with respect to each Pool B Performance Award not amended by an Award Amendment, the Merger Consideration pursuant to Section 3.2(b) with respect to the number of Pool B Payout Shares subject to such Pool B Performance Award, in each of clauses (i) and (ii), without any interest thereon and less applicable Tax withholding.

(d) Resolutions and Other Company Actions. At or prior to the Effective Time, the Company, the Company Board, and the compensation committee of such board, as applicable, shall adopt any resolutions and take any actions (including obtaining any employee consents) that may be necessary to effectuate the provisions of clauses (a), (b) and (c) of this Section 3.8.

(e) Withholding. The Company, the Surviving Corporation and Parent (and their respective Subsidiaries, Affiliates, agents and representatives) shall be entitled to deduct and withhold from any amounts otherwise payable pursuant to this Section 3.8 such amounts as are required or permitted to be deducted or withheld with respect to the making of such payment under applicable Law. To the extent that amounts are so deducted or withheld by the Company, Surviving Corporation or Parent (or their respective Subsidiaries, Affiliates, agents or representatives), such deducted or withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

(f) Section 409A. Notwithstanding the anything to the contrary, amounts payable pursuant to this Section 3.8 with respect to any Company Equity Award that constitutes, either in whole or in part, a deferral of compensation subject to Section 409A of the Code, shall be paid on such later date specified in the applicable Company Equity Award, solely to the extent necessary to avoid additional taxes pursuant to Section 409A of the Code.

Section 3.9 Warrants. At the Effective Time, each SPAC Warrant, Series A Warrant, Placement Agent Warrant and RDO Warrant issued and outstanding immediately prior to the Effective Time (collectively, the “Rollover Warrants”), in accordance with the terms of such Rollover Warrants, shall be cancelled and converted into the right to receive a warrant to purchase a number of shares of Parent Stock equal to (i) the number of shares of Company Stock underlying such Rollover Warrant multiplied by (ii) the Exchange Ratio. The exercise price of such Rollover Warrants shall be the exercise price of such Rollover Warrant divided by the Exchange Ratio. From and after the Closing, Parent shall comply with all of the terms and conditions set forth in the applicable warrant agreement, including the obligation to make the payments contemplated thereby upon exercise thereof.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Subject to Section 11.5, (a) except as disclosed in the Company SEC Documents filed with or furnished to the SEC prior to the date of this Agreement; provided, that in no event shall any risk factor disclosure under the heading “Risk Factors” or disclosure set forth in any “forward looking statements” disclaimer or other general statements to the extent they are cautionary, predictive or forward looking in nature that are included in any part of any Company SEC Document be deemed to be an exception to, or, as applicable, disclosure for purposes of, any representations and warranties of the Company contained in this Agreement or (b) except as set forth in the Company Disclosure Letter, the Company represents and warrants to Parent and Merger Sub Inc. that:

Section 4.1 Corporate Existence and Power. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware. The Company has all corporate power and authority to carry on its business as now conducted and is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where such qualification is necessary, except where any failure to have such power or authority or to be so qualified would not reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect. The copies of the certificate of incorporation and bylaws of the Company filed as exhibits to the Company’s reports, schedules, forms, statements, and other documents required to be filed or furnished by the Company, under the 1933 Act and the 1934 Act are true and complete copies as of the date of this Agreement. The Company is not in violation of, in conflict with, or in default under, its certificate of incorporation or bylaws.

Section 4.2 Corporate Authorization. The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby are within the Company’s corporate power and authority and have been duly authorized by all necessary corporate action on the part of the Company, other than, with respect to the Merger, obtaining the Company Stockholder Approval and filing the Certificate of Merger with the Secretary of State of the State of Delaware as required by the DGCL. The Company Stockholder Approval is the only vote of the holders of shares of Company Stock or other capital stock of the Company necessary to adopt this Agreement and consummate the Merger under applicable Law or the certificate of incorporation or bylaws of the Company. This Agreement has been duly and validly executed and delivered by the Company, assuming due authorization, execution and delivery by Parent and Merger Sub Inc., constitutes a valid and binding agreement of the Company enforceable against the Company in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at Law). The Company Special Committee, at a meeting duly called and held, has unanimously (i) determined that this Agreement and the transactions contemplated hereby, including the Merger, are fair to, and in the best interests of, the Company and the Company Unaffiliated Stockholders, (ii) approved and declared advisable this Agreement and the transactions contemplated hereby, including the Merger, (iii) resolved, subject to the terms and conditions set forth in this Agreement, to recommend that the Company Board (x) determine that this Agreement and the transactions contemplated hereby, including the Merger, are fair to, and in the best interests of, the Company and the Company Unaffiliated Stockholders and (y) approve and declare advisable this Agreement and the transactions contemplated by this Agreement, including the Merger, and (iv) resolved to recommend that, subject to such Company Board approval and the terms and conditions set forth in this Agreement, the Company Board direct that this Agreement be submitted to the holders of Company Stock for their adoption and approval and recommend that the holders of Company Stock approve and adopt this Agreement and the transactions contemplated by this Agreement, including the Merger. The Company Board, at a meeting duly called and held and upon receipt and recommendation of the Company Special Committee, has unanimously (i) determined that this Agreement and the transactions contemplated hereby, including the Merger, are fair to, and in the best interests of, the Company and the Company Unaffiliated Stockholders, (ii) approved and declared advisable this Agreement and the transactions contemplated hereby, including the Merger, (iii) approved and declared advisable the execution and delivery by the Company of this Agreement, the performance by the Company of its covenants and agreements contained herein and the consummation of the transactions contemplated by this Agreement, including the Merger, upon the terms, and subject to the conditions, contained herein, (iv) directed that this Agreement be submitted to the holders of Company Stock for their adoption and approval and (v) resolved, subject to the terms and conditions set forth in this Agreement, to make the Company Board Recommendation. Each of the Support Agreements is in full force and effect and has not been rescinded, modified or withdrawn in any way.

Section 4.3 Governmental Authorization. The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby require no action by or in respect of, or filing with, any Governmental Authority, other than (i) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of other states in which the Company is qualified to do business, (ii) compliance with any applicable requirements of the HSR Act and any non-U.S. Competition Laws, (iii) compliance with any applicable requirements of the 1933 Act, the 1934 Act and any other applicable state or federal securities laws, (iv) compliance with any applicable requirements of Nasdaq and (v) any actions or filings the absence of which would not reasonably be expected to have, individually or in the aggregate, (x) a Company Material Adverse Effect, or (y) an effect that would prevent, materially delay or materially impair the ability of the Company to perform its obligations under this Agreement or to consummate the Merger.

Section 4.4 Non-contravention. The execution, delivery and performance by the Company of this Agreement and the consummation of the transactions contemplated hereby do not and will not (i) assuming the authorizations, consents and approvals referred to in clauses (i) through (iv) of Section 4.3 are obtained, (A) contravene, conflict with, or result in any violation or breach of any provision of the certificate of incorporation or bylaws of the Company, (B) contravene, conflict with or result in a violation or breach of any provision of any Law or Order or (C) require any consent or other action by any Person under, constitute a default or a violation, or an event that, with or without notice or lapse of time or both, would constitute a default or a violation, under or of, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit to which the Company or any of its Subsidiaries is entitled under, any provision of any Contract binding upon the Company or any of its Subsidiaries or any license, franchise, permit, certificate, approval or other similar authorization affecting, or relating in any way to, the assets or business of the Company and its Subsidiaries or

(ii) result in the creation or imposition of any Lien, other than any Permitted Lien, on any asset of the Company or any of its Subsidiaries, except, in the case of clauses (i)(B), (i)(C) and (ii), which have not had, and would not reasonably be expected to have, individually or in the aggregate, (x) a Company Material Adverse Effect or (y) an effect that would prevent, materially delay or materially impair the ability of the Company to perform its obligations under this Agreement or to consummate the Merger.

Section 4.5 Capitalization.

(a) The authorized capital stock of the Company consists of 400,000,000 shares of Company Stock, 20,000,000 shares of Class B common stock of the Company and 10,000,000 shares of Class F common stock of the Company, each with a par value of $0.0001 per share and 10,000,000 shares of preferred stock of the Company (“Company Preferred Stock”), including 55,000 shares of Series A Redeemable Convertible Preferred Stock (“Series A Preferred Stock”) and 22,050 shares of Series B Redeemable Convertible Preferred Stock. As of June 21, 2022 (“Company Capitalization Date”), (i) there were issued and outstanding (A) 77,060,612 shares of Company Stock and (B) 19,610 shares of Series A Preferred Stock, and (C) Company DSUs with respect to an aggregate of 2,052,474 shares of Company Stock, all of which were issued under the Company LTIP, and (ii) 5,414,193 shares of Company Stock are reserved under the Company LTIP. All the outstanding shares of Company Stock are, and all shares of Company Stock reserved for issuance as described above shall be, when issued in accordance with the respective terms thereof, duly authorized, validly issued, fully paid and nonassessable and free of preemptive rights.

(b) Section 4.5(b) of the Company Disclosure Letter, sets forth a true and complete list, of (i) each Company Equity Award, (ii) the name of the Company Equity Award holder, (iii) the number of shares of Company Stock underlying each Company Equity Award, (iv) in the case of any Pool A Performance Award or Pool B Performance Award, the Accumulated Cash Award Value, (v) the date on which the Company Equity Award was granted (vi) the vesting schedule with respect to the Company Equity Award, including any right of acceleration of such vesting schedule, (vii) the exercise price of each Company Equity Award, if applicable, and (viii) the expiration date of each Company Equity Award, if applicable. The Company LTIP permits the treatment of Company Equity Awards described in Article III.

(c) Section 4.5(c) of the Company Disclosure Letter sets forth a true and complete list, of (i) each Warrant, (ii) the name of the Warrant holder, (iii) the number of shares of Company Stock underlying such Warrant and (iv) the exercise price of such Warrant.

(d) Section 4.5(d) of the Company Disclosure Letter sets forth a true and complete list of (i) each Equity Linked Convertible Note, (ii) the name of the Equity Linked Convertible Note holder, (iii) the amount outstanding under such Equity Linked Convertible Note and (iv) the conversion price of such Equity Linked Convertible Note.

(e) Except (w) as set forth in Section 4.5(e) of the Company Disclosure Letter, (x) for any awards issued pursuant to the Company LTIP after the date of this Agreement in accordance with the terms of this Agreement (all of which will be set forth on an updated Company Disclosure Letter delivered five (5) Business Days prior to the Closing and which otherwise will comply with the last sentence of Section 4.5(a)), (y) for any shares of Company Stock issued upon the exercise of any Company Equity Award, in each case, that were outstanding on the Company Capitalization Date or subsequently granted under the Company LTIP or otherwise in accordance with the terms of this Agreement and (z) the Warrants and the Equity Linked Convertible Notes, there are no issued, reserved for issuance or outstanding (i) shares of capital stock or other voting securities of or other ownership interests in the Company, (ii) securities of the Company convertible into or exchangeable for shares of capital stock or other voting securities of or other ownership interests in the Company, (iii) warrants, calls, options or other rights to acquire from the Company, or other obligation of the Company to issue, any shares of capital stock, voting securities or securities convertible into or exchangeable for capital stock or other voting securities of or other ownership interests in the Company or (iv) restricted shares, stock appreciation rights, performance units, restricted stock units, contingent value rights, “phantom” stock or similar securities or rights issued or granted by the Company or any of its Subsidiaries that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any shares of capital stock or other voting securities of or other ownership interests in the Company (the items in clauses (i) through (iv) being referred to collectively as the “Company Securities”).

(f) There are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any of the Company Securities, and neither the Company nor any of its Subsidiaries maintains an employee stock purchase plan. Neither the Company nor any of its Subsidiaries is a party to any voting trust, proxy, voting agreement or other similar agreement with respect to the voting of any Company Securities. All outstanding shares of capital stock of the Company have been, and all shares that may be issued pursuant to any equity compensation plan or arrangement will be, when issued in accordance with the respective terms thereof, duly authorized and validly issued, fully paid and nonassessable and free of preemptive rights. No Subsidiary of the Company owns any shares of capital stock of the Company or any Company Securities. There are no outstanding bonds, debentures, notes or other indebtedness of the Company having the right to vote (whether on an as-converted basis or otherwise) (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of the Company may vote.

Section 4.6 Subsidiaries.

(a) Each Subsidiary of the Company is an entity duly incorporated or otherwise duly organized, validly existing and (where applicable or recognized) in good standing under the laws of its jurisdiction of incorporation or organization, except, in the case of any such Subsidiary, where the failure to be so incorporated, organized, existing or in good standing would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Each Subsidiary of the Company has all corporate, limited liability company or comparable powers and all Governmental Authorizations required to carry on its business as now conducted, except for those powers or Governmental Authorizations the absence of which has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Each such Subsidiary is duly qualified to do business as a foreign entity and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b) All of the outstanding capital stock or other voting securities of or other ownership interests in each Subsidiary of the Company are owned by the Company, directly or indirectly, free and clear of any Lien and free of any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other voting securities or other ownership interests), in each case other than (x) statutory or other liens for Taxes or assessments which are not yet due or delinquent or the validity of which is being contested in good faith by appropriate proceedings and for which adequate reserves are being maintained in accordance with GAAP, (y) transfer and other restrictions under applicable federal and state securities Laws and (z) in the case of Subsidiaries that are immaterial to the Company and its Subsidiaries, taken as a whole, immaterial Liens. Section 4.6(b) of the Company Disclosure Letter contains a complete and accurate list of the Subsidiaries of the Company, including, for each of the Subsidiaries, (i) its name and (ii) its jurisdiction of organization. Each Subsidiary is directly or indirectly wholly owned by the Company. There are no issued, reserved for issuance or outstanding (i) securities of the Company or any of its Subsidiaries convertible into, or exchangeable for, shares of capital stock or other voting securities of or other ownership interests in any Subsidiary of the Company, (ii) warrants, calls, options or other rights to acquire from the Company or any of its Subsidiaries, or other obligations of the Company or any of its Subsidiaries to issue, any shares of capital stock or other voting securities of or other ownership interests in or any securities convertible into, or exchangeable for, any shares of capital stock or other voting securities of or other ownership interests in any Subsidiary of the Company or (iii) restricted shares, stock appreciation rights, performance units, contingent value rights, “phantom” stock or similar securities or rights issued or granted by the Company or any of its Subsidiaries that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock or other voting securities of or other ownership interests in any Subsidiary of the Company (the items in clauses (i) through (iii) being referred to collectively as the “Company Subsidiary Securities”). There are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any of the Company Subsidiary Securities.

Section 4.7 SEC Filings and the Sarbanes-Oxley Act.

(a) The Company has filed with or furnished to the SEC (including following any extensions of time for filing provided by Rule 12b-25 promulgated under the 1934 Act) all reports, schedules, forms, statements, prospectuses, registration statements and other documents required to be filed or furnished, as the case may be, by the Company since January 1, 2019 (collectively, together with any schedules thereto and other information incorporated therein, the “Company SEC Documents”).

(b) As of its filing date (or, if amended or supplemented, as of the date of the most recent amendment or supplement filed prior to the date of this Agreement), each Company SEC Document complied as to form in all material respects with the applicable requirements of the 1933 Act and the 1934 Act and the Sarbanes-Oxley Act, and any rules and regulations promulgated thereunder, as the case may be.

(c) As of its filing date (or, if amended or supplemented, as of the date of the most recent amendment or supplement filed prior to the date of this Agreement), each Company SEC Document filed or furnished pursuant to the 1934 Act did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

(d) Each Company SEC Document that is a registration statement, as amended or supplemented, if applicable, filed pursuant to the 1933 Act, as of the date such registration statement or amendment became effective, and as of the date of such supplement, did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

(e) The Company has heretofore furnished or made available to Parent complete and correct copies of all comment letters received from the SEC or its staff from January 1, 2019 through the date of this Agreement with respect to any of the Company SEC Documents, together with all written responses of the Company thereto, to the extent that such comment letters and written responses are not publicly available on EDGAR. As of the date of this Agreement, there are no outstanding or unresolved comments in comment letters received from the SEC or its staff with respect to any of the Company SEC Documents, and, to the knowledge of the Company, none of the Company SEC Documents are subject to ongoing SEC review.

(f) The Company has established and maintains disclosure controls and procedures (as defined in Rule 13a-15 under the 1934 Act). Such disclosure controls and procedures are reasonably designed to ensure that material information relating to the Company, including its consolidated Subsidiaries, is made known to the Company’s principal executive officer and its principal financial officer by others within those entities and such disclosure controls and procedures are reasonably designed to ensure that all such information is communicated in a timely fashion to the Company’s principal executive officer and principal financial officer such that timely decisions may be made regarding the disclosure of such information in the Company’s periodic and current reports required under the 1934 Act. For purposes of this Agreement, “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in the Sarbanes-Oxley Act.

(g) The Company and its Subsidiaries have established and maintained a system of Internal Controls over financial reporting (as defined in Rule 13a-15 under the 1934 Act, “Internal Controls”) sufficient to provide reasonable assurance regarding the reliability of the Company’s financial reporting and the preparation of Company financial statements for external purposes in accordance with GAAP. The Company has disclosed, based on its most recent evaluation of Internal Controls prior to the date of this Agreement, to the Company’s auditors and audit committee (i) any significant deficiencies and material weaknesses in the design or operation of Internal Controls which are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in Internal Controls.

(h) Neither the Company nor any of its Subsidiaries has extended or maintained credit, arranged for the extension of credit, or renewed an extension of credit, in the form of a personal loan to or for any executive officer (as defined in Rule 3b-7 under the 1934 Act) or director of the Company in violation of Section 402 of the Sarbanes-Oxley Act.

(i) The Company is in compliance, and has complied since January 1, 2019, in each case in all material respects, with (i) the applicable provisions of the Sarbanes-Oxley Act and (ii) the applicable listing and corporate governance rules and regulations of Nasdaq.

(j) Each of the principal executive officer and principal financial officer of the Company (or each former principal executive officer and principal financial officer of the Company, as applicable) has made all certifications required by Rule 13a-14 and 15d-14 under the 1934 Act and Sections 302 and 906 of the Sarbanes-Oxley Act and any related rules and regulations promulgated by the SEC and Nasdaq, and the statements contained in any such certifications are complete and correct in all material respects.

(k) Since the Company Balance Sheet Date through the date of this Agreement, there has been no transaction, or series of similar transactions, agreements, arrangements or understandings, nor is there any proposed transaction as of the date of this Agreement, or series of similar transactions, agreements, arrangements or understandings to which the Company or any of its Subsidiaries was or is to be a party, that would be required to be disclosed under Item 404 of Regulation S-K promulgated under the 1933 Act that has not been disclosed in the Company SEC Documents publicly filed or furnished with the SEC following the Company Balance Sheet Date.

Section 4.8 Financial Statements. The audited consolidated financial statements and unaudited consolidated interim financial statements of the Company included or incorporated by reference in the Company SEC Documents (including all related notes and schedules thereto) (a) fairly present in all material respects, in conformity with GAAP (except, in the case of unaudited consolidated interim financial statements, as permitted by the SEC’s Form 10-Q) applied on a consistent basis (except as may be indicated therein or in the notes thereto), the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and their consolidated results of operations and cash flows for the periods then ended (subject to normal year-end audit adjustments in the case of any unaudited interim financial statements), (b) comply in all material respects with the applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, and (c) have been prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto and except, in the case of the unaudited interim statements, as may be permitted under the SEC’s Form 10-Q).

Section 4.9 Information Supplied. The information relating to the Company and its Subsidiaries to be contained in, or incorporated by reference in, the Registration Statement, Proxy Statement and Information Statement will not, (i) on the date the Proxy Statement is first mailed to the holders of Company Stock or at the time of the Company Stockholders’ Meeting, (ii) on the date that the Information Statement is provided to holders of Parent Stock or (iii) at the time the Registration Statement is declared effective by the SEC, contain any untrue statement of any material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not false or misleading. The Registration Statement, Proxy Statement and Information Statement will comply in all material respects as to form with the requirements of the 1933 Act and the 1934 Act, as applicable, and the rules and regulations promulgated thereunder. Notwithstanding the foregoing provisions of this Section 4.9, no representation or warranty is made by the Company with respect to information or statements made or incorporated by reference in the Registration Statement, Proxy Statement or Information Statement that were not supplied by or on behalf of the Company for use therein.

Section 4.10 Absence of Certain Changes.

(a) From the Company Balance Sheet Date through the date of this Agreement, (i) the business of the Company and its Subsidiaries has been conducted in the ordinary course of business in all material respects, and (ii) there has not been any action taken by the Company or any of its Subsidiaries that, if taken during the period from the date of this Agreement through the Effective Time without Parent’s consent, would constitute a breach of clauses (a), (b), (e), (f), (g), (h), (k), (o), (p) or (s) of Section 6.1.

(b) Since the Company Balance Sheet Date through the date of this Agreement, there has not been any effect, change, condition, fact, event, occurrence or development that has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.11 No Undisclosed Material Liabilities. There are no liabilities or obligations of the Company or any of its Subsidiaries that would be required by GAAP, as in effect on the date hereof, to be reflected on the consolidated balance sheet of the Company (including the notes thereto), other than:

(a) liabilities or obligations disclosed, reflected, reserved against or otherwise provided for in the Company Balance Sheet or in the notes thereto;

(b) liabilities or obligations incurred in the ordinary course of business since the Company Balance Sheet Date;

(c) liabilities or obligations arising out of this Agreement or the transactions contemplated hereby; and

(d) liabilities or obligations that have not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.12 Compliance with Laws and Court Orders; Governmental Authorizations.

(a) Except for matters that have not had, and would not reasonably be expected to have, individually or in the aggregate, (i) a Company Material Adverse Effect or (ii) an effect that would prevent, materially delay or materially impair the ability of the Company to perform its obligations under this Agreement or to consummate the Merger, the Company and each of its Subsidiaries are, and since January 1, 2019, have been in compliance with all applicable Laws and Orders, and to the knowledge of the Company, is not under investigation by any Governmental Authority with respect to any Law or Order. There is no Order of any Governmental Authority outstanding against the Company or any of its Subsidiaries that is material to the Company and its Subsidiaries, taken as a whole.

(b) Except as would not reasonably be expected to have, individually or in the aggregate, (x) a Company Material Adverse Effect or (y) an effect that would prevent, materially delay or materially impair the ability of the Company to perform its obligations under this Agreement or to consummate the Merger, the Company and each of its Subsidiaries has all Governmental Authorizations necessary for the ownership and operation of its business as presently conducted, and each such Governmental Authorization is in full force and effect. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) the Company and each of its Subsidiaries are, and since January 1, 2019, have been in compliance with the terms of all Governmental Authorizations necessary for the ownership and operation of its businesses and (ii) since January 1, 2019, neither the Company nor any of its Subsidiaries has received written notice from any Governmental Authority alleging any conflict with or breach of any such Governmental Authorization.

Section 4.13 Litigation. Except as has not had and would not reasonably expected to have, individually or in the aggregate, (x) a Company Material Adverse Effect or (y) an effect that would prevent, materially delay or materially impair the ability of the Company to perform its obligations under this Agreement or to consummate the Merger, there is no Proceeding or, to the knowledge of the Company, investigation, pending against, or, to the knowledge of the Company, threatened by or against, the Company, any of its Subsidiaries, or to the knowledge of the Company and insofar as any such Proceeding or investigation relates to the Company or any of its Subsidiaries, any present or former officer, director, worker or employee of the Company or any of its Subsidiaries or any other Person for whom the Company or any of its Subsidiaries may be liable before (or, in the case of threatened Proceedings or investigations, that would be before) or by any Governmental Authority.

Section 4.14 Properties.

(a) Section 4.14(a) of the Company Disclosure Letter sets forth a list of the addresses of the material real properties owned by the Company or any of its Subsidiaries as of the date of this Agreement (the “Owned Real Property”) and the legal name of the respective owner(s) of each Owned Real Property.

(b) Section 4.14(b) of the Company Disclosure Letter sets forth, as of the date of this Agreement, a list of the material leases, subleases, licenses or other occupancies to which the Company or any of its Subsidiaries is a party as tenant for real property (the “Real Property Leases” and, together with the Owned Real Property, the “Company Real Property”).

(c) The Company or one of its Subsidiaries owns good and marketable fee simple title or valid leasehold title (as applicable) to the Company Real Property and all property and assets reflected on the Company Balance Sheet or acquired after the Company Balance Sheet Date, in each case, free and clear of all Liens, except (i) for Permitted Liens, (ii) for the property and assets that have been disposed of or leased since the Company Balance Sheet Date in the ordinary course of business consistent with past practice and (iii) in respects that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(d) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, each Real Property Lease under which the Company or any of its Subsidiaries leases, subleases, licenses or otherwise occupies any real property is valid, binding and in full force and effect. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, neither the Company nor any of its Subsidiaries has violated any provision of, or taken or failed to take any act which, with or without notice, lapse of time, or both, would constitute a default under the provisions of such Real Property Lease, and neither the Company nor any of its Subsidiaries has received notice that it has breached, violated or defaulted under any Real Property Lease.

Section 4.15 Intellectual Property.

(a) The Company and/or one or more of its Subsidiaries are the sole owners of each item of material Owned Intellectual Property Rights and material Owned Technology, free and clear of any Liens, except for Permitted Liens. As of the date hereof and except as indicated on Schedule 4.15, no item of material Owned Intellectual Property Rights or material Owned Technology is subject to any outstanding injunction, judgment, order, decree or ruling of which the Company has received written notice, and no Claim of which the Company has received written notice is pending before any court or arbitrator or was threatened in writing that challenges the validity, enforceability, or the Company’s ownership of any item of material Owned Intellectual Property Rights or material Owned Technology, as applicable, which remains unresolved as of the date hereof. Section 4.15(a) of the Company Disclosure Letter contains a complete and accurate list, as of the date hereof, of (i) all material Owned Intellectual Property Rights that have been registered, issued, or applied for with any Governmental Authority and (ii) all material unregistered Marks and current invention disclosures. All fees currently due, as of the signing date of this Agreement, for maintaining any Owned Intellectual Property Rights shall have been paid in full to the proper Governmental Authority to the extent necessary to avoid lapse or abandonment of such Owned Intellectual Property Rights.

(b) Material Licensed Intellectual Property Rights and the material Licensed Technology are duly and validly licensed to the Company or its Subsidiaries under the Inbound Intellectual Property Contracts for use in the manner as used in the past and currently used by the Company and its Subsidiaries in the conduct of the business as used in the past and as currently conducted. Each material Inbound Intellectual Property Contract is valid, binding, and in full force and effect. There are no restrictions on the transfer or assignment by the Company or its Subsidiaries of any material Inbound Intellectual Property Contract required to be listed on Section 4.15(b) of the Company Disclosure Letter which would cause the Merger (or any related transactions) to impair any rights of the Company or any of its Subsidiaries under such Inbound Intellectual Property Contract. Neither the Company nor any of its Subsidiaries will, as a result of the execution and delivery of this Agreement or the performance of the Company’s and each of its Subsidiaries’ obligations hereunder, lose any material rights to Exploit any material Licensed Intellectual Property Rights or material Licensed Technology pursuant to any material Inbound Intellectual Property Contract. As of the date hereof, neither the Company nor any of its Subsidiaries has received notice, or has any knowledge, that any party to any material Inbound Intellectual Property Contract intends to cancel, terminate or refuse to renew (if renewable) such Inbound Intellectual Property Contract, or to exercise or decline to exercise any option or right thereunder. Section 4.15(b) of the Company Disclosure Letter contains a complete and accurate list of all (i) material Inbound Intellectual Property Contracts, other than (x) licenses for generally available software with an annual fee of under $25,000 that is licensed to the Company or a

Subsidiary in object code form only and that is not incorporated into or otherwise used in connection with the use of any Company Product, and (y) confidentiality and non-disclosure agreements entered into in the ordinary course of business. For clarity, and without limiting the foregoing sentence, Section 4.15(b) of the Company Disclosure Letter includes a complete and accurate list of all Inbound Intellectual Property Contracts pursuant to which the Company or a Subsidiary is granted a license to material software (other than Open Source Software) that is incorporated into or otherwise used in connection with the use of any Company Product.

(c) Each material Outbound Intellectual Property Contract is valid, binding, and in full force and effect. There are no restrictions on the transfer or assignment by the Company or its Subsidiaries of any material Outbound Intellectual Property Contract required to be listed on Section 4.15(c) of the Company Disclosure Letter which would cause the the Merger (or any related transactions) to impair any rights of the Company or any of its Subsidiaries under such Outbound Intellectual Property Contract. Neither the Company nor any of its Subsidiaries will, as a result of the execution and delivery of this Agreement or the performance of the Company’s and each of its Subsidiaries’ obligations hereunder, lose any material rights to Exploit any material Owned Intellectual Property Rights or material Owned Technology pursuant to any material Outbound Intellectual Property Contract. As of the date hereof, neither the Company nor any of its Subsidiaries has received notice, or has any knowledge, that any party to any material Outbound Intellectual Property Contract intends to cancel, terminate or refuse to renew (if renewable) any such Outbound Intellectual Property Contract. Section 4.15(c) of the Company Disclosure Letter contains a complete and accurate list of all material Outbound Intellectual Property Contracts (i) with any industry standards bodies, patent pools or similar organizations of which the Company or any of its Subsidiaries has been a founder, member or promotor of, or a contributor to, and which require the licensing of Intellectual Property Rights or Technology by the Company or any its Subsidiaries, including any obligations to license such Intellectual Property Rights or Technology on a royalty-free, RAND or FRAND basis; (ii) pursuant to which any material source code included in the material Owned Technology or included in any other material Technology used in or incorporated in any Company Product is licensed or otherwise made available to any other Person (other than to current or former employees within the scope of their employment or independent contractors acting for the benefit and account of the Company or any of its Subsidiaries, in each case, solely during the time period that they are employed or engaged by the Company or any of its Subsidiaries) or that include any provision for source code escrow; (iii) pursuant to which any material rights, licenses, or covenants not to sue are expressly granted with respect to Patents of the Company or any of its Subsidiaries to any other Person, including any Patent cross-licenses or Patent licenses granted in settlement agreements; (iv) pursuant to which any exclusive rights, licenses, or covenants have been or may be granted by the Company or any of its Subsidiaries, whether by region, Company Product or otherwise; (v) pursuant to which any material covenant not to sue is granted by the Company or any of its Subsidiaries to any other Person; (vi) pursuant to which the Company or any of its Subsidiaries have sold, disposed of, or otherwise transferred ownership of any material Intellectual Property Rights or material Technology that was an Owned Intellectual Property Right or Owned Technology in the three (3) year period prior to the date hereof.

(d) The Company Intellectual Property Rights constitute in all material respects all of the Intellectual Property Rights used in, held for use in, and/or necessary for the conduct of the business of the Company or any of its Subsidiaries as currently conducted. To the knowledge of the Company, the Company Technology constitutes in all material respects all of the material Technology used in, held for use in, and/or necessary for the conduct of the business of the Company or any of its Subsidiaries as currently conducted. Except for material Outbound Intellectual Property Contracts listed on Section 4.15(d) of the Company Disclosure Letter, as of the date hereof, (i) neither the Company nor any of its Subsidiaries has granted any exclusive license of or right to use, or authorized the retention of any exclusive rights to use, any material Intellectual Property Right or material Technology to any Person that are still in effect, (ii) in the three (3) year period prior to the date hereof, neither the Company nor any of its Subsidiaries has transferred to any Person ownership (whether exclusive or joint) of any material Intellectual Property Right or material Technology that was an Owned Intellectual Property Right or Owned Technology and (iii) neither the Company nor any of its Subsidiaries has granted any exclusive licenses to any Intellectual Property Rights or Technology, or granted any other licenses to any Intellectual Property Rights or Technology on a non-exclusive basis in the ordinary course of the business.

(e) The Company Products (and the Exploitation thereof by the Company and its Subsidiaries) and the operations of the Company and its Subsidiaries have not and do not infringe, misappropriate or otherwise violate any Intellectual Property Rights of a third party (provided that the representation and warranty provided in this first sentence of Section 4.15(e) is to the knowledge of the Company with respect to Patents of a Third Party). Section 4.15(e) of the Company Disclosure Letter lists (i) any written Claim or other written complaint, notice or threat of any of the foregoing (including any written notification that a license under any Patent is or may be required) received by the Company or any of its Subsidiaries in the three (3) years prior to the date hereof or, subject to the knowledge of the Company, earlier to the extent it is unresolved as of the date hereof, alleging any infringement, misappropriation or violation of any material Intellectual Property Rights of a third party, and (ii) any written request or demand for indemnification or defense of a material Intellectual Property infringement Claim received by the Company or any of its Subsidiaries in the three (3) years prior to the date hereof, or, subject to the knowledge of the Company, earlier to the extent unresolved as of the date hereof, from any reseller, distributor, channel partner or end-customer of a Company Product.

(f) There are no royalties or other similar payments that are payable by the Company or any of its Subsidiaries as of the date hereof to any third Person (excluding, for the avoidance of doubt, salaries that are payable to employees, and contractor fees that are payable to independent contractors) for the Exploitation of any material Intellectual Property Right or material Technology of such third Person by the Company or any of its Subsidiaries, excluding any royalties or other payments that are due pursuant to licenses for generally available software with an annual fee of under $25,000 that is licensed to the Company or a Subsidiary in object code form only and that is not incorporated into or used in connection with the use of any Company Product. Without limiting the foregoing, Section 4.15(f) of the Company Disclosure Letter sets forth the cumulative amount due or payable as of the date hereof by the Company or any of its Subsidiaries to its employees and contractors, (i) under any invention reward program, Technology development incentive program, or any other similar program or arrangement, or (ii) under any applicable Laws related to the creation or development of inventions or other Technology (and any and all Intellectual Property Rights thereto).

(g) Each employee, worker, contractor, subcontractor, and consultant of the Company or its Subsidiaries that is involved in the development or creation of material Intellectual Property Rights or Technology by or on behalf of the Company or any of its Subsidiaries or from whom the Company or any of its Subsidiaries have acquired ownership of any material Intellectual Property Rights or Technology have, in each case, executed and delivered a valid, binding and enforceable written agreement expressly assigning and agreeing to assign to the Company or the applicable Subsidiary all of such employee’s, worker’s, contractor’s, subcontractor’s, or consultant’s right, title and interest in any material Intellectual Property Rights or Technology created by such employee, worker, contractor, subcontractor, or consultant within the scope of his or her employment or engagement or otherwise acquired from such employee, contractor, subcontractor or consultant. In the three (3) years prior to the date hereof or, subject to the knowledge of the Company, earlier to the extent unresolved as of the date hereof, no Person (including, without limitation, any current or former employee or consultant of the Company or its Subsidiaries) has brought any Claim before any Governmental Authority or arbitral tribunal against the Company or any of its Subsidiaries or otherwise regarding the ownership of any Intellectual Property Rights or Technology, or otherwise has asserted in writing or has alleged in writing to own any Owned Intellectual Property Rights or Owned Technology.

(h) The Company takes commercially reasonable actions, consistent with industry standards, to protect the confidentiality and security of its information technology systems and confidential or proprietary data (including, without limitation, any Trade Secrets of the Company or its Subsidiaries). To the knowledge of the Company, there have been no violations or unauthorized disclosure or use of or unauthorized access to any information technology systems or any confidential or proprietary data (including, without limitation, any Trade Secrets of the Company or its Subsidiaries) and all items disclosed (or required to be disclosed) on Section 4.15(h) of the Company Disclosure Letter occurring within the three (3) years prior to the date hereof have been or will be satisfactorily and finally resolved or mitigated by the End Date with no material adverse effect on the Company or any of its Subsidiaries. Without limiting the foregoing, as of the date hereof, neither the Company nor any of its Subsidiaries have (A) disclosed Trade Secrets or other material confidential or proprietary information of the Company or any of its Subsidiaries to any Person, unless such disclosure was under an appropriate written nondisclosure agreement or to a Person subject to a fiduciary duty to maintain the confidentiality thereof, or (B) deposited, disclosed or delivered to any Person outside of the Company or its Subsidiaries (for clarity, excluding current or former employees within the scope of their employment or independent contractors acting for the benefit and account of the Company or any of its Subsidiaries, in each case, solely during the time period that they are employed or engaged by the Company or any of its Subsidiaries) any material source code (e.g., human-readable computer programming code) version of or with respect to any material Owned Technology or any other material source code with respect to any material Company Technology or Company Product. To the knowledge of the Company, neither the Company nor any of its Subsidiaries has been in breach of any obligations of confidentiality that they may have with respect to any material Trade Secrets or other material confidential or proprietary information.

(i) Neither the Company nor any of its Subsidiaries has at any time used or otherwise Exploited any Open Source Software in such a way that creates material obligations of the Company or any of its Subsidiaries with respect to any material Owned Intellectual Property Rights or material Owned Technology or grants or purports to grant to any third Person any rights or immunities under or with respect to any material Owned Intellectual Property Rights or material Owned Technology. Neither the Company nor any of its Subsidiaries is in material violation of any license for Open Source Software. Notwithstanding any other provision hereof, no material Company Technology used or otherwise Exploited by the Company or any of its Subsidiaries, including any material Technology used in or incorporated in any Company Product, is subject to any license or other agreement that (1) requires the disclosure or distribution in source code form of any material Owned Intellectual Property Rights or material Owned Technology, including any portion of any Company Product other than such Open Source Software; (2) requires the licensing of any material Owned Intellectual Property Rights or material Owned Technology, or any portion of any Company Product other than such Open Source Software, for the purpose of making derivative works; (3) imposes any restriction on the consideration to be charged for the licensing or distribution of any material Owned Intellectual Property Rights, material Owned Technology, or Company Product or otherwise limits the Company’s or its Subsidiaries’ freedom to seek full compensation in connection with the marketing, licensing or distribution of any of their products or services; (4) creates obligations for the Company or any of its Subsidiaries with respect to material Owned Intellectual Property Rights or material Owned Technology or grants to any Person any rights or immunities under material Owned Intellectual Property Rights or material Owned Technology; (5) imposes any other limitation, restriction or condition on the right of the Company or any of its Subsidiaries to use or distribute any material Owned Intellectual Property Rights, material Owned Technology, or Company Product; or (6) allows a third party to decompile, disassemble or otherwise reverse engineer any material Company Intellectual Property Rights or re-license any material Company Intellectual Property Rights.

(j) Except as set forth on Section 4.15(j) of the Company Disclosure Letter, to the knowledge of the Company, the material Company Technology and Company Products are free of material defects and errors in features, functionality, performance, programming and operation, and do not contain any disabling codes or instructions, spyware, Trojan horses, worms, viruses or other harmful, malicious, or destructive code or any software routines that are designed to permit or cause unauthorized access to, or material disruption, impairment, disablement, or destruction of, software, data, systems or other materials.

(k) Neither the execution, delivery nor performance of this Agreement nor the consummation of the Merger or any of the other transactions contemplated hereby will (i) result in the Company or any of its Subsidiaries granting to any Person any right to, or with respect to, any material Company Intellectual Property Rights, material Company Technology, or Company Products; (ii) require the consent of any other Person in respect of the Company’s and its Subsidiaries’ rights to own, use, and/or hold for use any material Company Intellectual Property Rights or Company Technology; (iii) impair the right of the Company or any of its Subsidiaries to Exploit any material Company Intellectual Property Rights or Company Technology or result in any loss of, or the diminishment in value of, any material Company Intellectual Property Rights or Company Technology; or (iv) result in the Company or any of its Subsidiaries being obligated to pay (or increase the amount of) any material royalties or other material amounts to any Person.

(l) Section 4.15(l) of the Company Disclosure Letter lists any written request or demand for indemnification or defense of a material Intellectual Property infringement Claim received by the Company or any of its Subsidiaries, in the three (3) years prior to the date hereof or, subject to the knowledge of the Company, earlier to the extent unresolved as of the date hereof, from end-customers, distributors, resellers or channel partners based on Company Products, which, in each case, remains unresolved as of the date hereof.

(m) Notwithstanding anything to the contrary set forth herein, except as expressly set forth in Section 4.10, Section 4.13 or Section 4.20, this Section 4.15 contains all of the representations and warranties provided by the Company with respect to matters related to Intellectual Property Rights (other than those rights relating to privacy and any rights similar, which are addressed in Section 4.16).

Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, all Company information technology systems are in good working condition and are sufficient in all material respects for the operation of the Company’s businesses as currently conducted, including as to capacity, scalability, and ability to process current peak volumes in a timely manner, and the Company and its Subsidiaries will continue to have rights to all Company information technology systems immediately after the Closing. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and its Subsidiaries have (a) taken commercially reasonable steps to safeguard the confidentiality, availability, security, and integrity of the Company information technology systems, including software and hardware support arrangements, and (b) implemented and maintain commercially reasonable backup, data recovery, disaster recovery, and business continuity plans, procedures and facilities, and test such plans and procedures on a regular basis consistent with industry standards, and such plans and procedures have been proven effective in all material respects upon such testing. Except as set forth on Section 4.15 of the Company Disclosure Letter, the Company and its Subsidiaries have not been subjected to an audit of any kind pursuant to any agreement under which they use any third-party Intellectual Property and, in the past two (2) years, have not received any written notice of intent to conduct any such audit.

Section 4.16 Data Privacy and Security. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and its Subsidiaries are, and have at all times since January 1, 2019, been in compliance with (i) their privacy policies and notices, including any website privacy policies which are posted and accessible to individuals at all times; (ii) all written representations, warranties, covenants and agreements of the Company and each of its Subsidiaries pursuant to any Contract related to the collection, use, storage, processing, distribution, transfer, import, export, disposal or disclosure (whether electronically or in any other form or medium) of any Personal Information; and (iii) all applicable Privacy Laws. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and its Subsidiaries have taken reasonable steps in accordance with standard industry practices and applicable Privacy Laws to secure Personal Information from unauthorized access or use thereof by any Person.

Section 4.17 Taxes. Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect:

(a) (i) the Company and each of its Subsidiaries have duly and timely filed (taking into account valid extensions obtained in the ordinary course of business) each income or franchise Tax Return and each other Tax Return required to be filed, and all such Tax Returns are true, accurate and complete in all respects; (ii) the Company and each of its Subsidiaries have timely paid to the appropriate Taxing Authority all Taxes due and payable; (iii) the Company and each of its Subsidiaries have complied with all applicable Laws, rules, and regulations relating to the payment and withholding of Taxes and have, within the time and in the manner prescribed by Law, withheld and paid over to the proper Governmental Authority all amounts required to be so withheld and paid over, except, in each case of clauses (ii) and (iii), with respect to matters for which adequate accruals or reserves have been established, in accordance with GAAP, on the Company Balance Sheet; (iv) there is no outstanding claim, assessment or deficiency against the Company or any of its Subsidiaries for any Taxes and there is no Proceeding ongoing or, to the Company’s knowledge pending or threatened, against or with respect to the Company or any of its Subsidiaries in respect of any Tax; and (v) there are no Liens for Taxes on any of the assets of the Company or any of its Subsidiaries other than Permitted Liens;

(b) during the three (3) year period ending on the date of this Agreement, neither the Company nor any of its Subsidiaries was a distributing corporation or a controlled corporation in a transaction intended to be governed by Section 355 of the Code (or so much of Section 356 of the Code as relates to Section 355 of the Code);

(c) neither the Company nor any of its Subsidiaries (i) is, or has been, a party to any Tax Sharing Agreement (other than an agreement exclusively between or among the Company and its Subsidiaries or among the Company’s Subsidiaries) pursuant to which it will have any obligation to make any payments for Taxes after the Effective Time, (ii) has been a member of a group filing an affiliated consolidated, combined or unitary Tax Return, including, for the avoidance of doubt, any group that is subject to equivalent or similar such Taxes in a country other than the United States (in each case, other than a group the common parent of which is or was the Company or any of its Subsidiaries), and (iii) has any liability for the payment of any Tax imposed on any Person (other than the Company) as a transferee or successor, by Contract, assumption or operation of Law, or otherwise;

(d) neither the Company nor any of its Subsidiaries has participated in a “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b) or a similar provision of state, local or foreign Tax Laws;

(e) neither the Company nor any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting for a taxable period ending on or prior to the Closing Date; (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local, or non-U.S. income Tax law) executed on or prior to the Closing Date; (iii) intercompany transactions or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local, or non-U.S. income Tax law); (iv) installment sale or open transaction disposition made on or prior to the Closing Date; or (v) prepaid amount or deferred revenue received or accrued on or prior to the Closing Date;

(f) there is not in force any waiver or agreement for any extension of time for the assessment or payment of any Tax by the Company or any of its Subsidiaries (other than pursuant to extensions of time to file Tax Returns obtained in the ordinary course of business);

(g) no written claim has been made by any Taxing Authority within the last three (3) years in a jurisdiction where the Company or any of its Subsidiaries does not currently file a Tax Return that the Company or such Subsidiary is or may be subject to any Tax or required to file any Tax Return in such jurisdiction;

(h) no material closing agreements, private letter rulings, technical advice memoranda or similar agreements or rulings have been entered into with or issued by any Taxing Authority within the three (3) year period immediately preceding the date of this Agreement with respect to the Company or any of its Subsidiaries.

(i) Each Subsidiary of the Company is classified as a disregarded entity for U.S. federal and applicable state and local income tax purposes.

Section 4.18 Employees and Employee Benefit Plans.

(a) Section 4.18 of the Company Disclosure Letter contains a correct and complete list identifying each Company Plan. For purposes of this Agreement, (i) “Company Plan” means each “employee benefit plan” within the meaning of ERISA Section 3(3), whether or not subject to ERISA, all equity or equity-based (including the Company LTIP), change in control, bonus or other incentive compensation, Code Section 125, fringe benefit, disability, salary continuation, employment, consulting, indemnification, severance, retention, retirement, pension, profit sharing, savings or thrift, deferred compensation, health or life insurance, employee discount or free product, vacation, sick pay or paid time off agreements, plans or policies, and each other similar benefit or compensation plan, program, policy, contract, agreement or arrangement, whether written or unwritten, in each case (A) established, maintained, sponsored or contributed to (or with respect to which any obligation to contribute has been undertaken) by the Company or any ERISA Affiliate or (B) with respect to which the Company or any ERISA Affiliate has or could reasonably be expected to have, any liability or obligation, contingent or otherwise; (ii) “Foreign Company Plan” means each Company Plan that primarily covers current or former Employees, officers, directors or other service providers of the Company or any of its Affiliates based outside of the United States and/or which is governed by the laws of any jurisdiction outside of the United States (other than any plan or program maintained by a Governmental Authority to which the Company or any of its ERISA Affiliates contributes pursuant to applicable Laws, including, but not limited to, any benefits that are required to be provided under applicable Law, including statutory severance) and any severance, retirement, pension, or leave accruals provided by the Company that primarily covers current or former Employees, officers, directors or other service providers as required by applicable Law; and (iii) “U.S. Company Plan” means each Company Plan that is not a Foreign Company Plan. The Company has made available to Parent with respect to each U.S. Company Plan: (A) all documents setting forth the terms of each such U.S. Company Plan (or with respect to any unwritten U.S. Company Plan, a written description of each material term thereof) and all material documents relating to each such U.S. Company Plan, including but not limited to the plan document, all amendments thereto and all related trust documents, insurance contracts and/or policies, and funding instruments, (B) the most recent annual reports (Form 5500 including, if applicable, all schedules and attachments thereto) and tax return (Form 990), if any, required under ERISA or the Code in connection therewith or its related trust and any state or local tax returns, (C) the most recent actuarial report (if applicable), (D) all summary plan descriptions, together with each summary of material modifications, if any, required under ERISA, and all material written employee communications relating to each such U.S. Company Plan, (E) all material written contracts, instruments or agreements relating to each such U.S. Company Plan, including but not limited to administrative agreements, and investment management or advisory agreements, and all amendments thereto, (F) the most recent Internal Revenue Service determination or opinion letter issued with respect to each such U.S. Company Plan intended to be qualified under Section 401(a) of the Code, (G) all material correspondence to or from any Governmental Authority within the past three (3) years with respect to any U.S. Company Plan, and (H) the most recent required nondiscrimination and coverage tests performed. The Company has made available to Parent with respect to each Foreign Company Plan, summaries of material benefits and form employment agreements. The Company has separately identified in Section 4.18 of the Company Disclosure Letter each Company Plan that contains a change in control provision that accelerates vesting, payment, or provides additional benefits.

(b) Neither the Company nor any ERISA Affiliate has contributed (or had any obligation or liability of any sort, contingent or otherwise) in the last six (6) years to or with respect to a plan that is subject to Section 412 or 430 of the Code or Section 302 or Title IV of ERISA, has not.

(c) Neither the Company nor any ERISA Affiliate maintains, contributes to, has or has any obligation or liability of any sort with respect to, or sponsors (or has in the past six (6) years maintained, contributed to, had any obligation or liability in connection with, or sponsored) a multiemployer plan as defined in Section 3(37) of ERISA (a “Multiemployer Plan”) or the local equivalent thereof under applicable Laws.

(d) With respect to each of the U.S. Company Plans, except as would not reasonably be expected to result in a material liability to the Company and the Company’s Subsidiaries, taken as a whole: (i) each U.S. Company Plan intended to qualify under Section 401(a) of the Code has received a determination or opinion letter from the Internal Revenue Service upon which it may rely regarding its qualified status under the Code or can rely on a determination or opinion letter from the Internal Revenue Service the with respect to such U.S. Company Plan and to the Company’s knowledge no event has occurred that has caused or could reasonably be expected to cause the loss of such qualification, (ii) all payments required to be paid by the Company or any of its Subsidiaries or ERISA Affiliates pursuant to the terms of a U.S. Company Plan, any Collective Bargaining Agreement, or by applicable Law (including, without limitation, all contributions and insurance premiums) with respect to all prior periods have been made or provided for by the Company or its Subsidiaries or ERISA Affiliates in accordance with the provisions of such U.S. Company Plan, Collective Bargaining Agreement or applicable Law, (iii) no proceeding related to the U.S. Company Plans has been instituted or, to the knowledge of the Company, threatened or is anticipated against any of the U.S. Company Plans (other than routine claims for benefits and appeals of such claims), any trustee or fiduciaries thereof, any ERISA Affiliate, or any of the assets of any trust of any of the U.S. Company Plans or the Company or any of its Subsidiaries or ERISA Affiliates, (iv) each U.S. Company Plan complies in form and has been maintained and operated in accordance with its terms and applicable Law, including, without limitation, ERISA and the Code, (v) none of the Company, any of its Subsidiaries, and, to the knowledge of the Company, its third party fiduciaries have engaged in a non-exempt “prohibited transaction,” within the meaning of Section 4975 of the Code and Section 406 of ERISA with respect to the U.S. Company Plans, (vi) no U.S. Company Plan is currently under, and neither the Company nor its Subsidiaries has received any notice of, a pending audit or investigation by the Internal Revenue Service, U.S. Department of Labor, Pension Benefit Guaranty Corporation, or any other Governmental Authority, and (vii) no U.S. Company Plan provides any post-retirement health or welfare benefits for any current or former employee of the Company or its Subsidiaries (or their dependents), other than as required under the Consolidated Omnibus Reconciliation Act of 1985, as amended (“COBRA”).

(e) The consummation of the transactions contemplated by this Agreement will not (either alone or together with any other event) (i) entitle any Employee, officer, director, independent contractor, or other service provider of the Company or its Subsidiaries (whether current, former or retired) or their beneficiaries to any pay (including but not limited to severance pay) under a U.S. Company Plan and, except as would not reasonably be expected to result in a material liability to the Company and its Subsidiaries, taken as a whole, any Foreign Company Plan, (ii) accelerate the time of payment or vesting or trigger any payment or funding (through a grantor trust or otherwise) of material compensation or benefits under any U.S. Company Plan and, except as would not reasonably be expected to result in a material liability to the Company and its Subsidiaries, taken as a whole, any Foreign Company Plan, (iii) increase the amount payable or trigger any other financial obligation pursuant to any Company Plan or (iv) results in any amounts payable to any “disqualified individual” failing to be deductible for federal income tax purposes by virtue of Section 280G of the Code or subject to an excise tax under Section 4999 of the Code. Neither the Company nor any of its Subsidiaries has any obligation to gross-up, indemnify or otherwise reimburse any current or former employee, worker, officer, director or other independent contractor of the Company or any of its Subsidiaries for any Tax incurred by such individual under Section 409A or 4999 of the Code or otherwise.

(f) No condition or circumstance exists that would prevent or materially impede the amendment or termination of any U.S. Company Plan unilaterally at any time by the Company or its Subsidiaries, the Surviving Corporation, Parent or their respective ERISA Affiliates. Neither the Company nor any of its Subsidiaries has made any promises or commitments to create any additional U.S. Company Plan or to modify or change any existing U.S. Company Plan other than those amendments or modifications required by Law or as contemplated herein.

(g) Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect with respect to each Foreign Company Plan: (i) each Foreign Company Plan required to be registered has been registered and maintained in good standing with any applicable Governmental Authority; (ii) each Foreign Company Plan intended to receive favorable tax treatment under applicable tax Laws, to the extent applicable, has been qualified or similarly determined by applicable Governmental Authorities to satisfy the requirements of such Laws; (iii) no Foreign Company Plan is a defined benefit or similar type of plan or arrangement; and (iv) no Foreign Company Plan has had any material unfunded liabilities nor are any unfunded liabilities reasonably expected to arise in connection with the transactions contemplated by this Agreement.

(h) Each U.S. Company Plan that is a “nonqualified deferred compensation plan” (as defined for purposes of Section 409A(d)(1) of the Code) is in material compliance with Section 409A of the Code and all applicable guidance promulgated thereunder.

(i) As of the date of this Agreement, neither the Company nor any of its Subsidiaries or ERISA Affiliates is a party to any Collective Bargaining Agreement, and there are no labor organizations, work councils, trade unions or other employee representatives representing, or, to the knowledge of the Company, purporting to represent or seeking to represent any current Employee.

(j) Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect or a material liability to the Company and its Subsidiaries taken as a whole, none of the Company or any of its Subsidiaries has been subject to any Collective Bargaining Agreement and there are no grievances or arbitrations outstanding thereunder; (ii) to the knowledge of the Company, there are no labor organizational campaigns, corporate campaigns, petitions, demands for recognition (including demands for works council recognition), applications or other unionization activities seeking recognition of a bargaining unit at the Company or any of its Subsidiaries; (iii) none of the Company or any of its Subsidiaries is suffering (and, for the past three (3) years, none of the Company or any of its Subsidiaries has suffered) any labor dispute, any activity or proceeding by a labor union or representative thereof to organize any Employee or any picketing, lockouts, strikes, slowdowns, work stoppages, job actions or threats thereof by or with respect to any Employee, against or involving the Company or any of its Subsidiaries; (iv) there are no unfair labor practice charges, grievances, arbitrations or other complaints or union matters before the National Labor Relations Board or other labor board of Governmental Authority or works council disputes that would reasonably be expected to affect the employees of the Company and its Subsidiaries; (v) there are no current or, to the knowledge of the Company, threatened strikes, slowdowns, lockouts, organized labor disputes or work stoppages, and no such strike, slowdown, lockout, organized labor dispute or work stoppage has occurred within the two (2) years preceding the date of this Agreement; (vi) the execution of this Agreement and the consummation of the transactions contemplated by this Agreement will not result in any breach or other violation of any Collective Bargaining Agreement; and (vii) the execution of this Agreement will not result in any breach or other violation of any notice, information or consultation obligations under applicable labor Law.

(k) Except as contemplated by this Agreement, to the knowledge of the Company, no director, executive officer, or other key current Employee has expressed to the Company in writing any present intention to terminate his or her employment with the Company or any of its Subsidiaries. No Employees have notified the Company or its Subsidiaries, in writing, of any obligations of confidentiality of such Employees to any other Person(s) that conflict with such Employee’s work for, or obligations to, Parent, the Company, the Surviving Corporation, or any of their Subsidiaries.

(l) Except as would not reasonably be expected to result in a material liability to the Company or any of its Subsidiaries, the Company and its Subsidiaries have complied in all material respects with all applicable Laws relating to employment, employment practices, wages, hours, mandatory insurance, and other benefits, leaves of absence, employee classification, immigration control, employee safety, bonuses and terms and conditions of employment, including laws relating to termination of employment and relating to job applicants and employee background checks. No material action, suit, Claim (or counterclaim), litigation, arbitration, or mediation, (including any civil, criminal, administrative, investigative or appellate proceeding) that arises out of the current, former or potential employment or service relationship between the Company or any of its Subsidiaries and applicants or Employees, officers, or directors, or other service providers is pending or, to the knowledge of the Company, is otherwise pending or has been threatened against the Company or its Subsidiaries. Except as otherwise set forth on Section 4.18(l) of the Company Disclosure Letter, all individuals characterized and treated by the Company as independent contractors or consultants are properly treated as independent contracts under all applicable laws. Except as would not reasonably be expected to result in a material liability to the Company or any of its Subsidiaries, all employees of the Company classified as exempt under the Fair Labor Standards Act and state and local wage and hour laws are properly classified. The Company is in compliance with and has complied with all immigration laws, including Form I-9 requirements and any applicable mandatory E-Verify obligations.

Section 4.19 Environmental Matters.

(a) Except as not reasonably expected to have or had, individually or in the aggregate, a Company Material Adverse Effect:

(i) the Company and its Subsidiaries are and, since January 1, 2019, have been in compliance with all applicable Environmental Laws;

(ii) there is no Environmental Claim pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries;

(iii) except as listed in Section 4.19(a)(iii) of the Company Disclosure Letter, the Company and its Subsidiaries have no contractual indemnity obligation to any third party for Environmental Claims or liability under Environmental Law, other than general commercial indemnification obligations entered into in the ordinary course of business, and not for the primary purpose of indemnifying matters relating to Environmental Claims or Environmental Laws; and

(iv) to the knowledge of the Company, there are no actions, activities, circumstances, facts, conditions, events or incidents that would be reasonably likely to form the basis of any Environmental Claim against the Company or any of its Subsidiaries.

(b) Except as listed in Section 4.19(b) of the Company Disclosure Letter, the Company and its Subsidiaries are not required to hold any Environmental Permits in order to conduct their business or operations as their business and operations are conducted.

(c) The Company has provided Parent with true and complete copies of all material environmental assessment reports and reports of material environmental investigations with respect to the Company and any of its Subsidiaries and for any Company Real Property.

(d) The transactions contemplated by this Agreement do not require, under any Environmental Law, any material consent of, or material filings with, any Governmental Authority with jurisdiction over the Company or any of its Subsidiaries including, but not limited to, the transfer of any environmental permits.

Section 4.20 Material Contracts.

(a) Section 4.20(a) of the Company Disclosure Letter sets forth, as of the date of this Agreement, a true and complete list of each of the following types of Contracts to which the Company or any of its Subsidiaries is a party or by which any of their respective properties or assets is bound:

(i) each Contract that limits or restricts in any material respect the Company or any of its Subsidiaries from (1) engaging or competing in any line of business in any location or with any Person, (2) selling any products or services of or to any other Person or in any geographic region or (3) obtaining products or services from any Person, in each case of clauses (1), (2) and (3), that is material to the Company and its Subsidiaries, taken as a whole;

(ii) each Contract that includes any arrangement whereby the Company grants any right of first refusal or right of first offer or similar right to a Third Party or any arrangement whereby the Company or one of its Subsidiaries is obligated to lease real property that would be material to the Company and its Subsidiaries, in each that is material to the Company and its Subsidiaries, taken as a whole;

(iii) each Contract that is a joint venture or partnership agreement that is material to the Company and its Subsidiaries, taken as a whole;

(iv) each Contract that is a loan, guarantee of indebtedness or credit agreement, note, bond, mortgage, indenture or other binding commitment (other than letters of credit and those between the Company and its wholly owned Subsidiaries) relating to indebtedness for borrowed money in an amount in excess of $500,000 individually;

(v) each Contract with respect to an interest, rate, currency or other swap or derivative transaction (other than those between the Company and its Subsidiaries) with a fair value in excess of $250,000;

(vi) each Contract that is an (A) Inbound Intellectual Property Contract that is required to be listed on Section 4.15(b) of the Company Disclosure Letter, or (B) Outbound Intellectual Property Contract that is required to be listed on Section 4.15(c) of the Company Disclosure Letter;

(vii) each Contract that is an acquisition agreement or a divestiture agreement pursuant to which (A) the Company reasonably expects that it is required to pay total consideration including assumption of debt after the date of this Agreement to be in excess of $1 million, (B) any other Person has the right to acquire any assets of the Company or any of its Subsidiaries after the date of this Agreement with a fair market value or purchase price of more than $1 million or (C) any other Person has the right to acquire any interests in the Company or any of its Subsidiaries, excluding, in the case of clauses (A) and (B), acquisitions or dispositions of supplies, inventory, merchandise or products in connection with the conduct of the Company’s and its Subsidiaries’ business or of supplies, inventory, merchandise, products, equipment, properties or other assets that are obsolete, worn out, surplus or no longer used or useful in the conduct of business of the Company or its Subsidiaries;

(viii) each Contract that is a settlement or similar agreement with any Governmental Authority (including any corporate integrity agreement, monitoring agreement or deferred prosecution agreement) or order or consent of a Governmental Authority (including any consent decree or settlement order) to which the Company or any of its Subsidiaries is subject involving future performance by the Company or any of its Subsidiaries which is material to the Company and its Subsidiaries, taken as a whole;

(ix) each Contract (or series of related Contracts) pursuant to which the Company or any of its Subsidiaries has continuing “earn-out” or similar obligations that could result in payments in excess of $1 million in the aggregate;

(x) each Contract (or series of related Contracts) that obligates the Company or any of its Subsidiaries to make any capital commitment, loan or capital expenditure in an amount in excess of $500,000 in the aggregate in any one year period after the date of this Agreement that cannot be terminated by the Company or any of its Subsidiaries on less than sixty (60) days’ notice without material payment or penalty;

(xi) each Contract for the employment of, or receipt of any services from, any current Employee at the level of Vice President or higher;

(xii) each Contract to which the Company or any of its Subsidiaries is a party that constitutes a Collective Bargaining Agreement or other labor agreement or that relates to the employment of non-U.S. individual service providers to the Company or its Subsidiaries employed by professional employer organizations (“Non-U.S. Service Providers”);

(xiii) each Contract that would be required to be filed by the Company as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K under the 1933 Act or disclosed by the Company under Item 1.01 on a Current Report on Form 8-K.

Each Contract of the type described in clauses (i) through (xiii) is referred to herein as a “Company Material Contract.”

(b) Except for this Agreement or as listed in Section 4.20(b) of the Company Disclosure Letter, as of the date of this Agreement, neither the Company nor any of its Subsidiaries is a party to or bound by any “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) that is to be performed after the date of this Agreement that has not been filed as an exhibit to or incorporated by reference in a Company SEC Document.

(c) Except for any Company Material Contract that has terminated or expired in accordance with its terms or as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, each Company Material Contract is valid and binding and in full force and effect and, to the Company’s knowledge, enforceable against the other party or parties thereto in accordance with its terms. The Company and/or its Subsidiaries party thereto, as applicable, and, to the knowledge of the Company, each other party thereto, has performed its obligations required to be performed by it, as and when required, under each Company Material Contract, except for failures to perform that have not had, and would not reasonably be expected to have, individually or in the aggregate, a Company

Material Adverse Effect. Except for breaches, violations or defaults which have not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, neither the Company nor any of its Subsidiaries, nor to the Company’s knowledge any other party to a Company Material Contract, is in violation of or in default under any provision of such Company Material Contract. True and complete copies of the Company Material Contracts and any material amendments thereto have been made available to Parent prior to the date of this Agreement.

Section 4.21 Finders’ Fees. Except for Piper Sandler & Co., true and correct copies of whose engagement letter has been provided to Parent, and except as set forth on Section 4.21 of the Company Disclosure Letter, there is no investment banker, broker or finder that has been retained by or is authorized to act on behalf of the Company or any of its Subsidiaries who is entitled to any fee or commission from the Company or any of its Affiliates in connection with the transactions contemplated by this Agreement.

Section 4.22 Opinion of Financial Advisor. As of the date of this Agreement, the Company Board has received the opinion of Piper Sandler & Co., financial advisor to the Special Committee and the Company, to the effect that, as of the date of such opinion, and based upon and subject to the assumptions, qualifications, matters and limitations set forth therein, the consideration to be received by the holders of Company Stock (other than shares of Company Stock owned, directly or indirectly, by Parent, the Company (including shares held as treasury stock or otherwise), or Merger Sub Inc.) pursuant to this Agreement is fair from a financial point of view to such holders. A copy of such opinion will be made available to Parent as soon as practicable following the date of this Agreement for informational purposes only. Parent and Merger Sub Inc. acknowledge and agree that the opinion of Piper Sandler & Co. may not be relied upon by Parent or any director, manager, officer or employee of Parent and that such opinion may not be distributed by Parent or Merger Sub Inc. to any third party without the prior consent of Piper Sandler & Co.

Section 4.23 Antitakeover Statutes. Assuming the accuracy of Parent’s and Merger Sub Inc.’s representations and warranties in Article V, (i) the Company has taken all action necessary to exempt the Merger, this Agreement, the Support Agreements and the transactions contemplated hereby and thereby from the restrictions of Section 203 of the DGCL, and, accordingly, neither the restrictions pursuant to such provision of the DGCL nor any other antitakeover or similar statute or regulation applies or purports to apply to any such transactions and (ii) no other “control share acquisition,” “fair price,” “moratorium” or other antitakeover laws enacted under U.S. state or federal laws apply to this Agreement, the Support Agreement or any of the transactions contemplated hereby or thereby.

Section 4.24 Insurance. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, each of the insurance policies and self-insurance programs and arrangements relating to the business, assets and operations of the Company are in full force and effect. As of the date of this Agreement, since January 1, 2019, neither the Company nor any of its Subsidiaries has received any written notice regarding any actual or possible: (a) cancellation or invalidation of any such insurance policy, other than such cancellation or invalidation that would not constitute a Company Material Adverse Effect; or (b) written notice of refusal of any coverage or rejection of any claim under any such insurance policy that if not paid would constitute a Company Material Adverse Effect. With respect to each Proceeding that has been filed or investigation initiated against the Company or any of its Subsidiaries since January 1, 2019, no insurance carrier has issued a denial of coverage or a reservation of rights with respect to any such Proceeding or investigation, or informed any of the Company or any of its Subsidiaries of its intent to do so, other than such denial or reservation that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.25 No Additional Representations. Except for the representations and warranties expressly made by the Company in this Article IV and in the Company Disclosure Letter, each of Parent and Merger Sub Inc. acknowledges that neither the Company nor any other Person makes any express or implied representation or warranty whatsoever and specifically (but without limiting the foregoing), that neither the Company nor any Representative of the Company makes any representation or warranty with respect to (a) the Company or its Subsidiaries or any of their respective businesses, affairs operations, assets, liabilities, conditions (financial or otherwise), prospects or any other matter relating to the Company or its Subsidiaries or (b) any documentation, forecasts, budgets, projections, estimates or other information (including the accuracy or completeness of, or the reasonableness of the assumptions underlying, such documentation, forecasts, budgets, projections, estimates or other information) provided by the Company or any Representative of the Company, including in any “data rooms” or management presentations.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB INC.

Subject to Section 11.5, (a) except as disclosed in the Parent SEC Documents publicly filed or furnished to the SEC prior to the date of this Agreement; provided, that in no event shall any risk factor disclosure under the heading “Risk Factors” or disclosure set forth in any “forward looking statements” disclaimer or other general statements to the extent they are cautionary, predictive or forward looking in nature that are included in any part of any Parent SEC Document be deemed to be an exception to, or, as applicable, disclosure for purposes of, any representations and warranties of Parent or Merger Sub Inc. contained in this Agreement or (b) except as set forth in the Parent Disclosure Letter, Parent and Merger Sub Inc. represent and warrant to the Company that:

Section 5.1 Corporate Existence and Power. Each of Parent and Merger Sub Inc. is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware. Each of Parent and Merger Sub Inc. has all corporate power and authority to carry on its business as now conducted and is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where such qualification is necessary, except where any failure to have such power or authority or to be so qualified would not reasonably be expected, individually or in the aggregate, to have a Parent Material Adverse Effect. Prior to the date of this Agreement, Parent has delivered or made available to the Company true and complete copies of the organizational documents of Parent and Merger Sub Inc. as in effect on the date of this Agreement. None of Parent or Merger Sub Inc. is in violation of, in conflict with, or in default under, its certificate of incorporation or bylaws.

Section 5.2 Corporate Authorization.

(a) The execution, delivery and performance by Parent and Merger Sub Inc. of this Agreement and the consummation by Parent and Merger Sub Inc. of the transactions contemplated hereby are within the corporate power and authority of Parent and Merger Sub Inc. and, except for the approval of ProFrac Holdings II, LLC as the sole stockholder of Merger Sub Inc., the Parent Stockholder Approval and the filing the Certificate of Merger with the Secretary of State of the State of Delaware as required by the DGCL, have been duly authorized by all necessary corporate action on the part of Parent and Merger Sub Inc.. The Parent Stockholder Approval is the only vote of any holders of any of Parent’s capital stock necessary in connection with the consummation of the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Parent and Merger Sub Inc. and, assuming due authorization, execution and delivery by the Company, constitutes a valid and binding agreement of each of Parent and Merger Sub Inc., enforceable against Parent and Merger Sub Inc. in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at Law).

(b) As of the date of this Agreement, the respective board of directors of each of Parent and Merger Sub Inc. have approved and declared advisable this Agreement and the transactions contemplated hereby.

Section 5.3 Governmental Authorization. The execution, delivery and performance by Parent and Merger Sub Inc. of this Agreement and the consummation by Parent and Merger Sub Inc. of the transactions contemplated hereby require no action by or in respect of, or filing with, any Governmental Authority, other than (i) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of other states in which Parent is qualified to do business, (ii) compliance with any applicable requirements of the HSR Act and any non-U.S. Competition Laws, (iii) compliance with any applicable requirements of the 1933 Act, the 1934 Act and any other applicable state or federal securities laws, (iv) compliance with any applicable requirements of Nasdaq and (v) any actions or filings the absence of which would not reasonably be expected to have, individually or in the aggregate, (x) a Parent Material Adverse Effect or (y) an effect that would prevent, materially delay or materially impair the ability of Parent to perform its obligations under this Agreement or to consummate the Merger.

Section 5.4 Non-contravention. The execution, delivery and performance by Parent and Merger Sub Inc. of this Agreement and the consummation of the transactions contemplated hereby do not and will not (i) assuming the authorizations, consents and approvals referred to in clauses (i) through (iv) of Section 5.3 are obtained and, with respect to consummation of the transactions contemplated hereunder, other than any consents obtain by the Closing Date, (A) contravene, conflict with, or result in any violation or breach of any provision of the organizational documents of Parent or Merger Sub Inc., (B) contravene, conflict with or result in a violation or breach of any provision of any Law or Order or (C) require any consent or other action by any Person under, constitute a default or a violation, or an event that, with or without notice or lapse of time or both, would constitute a default or a violation, under or of, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit to which Parent or any of its Subsidiaries is entitled under any provision of any Contract binding upon Parent or any of its Subsidiaries or any license, franchise, permit, certificate, approval or other similar authorization affecting, or relating in any way to, the assets or business of Parent and its Subsidiaries or (ii) result in the creation or imposition of any Lien, other than any Permitted Lien, on any asset of Parent or any of its Subsidiaries, except, in the case of each of clauses (i)(B), (i)(C) and (ii), which have not had and would not reasonably be expected to have, individually or in the aggregate, (x) a Parent Material Adverse Effect or (y) an effect that would prevent, materially delay or materially impair the ability of Parent to perform its obligations under this Agreement or to consummate the Merger.

Section 5.5 Capitalization.

(a) As of the date of this Agreement, the authorized capital stock of Parent consists of (i) 600,000,000 shares of Parent Stock, (ii) 400,000,000 shares of Class B common stock, par value $0.01 (“Parent Class B Common Stock”), and (iii) 50,000,000 shares of preferred stock, par value $0.01 per share (“Parent Preferred Stock”). As of June 14, 2022, (A) 41,237,003 shares of Parent Stock were issued and outstanding, (B) 101,133,201 shares of Parent Class B Common Stock were issued and outstanding, (C) no shares of Parent Preferred Stock were issued and outstanding and (D) 509,467 restricted stock units with respect to 509,467 shares of Parent Stock were issued and outstanding, all of which were issued under the Parent 2022 Long Term Incentive Plan (the “Parent RSUs”).

(b) Except upon the settlement of the Parent RSUs, in each case, that were outstanding on June 14, 2022, there are no issued, reserved for issuance or outstanding (i) shares of capital stock or other voting securities of or other ownership interests in Parent, (ii) securities of Parent convertible into or exchangeable for shares of capital stock or other voting securities of or other ownership interests in Parent, (iii) warrants, calls, options or other rights to acquire from Parent or other obligation of Parent to issue, any shares of capital stock, voting securities or securities convertible into or exchangeable for capital stock or other voting securities of or other ownership interests in Parent or (iv) restricted shares, stock appreciation rights, performance units, contingent value rights, “phantom” stock or similar securities or rights issued or granted by Parent or any of its Subsidiaries that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any shares of capital stock of or other voting securities of or other ownership interests in Parent (the items in clauses (i) through (iv) being referred to collectively as the “Parent Securities”). There are no outstanding obligations of Parent or any of its Subsidiaries to repurchase, redeem or otherwise acquire any of the Parent Securities, and neither Parent nor any of its Subsidiaries maintains an employee stock purchase plan. Neither Parent nor any of its Subsidiaries is a party to any voting trust, proxy, voting agreement or other similar agreement with respect to the voting of any Parent Securities. All outstanding shares of capital stock of Parent have been, and all shares that may be issued pursuant to any equity compensation plan or arrangement will be, when issued in accordance with the respective terms thereof, duly authorized and validly issued, fully paid and nonassessable and free of preemptive rights.

(c) As of the date of this Agreement, there are no outstanding bonds, debentures, notes or other indebtedness of Parent having the right to vote (whether on an as-converted basis or otherwise) (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of Parent may vote.

(d) The shares of Parent Stock to be issued as Merger Consideration, when issued and delivered in accordance with the terms of this Agreement, will have been duly authorized and validly issued, fully paid and nonassessable and free of preemptive rights.

(e) Merger Sub Inc. is an indirect subsidiary of Parent that was formed solely for the purpose of engaging in the Merger. Since its date of incorporation and prior to the Effective Time, Merger Sub Inc. has not engaged in any activities other than the execution of this Agreement, the performance of its obligations hereunder and matters ancillary thereto, and prior to the Effective Time will have no assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement and the Merger.

(f) The authorized capital stock of Merger Sub Inc. consists of 1,000 shares of common stock, $0.001 par value per share, all of which have been validly issued, are fully paid and nonassessable and are owned indirectly by Parent free and clear of any Lien.

Section 5.6 SEC Filings and the Sarbanes-Oxley Act.

(a) Parent has filed with or furnished to the SEC (including following any extensions of time for filing provided by Rule 12b-25 promulgated under the 1934 Act) all reports, schedules, forms, statements, prospectuses, registration statements and other documents required to be filed or furnished, as the case may be, by Parent since January 1, 2019 (collectively, together with any schedules thereto and other information incorporated therein, the “Parent SEC Documents”).

(b) As of its filing date (or, if amended or supplemented, as of the date of the most recent amendment or supplement filed prior to the date of this Agreement), each Parent SEC Document complied as to form in all material respects with the applicable requirements of the 1933 Act and the 1934 Act and the Sarbanes-Oxley Act, and any rules and regulations promulgated thereunder, as the case may be.

(c) As of its filing date (or, if amended or supplemented, as of the date of the most recent amendment or supplement filed prior to the date of this Agreement), each Parent SEC Document filed or furnished pursuant to the 1934 Act did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

(d) Each Parent SEC Document that is a registration statement, as amended or supplemented, if applicable, filed pursuant to the 1933 Act, as of the date such registration statement or amendment became effective, and as of the date of such supplement, did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

(e) Parent has heretofore furnished to the Company complete and correct copies of all comment letters received from the SEC or its staff from January 1, 2019 through the date of this Agreement with respect to any of the Parent SEC Documents, together with all written responses of Parent thereto, to the extent that such comment letters and written responses are not publicly available on EDGAR. As of the date of this Agreement, there are no outstanding or unresolved comments in comment letters received from the SEC or its staff with respect to any of the Parent SEC Documents, and, to the knowledge of Parent, none of the Parent SEC Documents are subject to ongoing SEC review.

(f) Parent has established and maintains disclosure controls and procedures (as defined in Rule 13a-15 under the 1934 Act). Such disclosure controls and procedures are reasonably designed to ensure that material information relating to Parent, including its consolidated Subsidiaries, is made known to Parent’s principal executive officer and its principal financial officer by others within those entities and such disclosure controls and procedures are reasonably designed to ensure all such information is communicated in a timely fashion to Parent’s principal executive officer and principal financial officer such that timely decisions may be made regarding the disclosure of such information in Parent’s periodic and current reports required under the 1934 Act.

(g) Parent and its Subsidiaries have established and maintained a system of Internal Controls over financial reporting sufficient to provide reasonable assurance regarding the reliability of Parent’s financial reporting and the preparation of Parent financial statements for external purposes in accordance with GAAP. Parent has disclosed, based on its most recent evaluation of Internal Controls prior to the date of this Agreement, to Parent’s auditors and audit committee (i) any significant deficiencies and material weaknesses in the design or operation of Internal Controls which are reasonably likely to adversely affect Parent’s ability to record, process, summarize and report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in Internal Controls.

(h) Neither Parent nor any of its Subsidiaries has extended or maintained credit, arranged for the extension of credit, or renewed an extension of credit, in the form of a personal loan to or for any executive officer (as defined in Rule 3b-7 under the 1934 Act) or director of Parent in violation of Section 402 of the Sarbanes-Oxley Act.

(i) Parent is in compliance, and has complied since January 1, 2019, in each case in all material respects, with (i) the applicable provisions of the Sarbanes-Oxley Act and (ii) the applicable listing and corporate governance rules and regulations of Nasdaq.

(j) Each of the principal executive officer and principal financial officer of Parent (or each former principal executive officer and principal financial officer of Parent, as applicable) has made all certifications required by Rule 13a-14 and 15d-14 under the 1934 Act and Sections 302 and 906 of the Sarbanes-Oxley Act and any related rules and regulations promulgated by the SEC and Nasdaq, and the statements contained in any such certifications are complete and correct in all material respects.

(k) Since the Parent Balance Sheet Date through the date of this Agreement, there has been no transaction, or series of similar transactions, agreements, arrangements or understandings, nor is there any proposed transaction as of the date of this Agreement, or series of similar transactions, agreements, arrangements or understandings to which Parent or any of its Subsidiaries was or is to be a party, that would be required to be disclosed under Item 404 of Regulation S-K promulgated under the 1933 Act that has not been disclosed in the Parent SEC Documents publicly filed or furnished with the SEC following the Parent Balance Sheet Date.

Section 5.7 Financial Statements. The audited consolidated financial statements and unaudited consolidated interim financial statements of Parent included or incorporated by reference in the Parent SEC Documents (including all related notes and schedules thereto) (a) fairly present in all material respects, in conformity with GAAP (except, in the case of unaudited consolidated interim financial statements, as permitted by the SEC’s Form 10-Q) applied on a consistent basis (except as may be indicated therein or in the notes thereto), the consolidated financial position of Parent and its consolidated Subsidiaries as of the dates thereof and their consolidated results of operations and cash flows for the periods then ended (subject to normal year-end audit adjustments in the case of any unaudited interim financial statements), (b) comply in all material respects with the applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, and (c) have been prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto and except, in the case of the unaudited interim statements, as may be permitted under the SEC’s Form 10-Q).

Section 5.8 Information Supplied. The information relating to Parent and its Subsidiaries to be contained in, or incorporated by reference in, the Registration Statement, Proxy Statement and Information Statement will not, (i) on the date the Proxy Statement is first mailed to the holders of Company Stock or at the time of the Company Stockholders’ Meeting, (ii) on the date that the Information Statement is provided to holders of Parent Stock or (iii) at the time the Registration Statement is declared effective by the SEC, contain any untrue statement of any material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not false or misleading. The Registration Statement, Proxy Statement and Information Statement will comply in all material respects as to form with the requirements of the 1933 Act and the 1934 Act, as applicable, and the rules and regulations promulgated thereunder. Notwithstanding the foregoing provisions of this Section 5.8, no representation or warranty is made by Parent or Merger Sub Inc. with respect to information or statements made or incorporated by reference in the Registration Statement, Proxy Statement or Information Statement that were not supplied by or on behalf of Parent for use therein.

Section 5.9 Absence of Certain Changes.

(a) From the Parent Balance Sheet Date through the date of this Agreement, the business of Parent and its Subsidiaries has been conducted in the ordinary course of business in all material respects.

(b) Since the Parent Balance Sheet Date through the date of this Agreement, there has not been any effect, change, condition, fact, event, occurrence or development that has had or would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 5.10 Solvency. Each of Parent and the Surviving Corporation will be Solvent as of the Effective Time and immediately after the consummation of the Merger and the other transactions contemplated by this Agreement. For the purposes of this Agreement, the term “Solvent”, when used with respect to any Person, means that, as of any date of determination, (a) the amount of the “fair saleable value” of the assets of such Person will, as of such date, exceed the sum of (1) the value of all “liabilities of such Person, including contingent and other liabilities,” as of such date, as such quoted terms are generally determined in accordance with applicable Laws governing determinations of the insolvency of debtors, and (2) the amount that will be required to pay the probable liabilities of such Person, as of such date, on its existing debts (including contingent and other liabilities) as such debts become absolute and mature, (b) such Person will not have, as of such date, an unreasonably small amount of capital for the operation of the businesses in which it is engaged or proposed to be engaged following such date, and (c) such Person will be able to pay its liabilities, as of such date, including contingent and other liabilities, as they mature. For purposes of this definition, “not have an unreasonably small amount of capital for the operation of the businesses in which it is engaged or proposed to be engaged” and “able to pay its liabilities, as of such date, including contingent and other liabilities, as they mature” means that such Person will be able to generate enough cash from operations, asset dispositions or refinancing, or a combination thereof, to meet its obligations as they become due.

Section 5.11 No Undisclosed Material Liabilities. There are no liabilities or obligations of Parent or any of its Subsidiaries that would be required by GAAP, as in effect on the date hereof, to be reflected on the consolidated balance sheet of Parent (including the notes thereto), other than:

(a) liabilities or obligations disclosed, reflected, reserved against or otherwise provided for in the Parent Balance Sheet or in the notes thereto;

(b) liabilities or obligations incurred in the ordinary course of business since the Parent Balance Sheet Date;

(c) liabilities or obligations arising out of this Agreement or the transactions contemplated hereby; and

(d) liabilities or obligations that have not had, and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 5.12 Compliance with Laws and Court Orders; Governmental Authorization.

(a) Except for matters that have not had and would not reasonably be expected to have, individually or in the aggregate, (i) a Parent Material Adverse Effect or (ii) an effect that would prevent, materially delay or materially impair the ability of Parent to perform its obligations under this Agreement or to consummate the Merger, Parent and each of its Subsidiaries are, and since January 1, 2019 have been, in compliance with all applicable Laws and Orders, and to the knowledge of Parent, are not under investigation by any Governmental Authority with respect to any Law or Order. There is no Order of any Governmental Authority outstanding against Parent or any of its Subsidiaries that is material to Parent and its Subsidiaries, taken as a whole.

(b) Except as would not reasonably be expected to have, individually or in the aggregate, (i) a Parent Material Adverse Effect or (ii) an effect that would prevent, materially delay or materially impair the ability of Parent or Merger Sub Inc. to perform their respective obligations under this Agreement or to consummate the Merger, Parent and each of its Subsidiaries has all Governmental Authorizations necessary for the ownership and operation of its business as presently conducted, and each such Governmental Authorization is in full force and effect. Except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, (x) Parent and each of its Subsidiaries are, and since January 1, 2019, have been in compliance with the terms of all Governmental Authorizations necessary for the ownership and operation of its businesses and (y) since January 1, 2019, neither Parent nor any of its Subsidiaries has received written notice from any Governmental Authority alleging any conflict with or breach of any such Governmental Authorization.

Section 5.13 Litigation. Except as has not had and would not reasonably expected to have, individually or in the aggregate, (a) a Parent Material Adverse Effect or (b) an effect that would prevent, materially delay or materially impair the ability of Parent or Merger Sub Inc. to perform their respective obligations under this Agreement or to consummate the Merger, there is no Proceeding or, to the knowledge of Parent, investigation, pending against, or, to the knowledge of Parent, threatened by or against, Parent, any of its Subsidiaries, or to the knowledge of Parent and insofar as any such Proceeding or investigation relates to Parent or any of its Subsidiaries, any present or former officer, director or employee of Parent or any of its Subsidiaries or any other Person for whom Parent or any of its Subsidiaries may be liable before (or, in the case of threatened Proceedings or investigations, that would be before) or by any Governmental Authority.

Section 5.14 Opinion of Financial Advisor. As of the date of this Agreement, the Parent Special Committee has received the opinion of Jefferies LLC, financial advisor to the Parent Special Committee, to the effect that, as of the date of such opinion, and based upon and subject to the assumptions, qualifications, matters and limitations set forth therein, the Exchange Ratio is fair, from a financial point of view, to Parent. A copy of such opinion will be made available to the Company as soon as practicable following the date of this Agreement for informational purposes only. The Company acknowledges and agrees that the opinion of Jefferies LLC may not be relied upon by the Company or any director, manager, officer or employee the Company and that such opinion may not be distributed by the Company to any third party without the prior consent of Jefferies LLC.

Section 5.15 No Additional Representations. Except for the representations and warranties expressly made by Parent and Merger Sub Inc. in this Article V, the Company acknowledges that none of Parent or Merger Sub Inc. or any other Person makes any express or implied representation or warranty whatsoever and specifically (but without limiting the foregoing), that none of Parent, Merger Sub Inc. or any of their Representatives makes any representation or warranty with respect to (a) Parent or its Subsidiaries or any of their respective businesses, affairs, operations, assets, liabilities, conditions (financial or otherwise), prospects or any other matter relating to Parent or its Subsidiaries or (b) any documentation, forecasts, budgets, projections, estimates or other information (including the accuracy or completeness of, or the reasonableness of the assumptions underlying, such documentation, forecasts, budgets, projections, estimates or other information) provided by Parent or any Representative of Parent, including in any “data rooms” or management presentations.

ARTICLE VI

COVENANTS OF THE COMPANY

Section 6.1 Conduct of the Company. From the date of this Agreement until the earlier to occur of the Effective Time and the date of termination of this Agreement in accordance with Article X, except as expressly contemplated by this Agreement, as set forth in Section 6.1 of the Company Disclosure Letter, as consented to in writing by Parent (such consent not to be unreasonably withheld, conditioned or delayed) or as required by applicable Law, the Company shall, and shall cause each of its Subsidiaries to, conduct its business in all material respects in the ordinary course; provided, however, that no action that is specifically permitted by any of clauses (a) through (u) of this Section 6.1 shall be deemed a breach of this sentence. Without limiting the generality of the foregoing, from the date of this Agreement until the earlier to occur of the Effective Time and the date of termination of this Agreement in accordance with Article X, except as expressly contemplated by this Agreement, as set forth in Section 6.1 of the Company Disclosure Letter, as consented to in writing by Parent (such consent, other than with respect to clause (r), not to be unreasonably withheld, conditioned or delayed) or as required by applicable Law, the Company shall not, nor shall it permit any of its Subsidiaries to:

(a) amend the certificate of incorporation, bylaws or other similar organizational documents (whether by merger, consolidation or otherwise), in each case, of the Company or any Subsidiary of the Company;

(b) split, combine or reclassify any shares of capital stock of the Company or any of its Subsidiaries or declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of the capital stock of the Company or its Subsidiaries, or redeem, repurchase or otherwise acquire or offer to redeem, repurchase, or otherwise acquire any Company Securities or any Company Subsidiary Securities, except for the declaration, setting aside or payment of any dividends or other distributions by any of its Subsidiaries to the Company or to another Subsidiary in the ordinary course of business consistent with past practice;

(c) (i) issue, deliver or sell, or authorize the issuance, delivery or sale of, any Company Securities or Company Subsidiary Securities, other than (x) the issuance of any shares of the Company Stock upon the exercise or the settlement of Company Equity Awards that are outstanding on the date of this Agreement in accordance with the applicable terms thereof on the date of this Agreement, (y) the issuance of any shares of the Company Stock upon exercise or conversion of shares of Series A Preferred Stock or Equity Linked Convertible Notes in accordance with the terms thereof, and (z) issuances of securities of the Company’s Subsidiaries to the Company or to wholly owned Subsidiaries of the Company or (ii) amend any term of any Company Security (in each case, whether by merger, consolidation or otherwise);

(d) incur or commit to any capital expenditures or any obligations or liabilities in respect thereof, except for (i) those as may be contemplated by the Company’s fiscal 2022 budget and capital expenditure plan made available to Parent prior to the date of this Agreement (whether or not such capital expenditures are made during the Company’s 2022 fiscal year), or (ii) any other capital expenditures not to exceed $750,000 in the aggregate;

(e) acquire (by merger, consolidation, acquisition of stock or assets or otherwise), directly or indirectly, any assets (including Intellectual Property Rights, Technology and other intangible assets), securities or businesses, other than (i) acquisitions of supplies, materials and similar assets in the ordinary course of business of the Company and its Subsidiaries in a manner that is consistent with past practice, (ii) pursuant to Contracts in effect on the date of this Agreement, (iii) any other acquisitions for consideration that is not in excess of $500,000 individually or in the aggregate, (iv) acquisitions solely involving one or more of the Company and any of its wholly owned Subsidiaries and (v) as contemplated by the Company’s fiscal 2022 budget and capital expenditure plan made available to Parent prior to the date of this Agreement;

(f) sell, assign, license, lease or otherwise transfer, or abandon or create or incur any material Lien on any of the Company’s or its Subsidiaries’ assets (including Intellectual Property Rights, Technology and other intangible assets), securities, properties, interests or businesses in excess of $500,000 in the aggregate, other than (i) sales, leases or transfers in the ordinary course of business consistent with past practice, (ii) non-exclusive licenses granted to customers, suppliers, distributors, resellers, channel partners and other third parties in the ordinary course of business consistent with past practices, (iii) Permitted Liens or (iv) the abandonment of non-material Intellectual Property Rights in the ordinary course of business consistent with past practice; provided, that in no event shall the Company or any of its Subsidiaries assign or grant any exclusive licenses of any Intellectual Property Rights or Technology, or grant any other licenses of any Intellectual Property Rights or Technology other than non-exclusive licenses granted in the ordinary course of business consistent with past practices to the extent permitted above in Section 6.1(f)(ii), for the avoidance of doubt not to include any Company Intellectual Property Rights or Technology which have been assigned or granted in the ordinary course of the business, in each case, without Parent’s prior written consent (which consent shall not be unreasonably be withheld);

(g) make any loans, advances or capital contributions to, or investments in, any other Person in excess of $500,000 in the aggregate, other than intercompany indebtedness;

(h) create, incur, suffer to exist or assume any indebtedness for borrowed money or guarantees thereof, other than intercompany indebtedness and as contemplated by the Company’s fiscal 2022 budget and capital expenditure plan set forth on Section 6.1(h) of the Company Disclosure Letter;

(i) other than in the ordinary course of business consistent with past practice, enter into any agreement or arrangement that limits or otherwise restricts in any material respect the Company or any of its Subsidiaries from engaging or competing in any line of business, in any location or with any Person, or would purport to limit, after the Effective Time, Parent or any of its Subsidiaries from engaging or competing in any line of business in any material respect;

(j) other than in the ordinary course of business consistent with past practice (including renewals consistent with the terms thereof), (i) amend or modify in any material respect or terminate (excluding terminations or renewals upon expiration of the term thereof in accordance with the terms thereof) any Company Material Contract or waive, release or assign any material rights, claims or benefits under any Company Material Contract or (ii) enter into any Contract that would have been a Company Material Contract had it been entered into prior to the date of this Agreement;

(k) recognize any new labor organization, union, employee association, trade union, works council or other similar employee representative, or negotiate, enter into, amend, modify or terminate any Collective Bargaining Agreement;

(l) grant or modify any equity or equity-based awards;

(m) except (i) as required pursuant to a Company Plan or a Contract in effect prior to the date of this Agreement, or (ii) as otherwise required by applicable Law, (A) grant or provide any severance, retention or termination payments or benefits to any current or former employee, officer, non-employee director, independent contractor or consultant of the Company or any of its Subsidiaries (including any obligation to gross-up, indemnify or otherwise reimburse any such individual for any Tax incurred by any such individual, including under Section 409A or 4999 of the Code), (B) accelerate the time of payment or vesting of, or the lapsing of restrictions with respect to, or fund or otherwise secure the payment of, any compensation or benefits to any current or former employee, officer, non-employee director, independent contractor or consultant of the Company or any of its Subsidiaries, (C) increase the compensation payable to any current or former employee, officer, non-employee director, independent contractor or consultant of the Company or any of its Subsidiaries, other than routine increases in base salaries or hourly base wage rates, as applicable, to employees in the ordinary course of business consistent with past practice and not in excess of the Company’s 2022 established budget as set forth on Section 6.1(m) of the Company Disclosure Letter, (D) establish, adopt, terminate or amend any Company Plan or any plan, program, arrangement, policy or agreement that would be a Company Plan if it were in existence on the date of this Agreement, (E) hire any employee of the Company or any of its Subsidiaries or engage any other individual to provide services to the Company or any of its Subsidiaries, other than as set forth in Section 6.1(m) of the Company Disclosure Letter, and provided that (1) any such hire(s) that result in an increase of 10% or more of the total Company workforce shall be approved in writing prior to such hire; (2) any such hire will be consistent with past Company practice in connection with the needs of the business of the Company as in effect immediately prior to the date of this Agreement; and (3) any compensation or benefits provided to any newly-hired employees will be on substantially the same terms and conditions as similarly-situated employees of the Company as of the date of this Agreement, (F) terminate the employment of any current employee or the engagement of any individual independent contractor of the Company or any of its Subsidiaries other than for cause or for performance-related reasons or a non-Merger related reason, or (G) promote any employee of the Company or any of its Subsidiaries to a position that reports directly to the Chief Executive Officer of the Company;

(n) knowingly waive, release, limit or condition any restrictive covenant obligation of any current or former employee or independent contractor of the Company or any of its Subsidiaries, in each case that would reasonably be expected to have more than a de minimis adverse effect on the Company and its Subsidiaries, taken as a whole;

(o) change the Company’s methods of financial accounting, except as required by GAAP or in Regulation S-X of the 1934 Act (or any interpretation thereof), any Governmental Authority or applicable Law;

(p) (i) make or change any material election with respect to Taxes, (ii) amend any Tax Return that would have the effect of causing a material amount of Taxes to be due in a taxable period (or portion thereof) following the Closing Date, (iii) agree or settle any claim or assessment in respect of a material amount of Taxes, (iv) agree to an extension or waiver of the limitation period for any claim or assessment in respect of a material amount of Taxes, (v) enter into any closing agreement within the meaning of Section 7121 of the Code (or any similar provision of state, local, or non-U.S. Law) with respect to a material amount of Taxes or (vi) surrender any right to a material refund of Taxes;

(q) adopt or publicly propose a plan of complete or partial liquidation, restructuring, recapitalization or other reorganization, in each case, of the Company or any material Subsidiary of the Company;

(r) enter into any material interest rate swaps, foreign exchange or other similar hedging arrangements other than for purposes of offsetting a bona fide exposure (including counterparty risk);

(s) fail to maintain, allow to lapse or abandon any Owned Intellectual Property Rights or any Intellectual Property Rights that are exclusively licensed to the Company or any of its Subsidiaries (other than to the extent permitted pursuant to Section 6.1(f) hereof);

(t) settle, offer or propose to settle any Proceeding involving or against the Company or any of its Subsidiaries that requires payment by the Company or any of its Subsidiaries in excess of $1 million or that would include any non-monetary relief that would have more than a de minimis adverse effect on the Company and its Subsidiaries, taken as a whole, or commence any Proceeding other than the commencement of any Proceeding seeking damages of less than $1 million or relating to the transactions contemplated hereby;

(u) agree, resolve or commit to do any of the foregoing.

Parent and Merger Sub Inc. acknowledge and agree that: (i) nothing contained in this Agreement shall give Parent or Merger Sub Inc., directly or indirectly, the right to control or direct the Company’s operations prior to the Closing, (ii) prior to the Closing, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ operations and (iii) notwithstanding anything to the contrary set forth in this Agreement, no consent of Parent or Merger Sub Inc. shall be required with respect to any matter set forth in this Section 6.1 or elsewhere in this Agreement to the extent that the requirement of such consent could violate any applicable Law. In addition, for the sake of clarity, Parent does not have the right to direct and control the litigation, including any defenses, which right remains with the Company or the applicable Subsidiary of the Company.

Section 6.2 Modifications of Certain Outstanding Securities and Awards.

(a) Equity Linked Convertible Notes. Concurrently with the execution of this Agreement (and in any event prior to the close of trading on Nasdaq on the date such execution occurs), in order to consummate the transactions contemplated by Section 3.1 on the terms set forth therein, the Company shall amend or cause to be amended the Equity Linked Convertible Notes, substantially in the form of Exhibit A hereto (the “Convertible Note Amendments”).

(b) Series A Preferred Stock. Immediately following receipt of Company Stockholder Approval and at least one Business Day prior to Closing, the Company shall amend or cause to be amended the Certificate of Designations, substantially in the form of Exhibit B hereto (the “COD Amendment”).

(c) Pool A and Pool B Awards. Concurrently with the execution of this Agreement, the Company has executed an amendment, substantially consistent with the form set forth on Exhibit C, to each Pool A Performance Award and Pool B Performance Award held by each individual whose name is set forth on Section 6.2(c) of the Company Disclosure Letter. From and after the execution of this Agreement until the Effective Time, the Company shall use commercially reasonable efforts to amend each remaining Pool A Performance Award and Pool B Performance Award, substantially in the form of Exhibit C hereto (together with those amendments executed concurrently herewith, the “Award Amendments”).

(d) Each of the Investor Persons shall be a third-party beneficiary of Section 3.1, Section 6.2(a) and (b), Section 9.1(a) and Section 11.2, and no amendment to any such Section shall be effected without the prior written consent of the Investor Persons.

Section 6.3 Information and Consultation. The Company’s Subsidiaries shall comply with their information and consultation obligations as required under applicable works council Laws and Collective Bargaining Agreements before the Closing Date.

Section 6.4 No Solicitation; Other Offers.

(a) General Prohibitions. From and after the date hereof until the earlier to occur of the Effective Time or the date of termination of this Agreement in accordance with Article X, neither the Company nor any of its Subsidiaries shall, nor shall the Company or any of its Subsidiaries authorize any of its or their Representatives to, directly or indirectly, (i) solicit, initiate or knowingly take any action to facilitate or encourage any inquiries regarding, or the making or submission of any proposal or offer, that constitutes, or could reasonably be expected to lead to, a Company Acquisition Proposal, (ii) enter into, engage in or participate in any discussions or negotiations with, furnish any information relating to the Company or any of its Subsidiaries or afford access to the business, properties, assets, books, records, work papers and other documents related to the Company or any of its Subsidiaries to, otherwise cooperate in any way with, or assist, participate in, knowingly facilitate or knowingly encourage any effort by, any Third Party that, to the Company’s knowledge, is seeking to make, or has made, a Company Acquisition Proposal (other than to state the terms of this Agreement prohibit such discussion) (iii) make a Company Adverse Recommendation Change or (iv) enter into any agreement in principle, letter of intent, indication of interest, term sheet, merger agreement, acquisition agreement, option agreement or other Contract relating to a Company Acquisition Proposal (other than an Acceptable Confidentiality Agreement). It is agreed that any violation of the restrictions on the Company set forth in this Section 6.4(a) by any Subsidiary of the Company or any Representative of the Company or any of its Subsidiaries, in the case of Representatives, (x) acting at the direction or (y) to the knowledge of the Company, provided that the Company did not direct such Representatives to cease violating such restrictions reasonably promptly after acquiring such knowledge, shall be a breach of this Section 6.4(a) by the Company.

(b) Exceptions. Notwithstanding Section 6.4(a), at any time prior to receipt of the Company Stockholder Approval:

(i) the Company, directly or indirectly through its Representatives, may (A) engage in discussions with any Third Party and its Representatives that have made after the date hereof a written Company Acquisition Proposal that did not result from a material breach of Section 6.4 and (B) furnish to any such Third Party and its Representatives any information relating to the Company or any of its Subsidiaries or afford access to the business, properties, assets, books, records, work papers and other documents related to the Company or any of its Subsidiaries or other non-public information relating to the Company or any of its Subsidiaries pursuant to a confidentiality agreement (a copy of which shall be provided for informational purposes only to Parent) with such Third Party and/or such Representatives with terms not materially less favorable to the Company than those contained in the Confidentiality Agreement (an “Acceptable Confidentiality Agreement”); provided that all such information (to the extent that such information has not been previously provided or made available to Parent) is provided or made available to Parent, as the case may be, promptly (and in any event within 24 hours) following the time it is provided or made available to such Third Party and/or such Representatives; provided, further, that in each case of clause (A) and (B), if, and only if, prior to taking any action described in clauses (A) or (B), the Company Board or the Company Special Committee determines in good faith, after consultation with outside legal counsel, that based on the information then available and after consultation with its outside financial advisor, such Company Acquisition Proposal is or is reasonably expected to result in a Superior Proposal;

(ii) subject to compliance with Section 6.4(e), the Company Board may make a Company Adverse Recommendation Change (A) if the Company receives a Superior Proposal (that is not withdrawn) after the date of this Agreement that did not arise from or in connection with a material breach of the Company’s obligations in this Section 6.4 or (B) in response to an Intervening Event; and

(iii) subject to compliance with Section 6.4(e) and Section 10.1(d)(ii), the Company may terminate this Agreement under Section 10.1(d)(ii);

provided that, in the case of clause (i), (ii) and (iii) if, and only if, prior to taking any action described in clause (i), (ii) and (iii), the Company Board or the Company Special Committee determines in good faith, after consultation with outside legal counsel that the failure to take such action would be inconsistent with its fiduciary duties under Delaware law.

(c) In addition, nothing contained herein shall prevent the Company Board from (i) complying with Rule 14e-2(a) or Rule 14d-9 under the 1934 Act or (ii) making any disclosure to the stockholders of the Company if the Company Board determines in good faith, after consultation with the outside legal counsel, that the failure to make such disclosure would be inconsistent with its fiduciary duties under Delaware law; provided, that any such disclosure referred to in clause (i) or (ii) that relates to a Company Acquisition Proposal shall be deemed to be a Company Adverse Recommendation Change unless (x) the Company Board expressly reaffirms the Company Board Recommendation in or in connection with such disclosure or (y) such disclosure is a “stop, look and listen” communication to the stockholders of the Company pursuant to Rule 14d-9(f) promulgated under the 1934 Act; provided, further, that this Section 6.4(c) shall not be deemed to permit the Company Board to make a Company Adverse Recommendation Change except, in each case, to the extent permitted by Section 6.4(e).

(d) From and after the date hereof and until the earlier to occur of the the Effective Time or the date of termination of this Agreement in accordance with Article X, the Company shall notify Parent promptly (but in no event later than 48 hours) after receipt by the Company (or any of its Representatives) of any Company Acquisition Proposal or any request for information relating to the Company or any of its Subsidiaries for the purpose of facilitating the submission of a Company Acquisition Proposal or request for access to the business, properties, assets, books, records, work papers or other documents relating to the Company or any of its Subsidiaries by any Third Party that, to the Company’s knowledge, has made such request for the purpose of facilitating the submission of a Company Acquisition Proposal. The Company shall provide such notice orally and in writing and shall identify the Third Party making, and the material terms and conditions of, any such Company Acquisition Proposal. The Company shall keep Parent reasonably informed, on a reasonably prompt basis upon Parent’s request, of the status of any such Company Acquisition Proposal. Any material amendment to any Company Acquisition Proposal, as reasonably determined by the Company in good faith, will be deemed to be a new Company Acquisition Proposal for purposes of the Company’s compliance with this Section 6.4(d).

(e) The Company Board shall not make a Company Adverse Recommendation Change or terminate this Agreement pursuant to Section 10.1(d)(ii), unless (i) the Company notifies Parent in writing, at least three Business Days before taking that action, of its intention to do so, specifying in reasonable detail the reasons for such Company Adverse Recommendation Change (which notice shall not constitute a Company Adverse Recommendation Change), attaching (A) in the case of a Company Adverse Recommendation Change to be made in connection with a Superior Proposal or a termination of this Agreement pursuant to Section 10.1(d)(ii), the most current version (in unredacted form) of the proposed agreement under which a Superior Proposal is proposed to be consummated (and any applicable transaction and financing documents) and the identity of the Third Party making the Company Acquisition Proposal, or (B) in the case of a Company Adverse Recommendation Change to be made pursuant to an Intervening Event, a reasonably detailed description of the reasons for making such Company Adverse Recommendation Change, (ii) the Company has negotiated, and has caused its Representatives to negotiate in good faith with Parent (to the extent that Parent desires to negotiate during this period) during such notice and negotiation period any revisions to the terms of this Agreement that Parent proposes and has not withdrawn in response to such Superior Proposal and that would be binding on Parent if accepted by the Company and (iii) following the end of such notice and negotiation period, the Company Board or the Company Special Committee shall have determined, in consultation with outside legal counsel and its outside financial advisor, and giving due consideration to such binding revisions proposed by Parent, that (A) in the case of a Company Adverse Recommendation Change to be made in connection with a Superior Proposal or a termination of this Agreement pursuant to Section 10.1(d)(ii), such Superior Proposal would nevertheless continue to constitute a Superior Proposal (assuming such revisions proposed by Parent and not withdrawn were to be given effect) (it being understood and agreed that any amendment to the financial terms or other material terms of such Superior Proposal shall require a new written notification from the Company; provided that for the purposes of such new notification the reference to “three Business Days” in Section 6.4(e) shall be deemed to be “two Business Days”) and (B) in the case of a Company Adverse Recommendation Change to be made pursuant to an Intervening Event, such Intervening Event would nevertheless necessitate the need for such Company Adverse Recommendation Change (it being understood and agreed that any material change to the facts and circumstances relating to such Intervening Event shall require a new written notification from the Company; provided that for the purposes of any such new notification the reference to “three Business Days” in Section 6.4(e) shall be deemed to be “two Business Days”), and in either case, the Company Board or the Company Special Committee determines in good faith, after consultation with outside legal counsel, that failure to take such action would be inconsistent with its fiduciary duties under Delaware law.

(f) Parent will promptly notify the Parent Special Committee in the event of any such communication from the Company to Parent under this Section 6.4 and shall ensure that the Parent Special Committee and its legal advisors shall lead and direct any negotiations with the Company under this Section 6.4.

(g) During the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the Effective Time or the termination of this Agreement pursuant to Article X, the Company shall not terminate, amend, modify or waive any provision of any confidentiality, “standstill” or similar agreement to which the Company or any of its Subsidiaries is a party and shall enforce, to the fullest extent permitted under applicable Law, the provisions of any such agreement, including by obtaining injunctions to prevent any breaches of such agreements and to enforce specifically the terms and provisions thereof, unless the Company Board or Company Special Committee determines in good faith, after consultation with outside legal counsel, that failure to take any such action would be inconsistent with its fiduciary duties under Delaware law

Section 6.5 Company Stockholders’ Meeting. The Company shall, as soon as practicable following the date of this Agreement, establish a record date for, duly call, give notice of, convene and hold a special meeting of the holders of Company Stock (such meeting, including as it may be adjourned or postponed from time to time, the “Company Stockholders’ Meeting”) for the purpose of obtaining the Company Stockholder Approval. Subject to Section 6.4, the Company Board shall recommend that the holders of Company Stock approve and adopt this Agreement and the transactions contemplated by this Agreement, including the Merger (the “Company Board Recommendation”). Unless the Company Board has effected a Company Adverse Recommendation Change in accordance with Section 6.4, the Company shall use its reasonable best efforts to solicit from the holders of Company Stock proxies in favor of the adoption and approval of this Agreement and to take all other action necessary or advisable to secure the Company Stockholder Approval. Subject to Section 6.4, the Proxy Statement shall include the Company Board Recommendation. Notwithstanding anything in this Agreement to the contrary, unless this Agreement is terminated in accordance with Article X, the Company shall submit this Agreement for adoption and approval by the holders of Company Stock at the Company Stockholders’ Meeting. Notwithstanding anything in this Agreement to the contrary, the Company may postpone or adjourn the Company Stockholders’ Meeting (i) to solicit additional proxies for the purpose of obtaining the Company Stockholder Approval, (ii) for the absence of quorum and (iii) to allow reasonable additional time for the filing and/or mailing of any supplemental or amended disclosure that the Company has determined after consultation with outside legal counsel is necessary under applicable Law and for such supplemental or amended disclosure to be disseminated and reviewed by the holders of Company Stock prior to the Company Stockholders’ Meeting. The only matters to be voted upon at the Company Stockholders’ Meeting are the matters required pursuant to the Company Stockholder Approval and routine proposals required in connection with such vote.

ARTICLE VII

COVENANTS OF PARENT AND MERGER SUB INC.

Section 7.1 Conduct of Parent. From the date of this Agreement until the earlier to occur of the Effective Time and the date of termination of this Agreement in accordance with Article X, except as expressly contemplated by this Agreement, as set forth in Section 7.1 of the Parent Disclosure Letter, as consented to in writing by the Company (such consent not to be unreasonably withheld, conditioned or delayed) or as required by applicable Law, Parent shall, and shall cause each of its Subsidiaries to conduct its business in all material respects in the ordinary course; provided, however, that no action that is specifically permitted by any of clauses (a) through (d) of this Section 7.1 shall be deemed a breach of this sentence. Without limiting the generality of the foregoing, from the date of this Agreement until the earlier to occur of the Effective Time and the date of termination of this Agreement in accordance with Article X, except as expressly contemplated by this Agreement, as set forth in Section 7.1 of the Parent Disclosure Letter, as consented to in writing by the Company (such consent not to be unreasonably withheld, conditioned or delayed) or as required by applicable Law, Parent shall not, nor shall it permit any of its Subsidiaries to:

(a) amend the certificate of incorporation or bylaws of Parent in a manner that would have an adverse impact on the value of Parent Stock or that would reasonably be expected to prevent, or impede or delay, the consummation of the Merger or the transactions contemplated hereby (provided, that any amendment to its certificate of incorporation solely to increase the authorized number of shares of any class or series of the capital stock of Parent shall in no way be restricted by the foregoing);

(b) adopt or publicly propose a plan of complete or partial liquidation, restructuring, recapitalization or other reorganization;

(c) take any action (or omit to take any action) with the knowledge that such action (or omission) would reasonably be expected to result in a requirement to seek the approval by holders of Parent Stock of the transactions contemplated hereby; or

(d) agree, resolve or commit to do any of the foregoing.

Section 7.2 Obligations of Merger Sub Inc. Parent shall cause Merger Sub Inc. to perform when due its obligations under this Agreement and to consummate the Merger pursuant to the terms and subject to the conditions set forth in this Agreement.

Section 7.3 Approval by Sole Stockholder of Merger Sub Inc.. Immediately following the execution and delivery of this Agreement by the Parties, ProFrac Holdings II, LLC, as the sole stockholder of Merger Sub Inc., shall adopt and approve this Agreement and the transactions contemplated hereby, including the Merger, in accordance with the DGCL, by written consent.

Section 7.4 Director and Officer Indemnification.

(a) From and after the Effective Time, Parent and the Surviving Corporation agree that, subject to applicable Law, all rights to indemnification of each former and present director or officer of the Company or any of its Subsidiaries (each, together with such person’s heirs, executors or administrators, a “Company Indemnified Party”) with respect to acts or omissions occurring at or prior to the Effective Time as provided in their respective certificates of incorporation or by-laws (or comparable organizational documents) as in effect on the date of this Agreement or in any agreement, a true and complete copy of which agreement has been provided by the Company to Parent prior to the date of this Agreement, to which the Company or any of its Subsidiaries is a party which is in effect as of the date of this Agreement, shall survive the Merger and continue in full force and effect in accordance with their terms, and the Surviving Corporation shall (and Parent shall cause the Surviving Corporation to) honor all the terms thereof. For a period of no less than six (6) years after the Effective Time, Parent, to the fullest extent permitted under applicable Law, shall cause to be maintained in effect the provisions in the certificates of incorporation and bylaws and comparable organizational documents of the Surviving Corporation and each Subsidiary of the Company (or in such documents of any successor thereto) regarding indemnification, exculpation and expense advancement in effect as of immediately prior to the Effective Time, and, during such six (6) year period, shall not amend, repeal or otherwise modify any such provisions in any manner that would adversely affect the rights thereunder of any individual who immediately before the Effective Time was a Company Indemnified Party, except as required by applicable Law.

(b) Parent shall cause the Surviving Corporation, and each of the Surviving Corporation hereby agrees, to either (i) continue to maintain in effect for a period of no less than six (6) years after the Effective Time the Company’s directors’ and officers’ insurance policies (the “D&O Insurance”) in place as of the date of this Agreement or (ii) purchase comparable D&O Insurance (from a carrier with the same or better credit rating as the Company’s D&O Insurance carrier) for such six (6)-year period, in each case, with coverage for the persons who are covered by the Company’s existing D&O Insurance, with terms, conditions, retentions and levels of coverage at least as favorable to the insured individuals as the Company’s existing D&O Insurance with respect to matters existing or occurring prior to the Effective Time; provided, that in no event shall Parent or the Surviving Corporation be required to expend for such policies pursuant to this sentence an annual premium amount in excess of 300% of the amount per annum the Company paid in its last full fiscal year, which amount is set forth in Section 7.4(b) of the Company Disclosure Letter (the “Premium Cap”); provided further, that if the amount necessary to procure such insurance coverage exceeds the Premium Cap, the Company may purchase the most advantageous policy available for an amount not to exceed the Premium Cap. At the Company’s option, the Company may purchase, prior to the Effective Time, a prepaid “tail policy” for a period of no more than six (6) years after the Effective Time with coverage for the persons who are covered by the Company’s existing D&O Insurance, with terms, conditions, retentions and levels of coverage at least as favorable to the insured individuals as the Company’s existing D&O Insurance with respect to matters existing or occurring prior to the Effective Time, in which event Parent shall cease to have any obligations under the first sentence of this Section 7.4(b); provided, that the aggregate premium for such policies shall not exceed the Premium Cap; provided further, that if the amount of annual premiums necessary to maintain or procure such insurance coverage exceeds the Premium Cap, Parent and the Surviving Corporation shall procure and maintain for such six-year period the most advantageous policy available for an annual premium equal to the Premium Cap. In the event the Company elects to purchase such a “tail policy,” the Surviving Corporation shall (and Parent shall cause the Surviving Corporation to) maintain such “tail policy” in full force and effect for a period of no less than six (6) years after the Effective Time and continue to honor its obligations thereunder.

(c) In the event that either Parent, the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties, rights and other assets to any Person, then, and in each such case, Parent shall cause the successors and assigns of Parent and the Surviving Corporation, as the case may be, to succeed to or assume the applicable obligations of such Party set forth in this Section 7.4.

(d) The provisions of this Section 7.4 shall survive consummation of the Merger, are intended to be for the benefit of, and will be enforceable by, each of the Company Indemnified Parties and are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such person may have by Contract, at Law or otherwise.

Section 7.5 Stock Exchange Listing. Parent shall use its best efforts to cause the shares of Parent Stock to be issued as the Merger Consideration to be approved for listing on Nasdaq, subject to official notice of issuance, prior to the Effective Time.

Section 7.6 Employee Matters.

(a) Parent agrees that each Continuing Employee (other than any Continuing Employee covered by a Collective Bargaining Agreement) shall, as of the Effective Time, be provided with compensation and benefits that are substantially comparable in the aggregate to the compensation and benefits provided to similarly situated employees of Parent during such period. In addition to the foregoing, Parent agrees that, at the Effective Time, Parent shall either (i) continue the agreements covering Non-U.S. Service Providers on terms that are substantially comparable in all respects to the agreements as in effect immediately prior to the Effective Time, or (ii) to the extent that Parent elects to hire any such Non-U.S. Service Provider, Parent shall provide each such Non-U.S. Service Provider with base compensation, incentive opportunities and employee benefits that are substantially comparable to the base compensation, incentive opportunities and employee benefits provided to similarly situated employees of Parent.

(b) Parent shall give or cause to be given each Continuing Employee and Non-U.S. Service Provider service credit for such Continuing Employee’s employment with (and Non-U.S. Service Provider’s service to) the Company and its Subsidiaries for purposes of vesting, benefit accrual, level of benefit and eligibility to participate under each applicable Parent benefit plan, as if such service had been performed with Parent (including, for purposes of determining vacation, other paid time off and severance benefits), except for benefit accrual under defined benefit pension plans, for purposes of qualifying for subsidized early retirement benefits or to the extent it would result in a duplication of benefits. For purposes of this Section 7.6, “Continuing Employee” means each employee of the Company and its Subsidiaries at the Effective Time, who continues to be employed with the Company or any of its Subsidiaries immediately after the Closing Date.

(c) Upon the written request of Parent at least three (3) Business Days prior to the Closing Date (the “Plan Termination Notice”), effective as of immediately prior to Closing Date and contingent upon the occurrence of the Closing, the Company shall terminate or shall cause the termination of any or all U.S. tax qualified retirement plans provided to Employees of the Company and its Subsidiaries and any other Company Plan or relationship with any professional employer organization (if applicable) as requested by the Parent, to the extent directed by Parent and in compliance with applicable Law. If the Parent provides a Plan Termination Notice to the Company, the Company shall deliver to the Parent, prior to the Closing Date, evidence that the Company Board has validly adopted resolutions to terminate the Company Plans or the relationship with any professional employer organization subject to termination as set forth in this paragraph (the form and substance of which resolutions shall be subject to review and approval of the Parent), effective no later than the date immediately preceding the Closing Date.

(d) As soon as possible following the execution of this Agreement, the Company shall make commercially reasonable efforts to provide Parent with copies of all material documents embodying and relating to each Foreign Company Plan, including the Foreign Company Plan document, all amendments thereto and all related trust documents, the most recent summary plan description, the most recent actuarial valuation report, and the most recent tax return filing, in each case, to the extent applicable.

(e) Parent agrees that the individuals listed on Section 7.6(e) of the Company Disclosure Letter will be eligible to receive severance benefits in accordance with the Company’s Severance Benefit Plan and their individual Participation Notices as in effect on June 20, 2022 and the terms and conditions thereof during the 12 months following the Effective Time. Continuing Employees and Non-U.S. Service Providers who never had an individual Participation Notice in connection with the Company’s Severance Benefit Plan shall be eligible to receive severance benefits as provided in Section 7.6(e) of the Company Disclosure Letter.

(f) Nothing contained in this Section 7.6, expressed or implied, shall (i) be treated as the establishment, amendment or modification of any Company Plan or constitute a limitation on rights to amend, modify, merge or terminate after the Effective Time any Company Plan, (ii) give any current or former Employee, director, independent contractor, or other service provider (including Non-U.S. Service Providers) of the Company or its Subsidiaries (including any beneficiary or dependent thereof), or any labor organization, union, works council, employee association, trade union, other similar employee representative body, any third-party beneficiary or other rights or (iii) obligate Parent or any of its Affiliates to (A) maintain any particular Company Plan or any Parent plan or (B) retain the employment or services of any Employee, director, other independent contractor or other service provider (including Non-U.S. Service Providers) of the Company and its Subsidiaries.

ARTICLE VIII

COVENANTS OF PARENT AND THE COMPANY

Section 8.1 Efforts.

(a) Subject to the terms and conditions of this Agreement, each of the Company and Parent shall use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, and assist and cooperate with the other in doing, all things necessary, proper or advisable under applicable Law to consummate and make effective the Merger and the other transactions contemplated by this Agreement as promptly as reasonably practicable after the date of this Agreement, including (i) preparing and filing as promptly as reasonably practicable with any Governmental Authority or other Third Party all documentation to effect all necessary, proper or advisable filings, notices, petitions, statements, registrations, submissions of information, applications and other documents and (ii) obtaining and maintaining all approvals, consents, registrations, permits, authorizations and other confirmations required to be obtained from any Governmental Authority or other Third Party that are necessary, proper or advisable to consummate and make effective the Merger and the other transactions contemplated by this Agreement; provided that no Party shall be required to pay any consideration therefor other than filing fees and other regulatory payments (and associated expenses, such as legal fees, in connection therewith).

(b) In furtherance and not in limitation of the foregoing, each of Parent and the Company shall make, as promptly as reasonably practicable, and in any event within ten (10) Business Days of the date of this Agreement an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the transactions contemplated by this Agreement. Each of the Company and Parent shall use its reasonable best efforts to supply as promptly as practicable any additional information and documentary material that may be reasonably requested pursuant to the foregoing, and use its reasonable best efforts to take all other actions necessary to cause the expiration or termination of the applicable waiting periods regarding the foregoing as soon as reasonably practicable. The Company and Parent will each request early termination of the waiting period with respect to the Merger under the HSR Act.

(c) Except as prohibited by applicable Law or Order, each of Parent and the Company shall use its reasonable best efforts to (i) cooperate with each other in connection with any filing or submission with a Governmental Authority in connection with the transactions contemplated by this Agreement and in connection with any investigation or other inquiry by or before a Governmental Authority relating to the transactions contemplated by this Agreement, including any proceeding initiated by a private party, (ii) promptly inform the other Party of (and if in writing, supply to the other Party) any communication (other than any ministerial communications) received by such Party from, or given by such Party to, the Federal Trade Commission, the Antitrust Division of the Department of Justice, or any other similar Governmental Authority and of any material communication received or given in connection with any proceeding by a private party, in each case regarding any of the transactions contemplated by this Agreement, (iii) consult with each other prior to taking any material position with respect to the filings under the HSR Act or any other Competition Law in discussions with or filings to be submitted to any Governmental Authority, (iv) permit the other to review and discuss in advance, and consider in good faith the views of the other in connection with, any analyses, presentations, memoranda, briefs, arguments, opinions and proposals to be submitted to any Governmental Authority with respect to filings under the HSR Act or any other Competition Law, and (v) coordinate with the other in preparing and exchanging such information and promptly provide the other (and its counsel) with copies of all filings, presentations or submissions (and a summary of any oral presentations) made by such Party with any Governmental Authority relating to this Agreement or the transactions contemplated hereby under the HSR Act or any other Competition Law. Notwithstanding anything to the contrary contained herein, Parent shall, on behalf of the Parties, have control over and lead all communications and strategy relating to obtaining all approvals, consents, waivers, registrations, permits, authorizations and other confirmations under any Competition Law from any Governmental Authority or other Third Party in connection with consummating the Merger and the other transactions contemplated by this Agreement as it relates to Competition Laws or to any litigation under any Competition Law arising therefrom; provided, however, that Parent shall consult in good faith with the Company and its counsel regarding the foregoing and shall in good faith take into account the views of the Company and the Company’s counsel. Notwithstanding the foregoing, matters relating to the Registration Statement, Proxy Statement and Information Statement shall be governed by Section 8.3 and not this Section 8.1(c).

(d) Unless prohibited by applicable Law or Order or by the applicable Governmental Authority, each of the Company and Parent shall (i) to the extent reasonably practicable, not participate in or attend any meeting, or engage in any conversation (other than ministerial conversations) with any Governmental Authority in respect of the Merger (including with respect to any of the actions referred to in Section 8.1(a) but other than as contemplated by Section 8.3) without the other, (ii) to the extent reasonably practicable, give the other reasonable prior notice of any such meeting or conversation and (iii) in the event one such Party is prohibited by applicable Law or Order or by the applicable Governmental Authority from participating or attending any such meeting or engaging in any such conversation, keep the non-participating Party reasonably apprised with respect thereto.

(e) Notwithstanding anything in this Agreement to the contrary, in no event will Parent be obligated (i) to propose or agree to accept any undertaking or condition, (ii) to enter into any consent decree, to make any divestiture, (iii) to accept any operational restriction, or (iv) to take any other action that, in the reasonable judgment of Parent, could be expected to limit the rights of Parent with respect to any product lines or assets of Parent or the Company.

Section 8.2 Financing Cooperation.

(a) Parent shall, and shall cause its Affiliates to, use commercially reasonable efforts, subject to this Section 8.2, to obtain and consummate a financing to fund the repayment in connection with the Closing of certain indebtedness of the Company and its Subsidiaries, which financing shall be on terms and conditions and subject to documentation, in each case, in form and substance satisfactory to Parent in its sole discretion, (the “Financing”) as promptly as reasonably possible following the date of this Agreement.

(b) The Company shall, and shall cause each of its Subsidiaries to, and shall use its reasonable best efforts to cause its and their Representatives to, provide to Parent such customary cooperation, as may be reasonably requested by Parent to assist Parent in arranging the Financing, which reasonable best efforts shall include:

(i) reasonable cooperation with customary marketing efforts of Parent for all or any portion of the Financing, including causing its management team, with appropriate seniority and expertise, and use its reasonable best efforts to cause its external auditors to assist in preparation for and to participate in a reasonable number of meetings, presentations, road shows, due diligence sessions, drafting sessions and sessions with rating agencies, in each case, upon reasonable notice and at mutually agreeable dates and times;

(ii) providing reasonable assistance with the preparation of customary rating agency presentations, road show materials, bank information memoranda, prospectuses and bank syndication materials, offering documents, private placement memoranda and similar documents (including the delivery, within forty (40) days of the end of each applicable fiscal quarter, of unaudited consolidated balance sheets and related consolidated statements of income and cash flows of the Company for each interim fiscal quarter ended since the last audited financial statements and at least forty-five (45) days prior to the Closing Date and the delivery of customary authorization and representation letters in connection therewith) customarily required in connection with the marketing and syndication of the Financing;

(iii) using reasonable best efforts to furnish Parent, within a reasonable amount of time following Parent’s reasonable request, with information reasonably available to the Company relating to the Company and its Subsidiaries to the extent required to consummate the Financing, and subject to clause (d) below, providing reasonable assistance to Parent’s preparation of pro forma financial information; and

(iv) promptly furnishing Parent with all documentation and other information related to the Company and its Subsidiaries as and solely to the extent required by any Governmental Authority with respect to the Financing under applicable “know your customer” and anti-money laundering rules and regulations, including the PATRIOT Act.

(c) Notwithstanding anything to the contrary contained in this Agreement (including this Section 8.2): (i) nothing in this Agreement (including this Section 8.2) shall require any such cooperation to the extent that (A) it would require the Company to pay any commitment or other fees, reimburse any expenses or otherwise incur any liabilities that are not reimbursed by Parent as provided in clause (d) below or give any indemnities prior to the Closing, (B) it would require the Company to take any action that in the good faith judgment of the Company unreasonably interferes in a material manner with the ongoing business or operations of the Company and/or its Subsidiaries, (C) it would require the Company or any of its Subsidiaries to enter into, execute, or approve any agreement or other documentation prior to the Closing or agree to any change or modification of any existing agreement or other documentation that would be effective prior to the Closing (other than the execution of customary authorization and representation letters and any agreements to be executed at the Closing), (D) it would require the Company to provide any financial statements, (E) it would require the Company to provide any information the disclosure of which is prohibited by or restricted under applicable Law, or (F) it would require the Company, any of its Subsidiaries or any of their respective boards of directors (or equivalent bodies) to approve or authorize the Financing or any documentation related thereto, (ii) none of the Company or any of its Subsidiaries shall be required to provide, and Parent shall be solely responsible for, (A) the preparation of pro forma financial information, including pro forma cost savings, synergies, capitalization or other pro forma adjustments desired to be incorporated into any pro forma financial information (it being understood and agreed that the Company and its Subsidiaries shall assist Parent in Parent’s preparation of the pro forma financial information), (B) any description of all or any component of the Financing, including any such description to be included in any liquidity or capital resources disclosure or any “description of notes”, (C) projections, risk factors or other forward-looking statements relating to any component of such financing or (D) subsidiary financial statements or any other information of the type required by Rule 3-09, Rule 3-10 or Rule 3-16 of Regulation S-X, and (iii) no action, liability or obligation (including any obligation to pay any commitment or other fees or reimburse any expenses) of the Company, its Subsidiaries, or any of their respective Representatives under any certificate, agreement, arrangement, document or instrument relating to the Financing shall be effective until the Closing.

(d) Parent shall (i) promptly upon request by the Company, reimburse the Company for all of its reasonable and documented out-of-pocket fees and expenses (including reasonable and documented out-of-pocket attorneys’ fees) incurred by the Company, any of its Subsidiaries or any of its or their Representatives in connection with any cooperation contemplated by this Section 8.2 and (ii) indemnify and hold harmless the Company, its Subsidiaries and its and their Representatives against any claim, loss, damage, injury, liability, judgment, award, penalty, fine, Tax, cost (including cost of investigation), expense (including reasonable and documented out-of-pocket attorneys’ fees) or settlement payment, in each case, incurred as a result of, or in connection with, such cooperation or the Financing, except to the extent arising out of gross negligence, bad faith or willful misconduct of the Company, its Subsidiaries or its and their Representatives. It is understood that the condition precedent set forth in Section 9.2(b), as applied to the Company’s obligations under this Section 8.2, shall be deemed to be satisfied unless (i) the Company shall have Willfully Breached this Section 8.2, (ii) such Willful Breach shall not have been cured within 10 days after receipt of written notice thereof from Parent and (iii) such Willful Breach shall have been the primary cause of Parent’s failure to obtain the Financing. Parent acknowledges and agrees that obtaining the Financing is not a condition to Closing.

(e) The Company hereby consents to the use of its trademarks and logos in connection with the Financing; provided, that such trademarks and logos are used solely in a manner that is not intended to or reasonably likely to harm or disparage in a material manner the Company or any of its Subsidiaries or the reputation or goodwill of the Company or any of its Subsidiaries.

(f) Notwithstanding anything to the contrary contained in this Agreement, nothing contained in this Section 8.2 shall require, and in no event shall the commercially reasonable efforts of Parent be deemed or construed to require Parent to pay any fees to the lenders or increase any interest rates or original issue discounts or upfront fees applicable to the Financing in excess of an amount acceptable to Parent or agree to terms not acceptable to Parent, whether to secure waiver of any conditions contained therein or otherwise.

Section 8.3 Registration Statement; Information Statement; Proxy Statement. As soon as practicable following the date of this Agreement, Parent and the Company shall jointly prepare, and Parent shall file with the SEC, a registration statement on Form S-4 to register under the 1933 Act the offer and sale of Parent Stock pursuant to the Merger (together with all amendments thereto, the “Registration Statement”). The Registration Statement will include (i) a proxy statement/prospectus containing the information required under Schedule 14A promulgated under the 1934 Act relating to the solicitation of the Company Stockholder Approval and which will be used as a prospectus of Parent with respect to the issuance of Parent Stock pursuant to the Merger (the “Proxy Statement”) and (ii) an information statement containing the information required under Schedule 14C promulgated under the 1934 Act relating to the Parent

Stockholder Approval (the “Information Statement”). Each of Parent and the Company shall use its reasonable best efforts to (A) have the Registration Statement declared effective under the 1933 Act as promptly as practicable after such filing and (B) if the Registration Statement is declared effective by the SEC, keep the Registration Statement effective for so long as necessary to complete the Merger. Parent and the Company shall cause the Registration Statement, Proxy Statement and Information Statement to comply as to form in all material respects with requirements of applicable Law. Each of Parent and the Company shall furnish all information concerning Parent, the Company and their respective Affiliates, as applicable, as may be reasonably requested by the other Party to be included in the Registration Statement, Proxy Statement and Information Statement so as to enable each of Parent and the Company to comply with its obligations under this Section 8.3. Parent and the Company shall cooperate in good faith to determine the information regarding Parent and the Company that is necessary to include in the Registration Statement, Proxy Statement and Information Statement in order to satisfy applicable Laws. Each of Parent and the Company shall promptly correct any information provided by it or any of its Representatives for use in the Registration Statement, Proxy Statement and Information Statement if and to the extent that such information shall have become false or misleading in any material respect, and Parent and the Company shall take all steps necessary to cause the Registration Statement, Proxy Statement and Information Statement, as applicable, as so corrected in respect thereof, to be filed with the SEC and to be disseminated to the holders of shares of Parent Stock and Company Stock, as applicable, in each case as and to the extent required by applicable Laws, the SEC or its staff or any applicable stock exchange. Each of Parent and the Company shall provide the other Party and its counsel a reasonable opportunity to review and comment on the Registration Statement, Proxy Statement and Information Statement prior to the filing thereof with the SEC, and Parent and the Company shall give reasonable and good faith consideration to any comments made by the other Party and its counsel (it being understood that Parent, the Company and their respective counsel shall provide any comments thereon as soon as reasonably practicable). Parent and the Company shall provide to the other Party and its counsel copies of all written comments or other material communications and a description of any oral comments that Parent, the Company or their counsel receives from the SEC or its staff with respect to the Registration Statement, Proxy Statement and Information Statement promptly after such receipt, and Parent and the Company shall provide the other Party and its counsel a reasonable opportunity to participate in the formulation of any response to any such comments of the SEC or its staff (including a reasonable opportunity to review and comment on any such response or amendment to the Registration Statement, Proxy Statement or Information Statement, to which Parent and the Company shall give reasonable and good faith consideration to any comments made by the other Party and its counsel (it being understood that Parent, the Company and their respective counsel shall provide any comments thereon as soon as reasonably practicable)) and to participate in any discussions with the SEC or its staff regarding any such comments. Parent and the Company shall promptly respond to any comments of the SEC or its staff regarding the Registration Statement, Proxy Statement and Information Statement. Parent shall notify the Company promptly of the time when the Registration Statement has become effective or any supplement or amendment to the Registration Statement has become effective and of the issuance of any stop order or suspension of the qualification of the shares of Parent Stock issuable in connection with the Merger for offering or sale in any jurisdiction. Parent shall also take any other action required to be taken under the 1933 Act, the 1934 Act, any applicable foreign or state securities or blue sky Laws and the rules and regulations thereunder in connection with the issuance of the shares of Parent Stock in the Merger.

Section 8.4 Public Announcements. The initial press release with respect to the execution of this Agreement and the transactions contemplated hereby shall be a joint press release in a form mutually agreed to by the Parties. Thereafter, Parent and the Company will use their respective reasonable best efforts to consult with the other Party before (a) participating in any media interviews, (b) engaging in meetings or calls with analysts and (c) providing any public statements (including press releases), in any such case to the extent relating to the transactions contemplated hereby and other than engaging in discussions in which the statements made are substantially similar to previous press releases, public disclosures or public statements made by Parent and the Company. None of the limitations set forth in this Section 8.4 shall apply to any disclosure of any information concerning this Agreement or the transactions contemplated by this Agreement (i) in connection with or following a Company Adverse Recommendation Change and (ii) in connection with any dispute between the Parties regarding this Agreement or the transactions contemplated by this Agreement.

Section 8.5 Notices of Certain Events. Each of the Company and Parent shall promptly notify and provide copies to the other of:

(a) any material written notice from any Person alleging that the approval or consent of such Person is or may be required in connection with the Merger or the other transactions contemplated by this Agreement;

(b) any written notice or other communication from any Governmental Authority or securities exchange in connection with the Merger or the other transactions contemplated by this Agreement;

(c) any Proceeding or investigation, commenced or, to its knowledge, threatened against, the Company or any of its Subsidiaries or Parent or any of its Subsidiaries, as the case may be, that would be reasonably likely to (i) prevent or materially delay the consummation of the Merger or the other transactions contemplated hereby or (ii) result in the failure of any condition to the Merger set forth in Article X to be satisfied; and

(d) the occurrence of any event which would or would be reasonably likely to (i) prevent or materially delay the consummation of the Merger or the other transactions contemplated hereby or (ii) result in the failure of any condition to the Merger set forth in Article X to be satisfied;

provided, that the delivery of any notice pursuant to this Section 8.5 shall not (A) affect or be deemed to modify any representation, warranty, covenant, right, remedy, or condition to any obligation of any Party hereunder or (B) update any section of the Company Disclosure Letter or the Parent Disclosure Letter.

Section 8.6 Access to Information.

(a) Upon reasonable notice, and subject to applicable Law, each Party shall (and shall cause its Subsidiaries to) afford to any other Party, its Affiliates and its officers, agents, control persons, employees, consultants, professional advisers (including attorneys, accountants and financial advisors) and the Persons providing the Financing (“Representatives”) reasonable access during normal business hours, to all of its and its Subsidiaries’ properties, books, Contracts, commitments, records, officers and employees and, during such period as a Party may from time to time reasonably request, the Party receiving the request shall (and shall cause its Subsidiaries to) furnish promptly to the requesting Party all other information concerning it, its Subsidiaries and each of their respective businesses, properties and personnel as the requesting Party may reasonably request, including with respect to the compliance program of the Party receiving the request; provided, however, that the Party receiving such request may restrict the foregoing access and the disclosure of information to the extent that, in the good faith judgment of such Party, (i) any Law applicable to such Party or its Subsidiaries requires such Party or its Subsidiaries to restrict or prohibit access to any such properties or information, (ii) the information is subject to confidentiality obligations to a Third Party, (iii) disclosure of any such information or document could result in the loss of attorney-client privilege (provided, that such Party and/or its counsel shall use their reasonable best efforts to enter into such joint defense agreements or other arrangements, as appropriate, so as to allow for such disclosure in a manner that does not result in the loss of attorney client privilege) or (iv) such access would unreasonably disrupt the operations of such Party or any of its Subsidiaries; provided, however, that with respect to clauses (i) through (iii) of this Section 8.6(a) as it relates to access and information provided to Parent and its Representatives, the Company shall use its reasonable best efforts to (A) obtain the required consent of such Third Party to provide such access or disclosure (provided that the Company shall not be required to pay any consideration therefor) or (B) develop an alternative to providing such information so as to address such matters that is reasonably acceptable to both Parent and the Company, provided, however, this Section 8.6(a) as it relates to access and information provided to the Company and its Representatives shall be limited to that which is reasonably necessary for the Company to confirm the accuracy, at any point in time prior to the Effective Time, of the representations and warranties of Parent and Merger Sub Inc. or the compliance by Parent and Merger Sub Inc. of their respective covenants, in each case as set forth in this Agreement.

(b) With respect to the information disclosed pursuant to Section 8.6(a), each of Parent and the Company shall comply with, and shall cause such party’s Representatives to comply with, all of its obligations under the Confidentiality Agreement, which agreement shall remain in full force and effect in accordance with its terms.

Section 8.7 Section 16 Matters. Prior to the Effective Time, Parent and the Company shall use reasonable best efforts to take all such steps as may be required to cause any dispositions of Company Stock (including derivative securities with respect to Company Stock) or acquisitions of Parent Stock (including derivative securities with respect to Parent Stock) resulting from the transactions contemplated by this Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the 1934 Act with respect to the Company or will become subject to such reporting requirements with respect to Parent to be exempt under Rule 16b-3 promulgated under the 1934 Act, to the extent permitted by applicable Law.

Section 8.8 Stockholder Litigation. The Company shall promptly notify Parent in writing of any litigation related to this Agreement, the Merger or the other transactions contemplated by this Agreement that is brought, or, to the knowledge of the Company, threatened in writing, in the name of or against the Company and/or its directors (any such litigation, a “Company Transaction Litigation”) and shall keep Parent fully informed on a reasonably current basis with respect to the status thereof. The Company shall give Parent the opportunity to participate, subject to a customary joint defense agreement, in the defense or settlement of any Company Transaction Litigation, and the Company shall not settle, agree to any undertakings or approve or otherwise agree to any waiver that may be sought in connection with such Company Transaction Litigation, without the prior written consent of Parent (not to be unreasonably withheld, conditioned or delayed). Without limiting in any way the Parties’ obligations under Section 8.1, each of the Company and Parent shall, and shall cause their respective Subsidiaries to, cooperate in the defense or settlement of any litigation contemplated by this Section 8.8.

ARTICLE IX

CONDITIONS TO THE MERGER

Section 9.1 Conditions to Obligations of Each Party. The obligations of Parent, Merger Sub Inc., and the Company to consummate the Merger are subject to the satisfaction, at or prior to the Closing, of the following conditions (which may be waived, in whole or in part, to the extent permitted by Law, by the mutual consent of Parent and the Company; provided however that any waiver of the condition in Section 9.1(a) shall also require the written consent of the Investor Persons):

(a) Company Stockholder Approval. The Company Stockholder Approval shall have been obtained in accordance with applicable Law and the organizational documents of the Company.

(b) Statutes and Injunctions. No Law or Order (whether temporary, preliminary or permanent) shall have been promulgated, entered, enforced, enacted or issued or be applicable to the Merger or the Parent Stock Issuance by any Governmental Authority that prohibits or makes illegal the consummation of the Merger or the Parent Stock Issuance.

(c) Regulatory Approval. The waiting period under the HSR Act relating to the transactions contemplated by the Agreement shall have expired or been terminated.

(d) Registration Statement. The Registration Statement shall have become effective under the 1933 Act or shall not be the subject of any stop order that is in effect or pending Proceedings seeking a stop order.

(e) Nasdaq Listing. The Parent Stock Issuance shall have been approved for listing on Nasdaq, subject to official notice of issuance.

Section 9.2 Conditions to Obligations of Parent and Merger Sub Inc. . The obligations of Parent and Merger Sub Inc. to consummate the Merger are subject to the satisfaction, at or prior to the Closing, of the following conditions (which may be waived, in whole or in part, to the extent permitted by Law, by Parent):

(a) Representations and Warranties. (i) The representations and warranties of the Company contained in Section 4.1 (Corporate Existence and Power), Section 4.2 (Corporate Authorization), Section 4.22 (Opinion of Financial Advisor) and Section 4.23 (Antitakeover Statutes) of the Agreement shall, if qualified by materiality or “Company Material Adverse Effect,” be true and correct in all respects, or, if not so qualified by materiality or “Company Material Adverse Effect,” be true and correct in all material respects as of Closing (other than any such representations and warranties that by their terms address matters only at and as of another specified time, which shall be true and correct in all material respects only at and as of such time), (ii) the representations and warranties of the Company contained in Section 4.5(a) (Capitalization), clauses (iii) and (iv), in the first sentence of Section 4.5(b) (Capitalization) and Section 4.5(e) (Capitalization) of the Agreement shall be true and correct in all respects, other than any de minimis inaccuracies, in each case, at and as of Closing (other than any such representations and warranties that by their terms address matters only at and as of another specified time, which shall be true and correct in all respects, other than any de minimis inaccuracies, only at and as of such time), and (iii) all other representations and warranties of the Company contained in the Agreement shall be true and correct in all respects (disregarding all materiality and “Company Material Adverse Effect” qualifiers contained therein, other than as such qualifiers are used in Section 4.10 (Absence of Certain Changes) of the Agreement), in each case at and as of the Closing (other than any such representations and warranties that by their terms address matters only as of another specified time, which shall be true and correct in all respects (disregarding all materiality and “Company Material Adverse Effect” qualifiers contained therein, other than as such qualifiers are used in Section 4.10 (Absence of Certain Changes) of the Agreement) only at and as of such time), except, in the case of this clause (iii), where the failure of such representations and warranties to be so true and correct has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b) Performance of Obligations and Covenants. The Company shall have performed in all material respects its covenants and obligations under the Agreement required to be performed by it at or prior to the Closing Date and any such failure to perform shall have been cured on or prior to the Closing Date.

(c) No Company Material Adverse Effect. After the date of the Agreement, there shall not have occurred or arisen any Company Material Adverse Effect that is continuing.

(d) Officer’s Certificate. Parent shall have received a certificate signed by an executive officer of the Company certifying on behalf of the Company, and not in such officer’s personal capacity, that the conditions set forth in clauses (a), (b) and (c) of this Section 9.2 shall have been satisfied.

Section 9.3 Conditions to Obligations of the Company. The obligations of the Company to consummate the Merger are subject to the satisfaction, at or prior to the Closing, of the following conditions (which may be waived, in whole or in part, to the extent permitted by Law, by the Company):

(a) Representations and Warranties. (i) The representations and warranties of Parent and Merger Sub Inc. set forth in the first and second sentences of Section 5.1 (Corporate Existence and Power) and Section 5.2 (Corporate Authorization) of the Agreement shall, if qualified by materiality or “Parent Material Adverse Effect,” be true and correct in all respects, or, if not so qualified by materiality or “Parent Material Adverse Effect,” be true and correct in all material respects, in each case, at and as of the Closing as if made at and as of the Closing (other than any such representations and warranties that by their terms address matters only at and as of another specified time, which shall not be true and correct in all material respects only at and as of such time) and (ii) all other representations and warranties of Parent or Merger Sub Inc. contained in the Agreement shall be true and correct in all respects (disregarding all materiality and “Parent Material Adverse Effect” qualifiers contained therein, other than as such qualifiers are used in Section 5.9 (Absence of Certain Changes) of the Agreement), in each case, at and as of the Closing as if made at and as of the Closing (other than any such representations and warranties that by their terms address matters only as of another specified time, which shall be true and correct in all respects (disregarding all materiality and “Parent Material Adverse Effect” qualifiers contained therein, other than as such qualifiers are used in Section 5.9 (Absence of Certain Changes) of the Agreement) only at and as of such time), except, in the case of this clause (ii), where the failure of such representations and warranties to be so true and correct has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(b) Performance of Obligations and Covenants. Each of Parent and Merger Sub Inc. shall have performed in all material respects its covenants and obligations under the Agreement required to be performed by it at or prior to the Closing Date and any such failure to perform shall have been cured on or prior to the Closing Date.

(c) No Parent Material Adverse Effect. After the date of the Agreement, there shall not have occurred or arisen any Parent Material Adverse Effect that is continuing.

(d) Officer’s Certificate. The Company shall have received a certificate signed by an executive officer of Parent certifying on behalf of Parent and Merger Sub Inc., and not in such officer’s personal capacity, that the conditions set forth in clauses (a), (b) and (c) of this Section 9.3 shall have been satisfied.

Section 9.4 Frustration of Closing Conditions. None of Parent, Merger Sub Inc.or the Company may rely on the failure of any condition set forth in Section 9.1, Section 9.2 or Section 9.3, as the case may be, to be satisfied if such failure was caused by such Party’s failure to use its reasonable best efforts to consummate the Merger and the other transactions contemplated hereby, or other breach of or noncompliance with this Agreement.

ARTICLE X

TERMINATION

Section 10.1 Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time:

(a) by mutual written consent of the Company and Parent;

(b) by either the Company or Parent:

(i) if the Closing shall not have occurred on or before 11:59 P.M. New York City Time on the nine-month anniversary of the date hereof (the “End Date”); provided, however, that if on the End Date the condition set forth in Section 9.1(c) shall not have been satisfied but all other conditions set forth in Section 9.1, Section 9.2 and Section 9.3 shall have been satisfied or waived in accordance with this Agreement, then the End Date shall be extended, if Parent or the Company notifies the other Party in writing on or prior to the End Date, to 11:59 P.M. New York City Time on the twelve-month anniversary of the date hereof; provided, further, that the right to terminate this Agreement under this Section 10.1(b)(i) shall not be available to a Party if such Party’s breach of any of its obligations under this Agreement shall have proximately caused the failure of the Closing to occur on or before the End Date;

(ii) if there shall have been issued an Order by a Governmental Authority of competent jurisdiction having jurisdiction over a material portion of the business of the Company, Parent or Merger Sub Inc. (or the effect of which would have a material effect on any of the Company, Parent or Merger Sub Inc.) permanently prohibiting the Merger or the Parent Stock Issuance and such Order shall have become final and non-appealable; provided however, that the right to terminate this Agreement under this Section 10.1(b)(ii) shall not be available to a Party if such Party’s breach of its obligations under this Agreement shall have proximately caused such Order to have been issued;

(iii) if the Company Stockholders’ Meeting shall have concluded and the Company Stockholder Approval shall not have been obtained; or

(c) by Parent:

(i) a Company Adverse Recommendation Change shall have occurred; or

(ii) if the Company shall have breached or failed to perform any of its (A) representations or warranties or (B) covenants or agreements set forth in this Agreement, which breach or failure to perform (i) would give rise to the failure of a condition set forth in Section 9.2(a) or Section 9.2(b) and is incapable of being cured by the Company by the End Date, or, if capable of being cured by the End Date, shall not have been cured by the End Date (following receipt from Parent of written notice of such breach or failure to perform); provided, that if such breach or failure to perform is capable of being cured by the Company by the End Date and the Company ceases using reasonable best efforts to cure such breach or failure to perform following written notice from Parent, Parent shall have the right to terminate this Agreement pursuant to this Section 10.1(c)(ii); provided further, that Parent shall not have the right to terminate this Agreement pursuant to this Section 10.1(c)(ii) if Parent or Merger Sub Inc. is then in breach of any of its representations, warranties, covenants or agreements such that the Company has the right to terminate this Agreement pursuant to Section 10.1(d)(i).

(d) by the Company:

(i) if Parent or Merger Sub Inc. shall have breached or failed to perform any of its (A) representations or warranties or (B) covenants or agreements set forth in this Agreement, which breach or failure to perform (i) would give rise to the failure of a condition set forth in Section 9.3(a) or Section 9.3(b) and (ii) is incapable of being cured by Parent or Merger Sub Inc. by the End Date, or, if capable of being cured by the End Date, shall not have been cured by the End Date (following receipt from the Company of written notice of such breach or failure to perform); provided, that if such breach or failure to perform is capable of being cured by Parent or Merger Sub Inc. by the End Date and

Parent or Merger Sub Inc. cease using reasonable best efforts to cure such breach or failure to perform following written notice from the Company, the Company shall have the right to terminate this Agreement pursuant to this Section 10.1(d)(i); provided further, that the Company shall not have the right to terminate this Agreement pursuant to this Section 10.1(d)(i) if the Company is then in breach of any of its representations, warranties, covenants or agreements such that Parent has the right to terminate this Agreement pursuant to Section 10.1(c)(ii); or

(ii) if (A) the Company Board or Company Special Committee authorizes the Company to enter into an agreement with respect to a Superior Proposal that did not result from a breach of Section 6.4 in accordance with the terms of Section 6.4, (B) substantially concurrent with the termination of this Agreement, the Company enters into an agreement providing for a Superior Proposal that did not result from a breach of Section 6.4 and (C) prior to or concurrently with the termination of this Agreement, the Company pays to Parent (or, in the event Parent has not provided wire instructions for such a payment to Company, to an account established by Company for the sole benefit of Parent) in immediately available funds any fees required to be paid pursuant to Section 10.3.

Section 10.2 Effect of Termination. In the event of the termination of this Agreement by either Parent or the Company as provided in Section 10.1, written notice thereof shall forthwith be given by the terminating Party to the other Party specifying the provision hereof pursuant to which such termination is made. In the event of the termination of this Agreement in compliance with Section 10.1, this Agreement shall be terminated and this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of any Party (or any stockholder, director, officer, employee, agent, consultant or representative of such Party), other than the Confidentiality Agreement, this Section 10.2, Section 10.3, and Article XI, which provisions shall survive such termination and remain in full force and effect; provided, however, that nothing in this Section 10.2 shall relieve any Party from liability for any Fraud or Willful Breach of this Agreement, in which case the aggrieved Party shall be entitled to all rights and remedies available at law or in equity. No termination of this Agreement shall affect the rights and remedies of the Parties contained in the Confidentiality Agreement.

Section 10.3 Termination Fees; Expense Reimbursement.

(a) In the event that this Agreement is terminated by (i) Parent pursuant to Section 10.1(c)(i) (Company Adverse Recommendation Change), (ii) the Company pursuant to Section 10.1(d)(ii) (Superior Proposal) or (iii) Parent or the Company pursuant to Section 10.1(b)(iii) (No Company Stockholder Approval) and at the time of such termination pursuant to Section 10.1(b)(iii) (No Company Stockholder Approval), Parent had the right to terminate this Agreement pursuant to Section 10.1(c)(i) (Company Adverse Recommendation Change), then, in each case, the Company shall pay to Parent a fee in the amount of $8,000,000 (the “Company Termination Fee”) at or prior to the termination of this Agreement in the case of a termination described in clause (ii) or as promptly as practicable (and, in any event, within two (2) Business Days following such termination) in the case of a termination described in clause (i) or (iii).

(b) In the event that (i) this Agreement is terminated by the Company or Parent pursuant to Section 10.1(b)(i) (End Date) or Section 10.1(b)(iii) (No Company Stockholder Approval), or in the event that this Agreement is terminated by Parent pursuant to Section 10.1(c)(ii) (Company Breach), and (ii) at any time after the date of this Agreement (A) prior to such termination pursuant to Section 10.1(c)(ii) (Company Breach) or Section 10.1(b)(i) (End Date), a bona fide Company Acquisition Proposal shall have been publicly announced or publicly made known and not withdrawn or (B) prior to the Company Stockholders’ Meeting (in the case of a termination pursuant to Section 10.1(b)(iii) (No Company Stockholder Approval)) a Company Acquisition Proposal shall have been publicly announced or publicly made known and not withdrawn prior to the Company Stockholders’ Meeting, and (ii) within nine (9) months after such termination, (x) the Company shall have entered into an agreement with respect to any Company Acquisition Proposal or (y) any Company Acquisition Proposal shall have been consummated (in each case of clause (x) and (y), whether or not such Company Acquisition Proposal is the same as the original Company Acquisition Proposal publicly made known or publicly announced), then, in any such event, the Company shall pay to Parent the Company Termination Fee immediately prior to or concurrently with the occurrence of either of the events described in the foregoing clauses (x) or (y); provided, however, that for purposes of the definition of “Company Acquisition Proposal” in this Section 10.3(b), references to “20%” and “80%” shall be replaced by “50%”.

(c) In the event that this Agreement is terminated by either the Company or Parent pursuant to Section 10.1(b)(iii) (No Company Stockholder Approval), then the Company shall pay to Parent the Expenses. Any Expenses due under this Section 10.3(c) shall be paid no later than three (3) Business Days after receipt by the Company of documentation supporting such Expenses and shall be credited against the Company Termination Fee (if any when paid). “Expenses” means the reasonable and documented out-of-pocket fees and expenses incurred or paid by or on behalf of Parent and its Affiliates in connection with the Merger or the other transactions contemplated by this Agreement, or related to the authorization, preparation, negotiation, execution and performance of this Agreement, in each case including all reasonable and documented fees and expenses of law firms, commercial banks, investment banking firms, accountants, experts and consultants to Parent and its Affiliates; provided that the aggregate amount of Expenses reimbursable shall not exceed $3,000,000.

(d) The Parties acknowledge and agree that the agreements contained in this Section 10.3 are an integral part of the transactions contemplated by this Agreement and that, without these agreements, the Parties would not enter into this Agreement. Accordingly, if the Company fails promptly to pay any amount due pursuant to this Section 10.3, and, in order to obtain such payment, Parent commences a suit, then the non-prevailing party in such suit shall pay the prevailing party’s costs and expenses (including reasonable attorneys’ fees and expenses) in connection with such suit, together with, in the case Parent is the prevailing party, interest on the amount due pursuant to this Section 10.3 from the date such payment was required to be made until the date of payment at the prime lending rate as published in The Wall Street Journal in effect on the date such payment was required to be made. All payments under this Section 10.3 shall be made by wire transfer of immediately available funds to an account designated in writing by Parent or the Company, as applicable. In no event shall a Company Termination Fee be payable more than once.

(e) Each Party agrees that notwithstanding anything in this Agreement to the contrary (other than with respect to claims for, or arising out of or in connection with Fraud or Willful Breach or the equitable remedies set forth in Section 11.2 and Section 11.4) (A) the payment of the Company Termination Fee shall be the sole and exclusive monetary remedy of Parent, its Subsidiaries, stockholders, Affiliates, officers, directors, employees and Representatives against the Company or any of its Representatives, Affiliates, officers, directors or employees for, and (B) in no event will Parent or any other such person seek to recover any other money damages or seek any other remedy (including any remedy for specific performance) based on a claim in law or equity with respect to, (1) any loss suffered, directly or indirectly, as a result of the failure of the Merger to be consummated, (2) the termination of this Agreement, (3) any liabilities or obligations arising under this Agreement or (4) any claims or actions arising out of or relating to any breach, termination or failure of or under this Agreement and (C) none of the Company or any Affiliates or Representatives of the Company shall have any further liability or obligation to another Party relating to or arising out of this Agreement.

ARTICLE XI

MISCELLANEOUS

Section 11.1 No Survival of Representations and Warranties. None of the representations and warranties in this Agreement or in any schedule, certificate, instrument or other document delivered pursuant to this Agreement shall survive the Effective Time. This Section 11.1 shall not limit Section 10.2, Section 10.3 or any covenant or agreement of the Parties which by its terms contemplates performance after the Effective Time.

Section 11.2 Amendment and Modification. Subject to applicable Law, this Agreement may be amended, modified or supplemented in any and all respects by written agreement of the Parties at any time prior to or after the adoption and approval of this Agreement by the Company’s stockholders, but, after any such adoption and approval, no amendment shall be made which by Law would require the further approval of the Company’s stockholders without first obtaining such further approval; provided, however, that any amendment, modification or supplement to Section 3.1(a), (b), or (c), Section 6.2, Section 9.1(a) or this proviso shall also require the consent of the Investor Persons. A termination of this Agreement pursuant to Section 10.1 or an amendment or waiver of this Agreement pursuant to Section 11.2 or Section 11.3 shall, in order to be effective, require, in the case of Parent, Merger Sub Inc. and the Company, action by their respective board of directors or sole member, as applicable, and the express written approval of such termination, amendment or waiver, in the case of Parent and the Company, by the Parent Special Committee and the Company Special Committee, as applicable.

Section 11.3 Extension; Waiver. At any time prior to the Effective Time, Parent or Merger Sub Inc., on the one hand, or the Company, on the other hand, may (a) extend the time for the performance of any of the obligations or other acts of the other Parties, (b) waive any inaccuracies in the representations and warranties contained in this Agreement or in any document delivered pursuant to this Agreement of the other Parties or (c) waive compliance by the other Parties with any of the agreements or conditions contained in this Agreement. Except as required by applicable Law, no waiver of this Agreement shall require the approval of the stockholders of either Parent or the Company. Any agreement on the part of a Party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such Party. The failure of any Party to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights, nor shall any single or partial exercise by any Party of any of its rights under this Agreement preclude any other or further exercise of such rights or any other rights under this Agreement. The Parties acknowledge and agree that Parent shall act on behalf of Merger Sub Inc. and the Company may rely on any notice given by Parent on behalf of Merger Sub Inc. with respect to the matters set forth in this Section 11.3. Notwithstanding anything to the contrary herein, the condition set forth in Section 9.1(a) shall not be waived without the approval of the Investor Persons.

Section 11.4 Expenses. Except as otherwise provided herein, all costs and expenses incurred in connection with this Agreement shall be paid by the Party incurring such cost or expense. Notwithstanding the foregoing, Parent shall pay any and all fees and expenses, other than the Company’s attorneys’ fees, incurred in connection with the filing by the Parties of the premerger notification and report forms relating to the Merger under the HSR Act and the filing of any notice of other document under any applicable foreign Competition Law.

Section 11.5 Disclosure Letter References. Each Disclosure Letter shall, for all purposes in this Agreement, be arranged in numbered and lettered parts and subparts corresponding to the numbered and lettered sections and subsections contained in this Agreement. Each item disclosed in a Party’s Disclosure Letter shall constitute an exception to, or as applicable, disclosure for the purposes of, the representations and warranties (or covenants, as applicable) to which it makes express reference and shall also be deemed to be disclosed or set forth for the purposes of every other part in such Party’s Disclosure Letter relating to such Party’s representations and warranties (or covenants, as applicable) set forth in this Agreement to the extent a cross-reference within such Disclosure Letter is expressly made to such other part in such Disclosure Letter, as well as to the extent that the relevance of such item as an exception to, or as applicable, disclosure for purposes of, such other section of this Agreement is reasonably apparent from the face of such disclosure.

Section 11.6 Notices. All notices, requests, consents, claims, demands, waivers, and other communications hereunder shall be in writing and shall be deemed to have been given upon the earlier of actual receipt or (a) when delivered by hand or by facsimile (providing proof of delivery); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); or (c) on the date sent by email if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient. Such communications must be sent to the respective Parties at the following addresses (or to such other Persons or at such other address for a Party as shall be specified in a written notice given in accordance with this Section 11.6):

if to Parent or Merger Sub Inc., to:

ProFrac Holding Corp.

333 Shops Boulevard, Suite 301

Willow Park, TX 76087

Attention: Robert Willette

Email: robert.willette@profrac.com

and

c/o Parent Special Committee

333 Shops Boulevard, Suite 301

Willow Park, TX 76087

Attention: Terry Glebocki

Email: robert.willette@profrac.com

with a copy (which shall not constitute notice) to:

Brown Rudnick LLP

1 Financial Center

Boston, MA 02111

Attention: Sam Williams

Facsimile:

Email: SWilliams@brownrudnick.com

and

Kirkland & Ellis LLP

609 Main Street

Houston, TX 77002

Attention: Douglas E. Bacon, P.C., Debbie P. Yee, P.C., Emily

Lichtenheld

Facsimile: (713) 836-3601

Email: doug.bacon@kirkland.com, debbie.yee@kirkland.com,

emily.lichtenheld@kirkland.com

if to the Company, to:

U.S. Well Services, Inc.

1360 Post Oak Blvd., Suite 1800

Houston, TX 77056

Attention: Kyle O’Neill, Chief Executive Officer

Email: koneill@uswellservices.com

And

David Treadwell

391 Gull Lake Island

Richland, Michigan 49083

United States of America

Email: david.treadwell@epcorp.com

with a copy (which shall not constitute notice) to:

Porter Hedges LLP

1000 Main Street, 36th Floor, Houston, Texas 77389

Attention: Corey C. Brown, Adam K. Nalley

Facsimile: (713) 226-6244

Email: cbrown@porterhedges,com, analley@porterhedges.com

and

Paul Hastings LLP

101 California Street, 48th Floor

San Francisco, CA 94111

Attention: Steve Camahort

Facsimile: (415) 856-7361

Email: stevecamahort@paulhastings.com

if to the Investor Person, to:

Crestview Advisors, L.L.C.

590 Madison Avenue, 42nd Floor

New York, New York 10022

Attention: Adam J. Klein, Ross A. Oliver

Email: aklein@crestview.com; roliver@crestview.com

with a copy (which shall not constitute notice) to:

Vinson & Elkins L.L.P.

845 Texas Avenue, Suite 4700

Houston, TX 77002

Attention: Stephen M. Gill; Crosby Scofield

Email: sgill@velaw.com; cscofield@velaw.com

Section 11.7 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, it being understood that each Party need not sign the same counterpart. This Agreement shall become effective when each Party hereto shall have received a counterpart hereof signed by all of the other Parties. Signatures delivered electronically or by facsimile shall be deemed to be original signatures.

Section 11.8 Entire Agreement; No Third Party Beneficiaries. This Agreement (including the Exhibits hereto and the documents and the instruments referred to herein), the Confidentiality Agreement and any agreements entered into contemporaneously herewith (a) constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, between Parent and the Company and among the Parties with respect to the subject matter hereof and thereof (provided, that any provisions of the Confidentiality Agreement conflicting with this Agreement shall be superseded by this Agreement) and (b) are not intended to confer any rights, benefits, remedies, obligations or liabilities upon any Person other than the Parties and their respective successors and permitted assigns, except (i) for the rights of the holders of Company Stock following the Effective Time to receive the Merger Consideration in accordance with Article III, and (ii) as provided in Section 6.2(c), Section 7.4 and in Section 10.3(e) (in each case which will be to the benefit of the parties referenced in such sections); provided, that notwithstanding the foregoing clause (b), following the Effective Time, the provisions of Section 7.4 shall be enforceable by each Company Indemnified Party hereunder and his or her heirs and his or her representatives.

Section 11.9 Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void, unenforceable or against its regulatory policy, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated, so long as the economic and legal substance of the transactions contemplated hereby, taken as a whole, are not affected in a manner materially adverse to any Party hereto. Upon such a determination, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

Section 11.10 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the Parties in whole or in part (whether by operation of Law or otherwise) without the prior written consent of the other Parties (which shall include, in all cases, the prior written consent of the Company Special Committee and the Parent Special Committee), and any such assignment without such consent shall be null and void; provided, that Parent may designate, prior to the Effective Time, by written notice to the Company, another wholly owned direct or indirect Subsidiary of Parent with respect to which the representations and warranties of such Subsidiary must be true and correct in all respects hereunder to be a party to the Merger in lieu of Merger Sub Inc., in which event all references herein to Merger Sub Inc. shall be deemed references to such other Subsidiary (except with respect to representations and warranties made herein with respect to Merger Sub Inc. as of the date of this Agreement) and all representations and warranties made herein with respect to Merger Sub Inc. as of the date of this Agreement shall also be made with respect to such other Subsidiary as of the date of such designation; provided, that such assignment shall not relieve Parent of its obligations hereunder or otherwise enlarge, alter or change any obligation of any other party hereto or due to Parent or such other Subsidiary; and provided further, that such assignment does not adversely affect the Merger or the timing thereof in any way. This Agreement shall be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and permitted assigns.

Section 11.11 Governing Law. This Agreement, and all claims or causes of action (whether in contract or tort) that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement shall be governed and construed in accordance with the Laws of the State of Delaware without giving effect to the principles of conflicts of law thereof or of any other jurisdiction.

Section 11.12 Enforcement; Exclusive Jurisdiction.

(a) The rights and remedies of the Parties shall be cumulative (and not alternative). The Parties agree that irreparable damage would occur and that the Parties would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that, subject to the limitations in Section 10.3(d) the Parties shall be entitled to an injunction or injunctions to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, including the obligations to consummate the Merger, in the Court of Chancery of the State of Delaware or, if under applicable Law exclusive jurisdiction over such matter is vested in the federal courts, any federal court located in the State of Delaware without proof of actual damages or otherwise (and each Party hereby waives any requirement for the securing or posting of any bond in connection with such remedy), this being in addition to any other remedy to which they are entitled at law or in equity.

(b) In addition, each of the Parties irrevocably (i) consents to submit itself, and hereby submits itself, to the personal jurisdiction of the Court of Chancery of the State of Delaware and any federal court located in the State of Delaware, or, if neither of such courts has subject matter jurisdiction, any state court of the State of Delaware having subject matter jurisdiction, in the event any dispute arises out of or relates to this Agreement or any of the transactions contemplated by this Agreement, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, and agrees not to plead or claim any objection to the laying of venue in any such court or that any judicial proceeding in any such court has been brought in an inconvenient forum, (iii) agrees that it will not bring any action, suit or proceeding arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than the Court of Chancery of the State of Delaware and any federal court located in the State of Delaware, or, if neither of such courts has subject matter jurisdiction, any state court of the State of Delaware having subject matter jurisdiction, and (iv) consents to service of process being made through the notice procedures set forth in Section 11.6.

Section 11.13 WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BY LAW ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THE FOREGOING WAIVER, (III) SUCH PARTY MAKES THE FOREGOING WAIVER VOLUNTARILY, (IV) AND SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 11.13.

Section 11.14 Specific Performance. The Parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof for which money damages, even if available, would not be an adequate remedy, and that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof in the courts referred to in Section 11.12, in addition to any other remedy to which such Party may be entitled under this

Agreement. The Parties further agree to waive any requirement for the securing or posting of any bond in connection with such remedy, and that such remedy shall be in addition to any other remedy to which a Party is entitled at law or in equity. To the extent any party hereto brings a Claim to enforce specifically the performance of the terms and provisions of this Agreement (other than a Claim to enforce specifically any provision that expressly survives termination of this Agreement), the End Date shall automatically be extended to (i) the 20th Business Day following the resolution of such Claim (if the End Date would otherwise occur on or prior to such date) or (ii) such other time period established by the court presiding over such Claim.

[The remainder of this page has been intentionally left blank; the next page is the signature page.]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed by their respective authorized officers as of the date set forth on the cover page of this Agreement.

U.S. WELL SERVICES, INC.

By:	/s/ Josh Shapiro
Name:	Josh Shapiro
Title:	Chief Financial Officer

PROFRAC HOLDING CORP.

By:	/s/ Matthew D. Wilks
Name:	Matthew D. Wilks
Title:	Executive Chairman

THUNDERCLAP MERGER SUB I, INC.

By:	/s/ Matthew D. Wilks
Name:	Matthew D. Wilks
Title:	Executive Chairman

[Signature Page to Agreement and Plan of Merger]

Exhibit A

FIRST AMENDMENT

TO

CONVERTIBLE SENIOR SECURED (THIRD LIEN) PIK NOTE1

This FIRST AMENDMENT TO CONVERTIBLE SENIOR SECURED (THIRD LIEN) PIK NOTE dated as of June 21, 2022 (this “Amendment”) is entered into by and between U.S. WELL SERVICES, INC., a Delaware corporation (“Maker”), and the undersigned payee (the “Payee”).

WHEREAS, reference is made to those certain Convertible Senior Secured (Third Lien) PIK Note dated as of June 24, 2021, in each case by and between Maker and Payee (the “Note”);

WHEREAS, on June 21, 2022, Maker, ProFrac Holding Corp., a Delaware corporation (“Parent”), and Thunderclap Merger Sub I, Inc., a Delaware corporation and an indirect subsidiary of Parent (“Merger Sub Inc.”), have entered into an Agreement and Plan of Merger (as the same may be amended from time to time, the “Merger Agreement”), providing for, among other things, the merger of Merger Sub Inc. with and into Maker, with Maker surviving the merger as the surviving corporation pursuant to the terms and conditions of the Merger Agreement; and

WHEREAS, Maker and Payee desire to amend certain provisions of the Note, as set forth in greater detail and subject to the terms and conditions outlined in this Amendment.

NOW, THEREFORE, in consideration of the foregoing and the agreements contained herein, the parties hereby agree as follows:

1. Capitalized Terms. Capitalized terms used in this Amendment without definition that are defined in the Note shall have the same meanings herein as therein.

2. Interest. This note is hereby amended by amending and restating Section 2 as follows:

Interest shall begin to accrue on the unpaid principal balance of this Note, if any, commencing on June 24, 2021 and continuing through July 9, 2022 at the rate of sixteen percent (16%) per annum calculated on the basis of a 360 day year and actual days elapsed. Accrued and unpaid interest shall be calculated on this Note on the last day of each March, June, September and December, commencing September 30, 2021, and on July 9, 2022 and the Merger Agreement Termination Date (as defined below), and shall be added on each such date to the unpaid principal balance of this Note (rounded up to the nearest $1.00) (the “PIK Interest”). PIK Interest, upon being added to the unpaid principal balance of this Note, shall no longer be deemed to be accrued and unpaid interest on the outstanding principal amount. References herein and in the Agreement to the “principal amount” of the Notes includes any increases in the principal amount of the outstanding Notes as a result of the PIK Interest. Accrued and unpaid interest on this Note shall also be due and payable on the Maturity Date under the terms set forth in Section 3. Notwithstanding anything to the contrary herein, in the event that the Merger Agreement is terminated (the date of such termination, the “Merger Agreement Termination Date”), interest shall be deemed to have accrued on the unpaid principal balance of this Note from July 9, 2022 through the Merger Agreement Termination Date and shall accrue from the Merger Agreement Termination Date until repayment of this Note in full, and in each such case otherwise in accordance with the terms set forth in the preceding sentences of this Section 2.

[1]	Note to Draft: To be updated for each note.

3. Conversion. The Note is hereby amended by adding a new Section 6(f) as follows:

(f) Notwithstanding anything to the contrary herein, subject to Maker obtaining the Company Stockholder Approval (as defined in that certain Agreement and Plan of Merger, dated as of June 21, 2022, by and among ProFrac Holding Corp., a Delaware corporation, Maker and the other parties thereto (as the same may be amended from time to time, the “Merger Agreement”)) and in accordance with Section 3.1(b) of the Merger Agreement, immediately prior to the Effective Time (as defined in the Merger Agreement), Maker shall convert all of the outstanding principal and interest then owing under this Note into a number of shares of Class A Common Stock equal to the quotient obtained by dividing (A) the amount of such outstanding principal and interest owing through the date immediately prior to the date of conversion, by (B) the Merger Conversion Price. The “Merger Conversion Price” shall initially be $1.22, which may be adjusted from time to time in the same manner as the Conversion Price as set forth in Section 6(d). The issuance of Class A Common Stock pursuant to this Section 6(f) shall not require Maker to comply with the NASDAQ listing requirements in Section 7(i) unless failure to do so would have an adverse effect on Payee.

4. Share Limitations. The Note is hereby amended by amending and restating the first sentence of Section 7 as follows:

Notwithstanding the provisions set forth in Section 3, Section 6 or anywhere else in this Note (but subject to the last sentence of Section 6(f)), (i) no shares of Class A Common Stock will be issued under this Note unless and until the Company shall have submitted a Listing of Additional Shares to the NASDAQ covering all the shares of Class A Common Stock issuable pursuant to this Note (the “Listing Application”) and NASDAQ shall have completed its review of, and approved, such listing application, (ii) no shares of Class A Common Stock will be issued under this Note to the extent such issuance would constitute a “change of control” under the Nasdaq’s listing rules (the “Change of Control Limitation”) or would be in excess of the number of shares of Class A Common Stock authorized and available for issuance under the Company’s charter (the “Charter Limitation”), and (iii) the total number of shares of Class A Common Stock that may be issued under the Equity Linked Notes at a price per share which is less than the Conversion Price, when combined with any other shares of Class A Common Stock which may be aggregated with such issuances under applicable NASDAQ rules for this purpose, will not exceed the number permitted under such applicable NASDAQ rules (the “Exchange Cap”), unless stockholder approval is obtained in order to comply with, satisfy or remove, as applicable, the Change of Control Limitation, the Charter Limitation, or the Exchange Cap, as applicable.

5. Change of Control. The Note is hereby amended to add the following proviso at the end of the definition of “Change of Control” in Section 6(c): “; provided, further, that the transactions contemplated by the Merger Agreement shall be deemed to not be a Change of Control”.

6. Tax Matters. Maker and Payee agree to reasonably consult with each other regarding the reporting on any U.S. federal (or applicable state or local) income tax return with respect to the Note, including the accrual of any original issue discount on the Note.

7. Miscellaneous.

(a) This Amendment and any covenants and agreements contained herein shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

A-2

(b) Except as otherwise expressly set forth herein, nothing herein shall be deemed to constitute an amendment, modification or waiver of any of the provisions of the Note which shall remain in full force and effect as of the date hereof.

(c) This Amendment may be executed in any number of counterparts, each of which, when executed and delivered, shall be an original, but all counterparts shall together constitute one instrument. The words “execution,” “signed,” “signature,” and words of similar import in this Amendment shall be deemed to include electronic or digital signatures or electronic records, each of which shall be of the same effect, validity, and enforceability as manually executed signatures or a paper-based record-keeping system, as the case may be, to the extent and as provided for under applicable law, including the Electronic Signatures in Global and National Commerce Act of 2000 (15 U.S.C. §§ 7001 to 7031), the Uniform Electronic Transactions Act (UETA), or any state law based on the UETA.

(d) This Amendment shall be governed by the laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or of any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware, and shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns in accordance with the Note.

[Remainder of page intentionally left blank]

A-3

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed by their respective authorized officers as of the day and year first above written.

MAKER:

U.S. WELL SERVICES, INC.

By
Name:
Title:

Signature Page to Note Amendment

PAYEE:

By:
Name:
Title:

Signature Page to Note Amendment

Exhibit B

U.S. WELL SERVICES, INC.

FIRST AMENDMENT TO THE

CERTIFICATE OF DESIGNATIONS

Pursuant to Section 151 of the General

Corporation Law of the State of Delaware

SERIES A REDEEMABLE CONVERTIBLE PREFERRED STOCK

(Par Value $0.0001 Per Share)

U.S. Well Services, Inc. (the “Corporation”), a corporation organized and existing under and by virtue of the provisions of the General Corporation Law of the State of Delaware (the “General Corporation Law”), hereby certifies that, pursuant to the authority expressly granted to and vested in the Board of Directors of the Corporation (the “Board of Directors”) by the Second Amended and Restated Certificate of Incorporation of the Corporation (as amended from time to time in accordance with its terms and the General Corporation Law, the “Certificate of Incorporation”), which authorizes the Board of Directors, by resolution, to provide out of the unissued shares of the preferred stock (the “Preferred Stock”) for one or more series of Preferred Stock and to establish from time to time the number of shares to be included in each such series and to fix the voting rights (if any), designations, powers, preferences and relative, participating, optional, special and other rights (if any) of each such series and any qualifications, limitations and restrictions thereof, and in accordance with the provisions of Section 151 of the General Corporation Law, the Board of Directors duly adopted on June [•], 2022 the following recitals and resolutions:

WHEREAS, the Board of Directors previously fixed the rights, preferences, restrictions and other matters relating to a Series A Redeemable Convertible Preferred Stock (hereinafter referred to as the “Series A Preferred Stock”), consisting of up to 55,000 shares of the Series A Preferred Stock which the Corporation has the authority to issue, as set forth in that certain Certificate of Designations of the Series A Preferred Stock dated May 24, 2019 (the “Certificate of Designations”);

WHEREAS, pursuant to Section 7.14(b) of the Purchase Agreement among the Corporation and the purchasers party thereto dated May 23, 2019, such parties agreed not to treat the Series A Preferred Stock as “preferred stock” within the meaning of Section 305 of the Internal Revenue Code of 1986, as amended, and U.S. Treasury Regulation § 1.305-5 for U.S. federal income tax and withholding tax purposes;

WHEREAS, on June [•], 2022, the Corporation, ProFrac Holding Corp., a Delaware corporation (“Parent”), and Thunderclap Merger Sub I, Inc., a Delaware corporation and an indirect subsidiary of Parent (“Merger Sub Inc”), have entered into an Agreement and Plan of Merger (as the same may be amended from time to time, the “Merger Agreement”), providing for, among other things, the merger of Merger Sub Inc. with and into the Corporation, with the Corporation surviving the merger as the surviving corporation pursuant to the terms and conditions of the Merger Agreement.

WHEREAS, the Board of Directors wishes to amend the Certificate of Designations in accordance with the General Corporation Law; and

WHEREAS, the Board of Directors has determined that the amendments to the terms of the Series A Preferred Stock set forth in this First Amendment to the Certificate of Designations do not adversely affect the rights, preferences, privileges or powers of the Series A Preferred Stock.

NOW, THEREFORE, BE IT RESOLVED, that the Board of Directors does hereby amend the Certificate of Designations and the rights, preferences, restrictions and other matters relating to the Series A Preferred Stock as follows:

1. Conversion. The Certificate of Designations is hereby amended by adding a new Section 7(q) as follows:

(q) Each holder of Series A Preferred Stock shall have the option, exercisable by delivery of a Conversion Notice to the Corporation, to convert all of such holder’s shares of Series A Preferred Stock into Class A Common Stock at the Merger Conversion Ratio (such conversion, a “Merger Conversion”). The Corporation shall cause the effective date for the delivery of shares of Class A Common Stock issued in a Merger Conversion to be the Business Day on which the Conversion Notice is received. The “Merger Conversion Ratio” means, for each share of Series A Preferred Stock, the quotient of (i) its Liquidation Preference as of the date of the conversion and (ii) Merger Conversion Price. The “Merger Conversion Price” shall initially be $1.22, which may be adjusted from time to time in the same manner as the Conversion Price as set forth in Section 7(g).

2. CoC Forced Conversion. The following shall be added at the beginning of Section 7(d) of the Certificate of Designations: “Subject to a holder’s right to elect a Merger Conversion,”.

3. Effective Date.

This First Amendment to the Certificate of Designations shall become effective on [•], 2022.

[The Remainder of this Page Intentionally Left Blank]

B-2

IN WITNESS WHEREOF, U.S. Well Services, Inc. has caused this First Amendment to the Certificate of Designations to be duly executed this [•] day of, 2022.

U.S. WELL SERVICES, INC.

By:
Name:
Title:

[Signature Page to Certificate of Designations]

Exhibit C

AMENDMENT

TO

PERFORMANCE AWARDS

This AMENDMENT TO PERFORMANCE AWARDS dated as of June 21, 2022 (this “Amendment”) is entered into by and between U.S. WELL SERVICES, INC., a Delaware corporation (“Company”), and the undersigned recipient (the “Participant”) of one or more Performance Awards (Pool A) (each, a “Pool A Performance Award”) and/or one or more Performance Awards (Pool B) (each, a “Pool B Performance Award”), each granted under the U.S. Well Services, Inc. Amended and Restated 2018 Stock Incentive Plan (as amended, the “Plan”).

WHEREAS, on June 21, 2022, the Company, ProFrac Holding Corp., a Delaware corporation (“Parent”), and Thunderclap Merger Sub I, Inc., a Delaware corporation (“Merger Sub”), have entered into an Agreement and Plan of Merger (as the same may be amended from time to time, the “Merger Agreement”), providing for, among other things, the merger of Merger Sub Inc. with and into the Company, with the Company surviving the merger as the surviving corporation pursuant to the terms and conditions of the Merger Agreement; and

WHEREAS, the Company and Participant desire to amend each Pool A Performance Award and/or Pool B Performance Award granted to and held by Participant as set forth in greater detail and subject to the terms and conditions outlined in this Amendment.

NOW, THEREFORE, in consideration of the foregoing and the agreements contained herein, the parties hereby agree as follows:

1. Capitalized Terms. Capitalized terms used in this Amendment without definition that are defined in the Merger Agreement shall have the same meanings herein as therein.

2. Payment Upon Merger. Each Pool A Performance Award and Pool B Performance Award (collectively, the “Awards”) granted to and held by Participant is hereby amended by adding the following:

Notwithstanding anything to the contrary herein, conditioned upon the consummation of the Merger, immediately prior to the Effective Time, by virtue of the Merger and without any action on the part of Participant, (i) each then-outstanding Pool A Award granted to and held by Participant shall be cancelled and converted into the right to receive the Merger Consideration payable pursuant to Section 3.2 of the Merger Agreement with respect to the number of Pool A Amended Payout Shares subject to such Pool A Performance Award, and (ii) each then-outstanding Pool B Award granted to and held by Participant shall be cancelled and converted into the right to receive the Merger Consideration payable pursuant to Section 3.2 of the Merger Agreement with respect to the number of Pool B Amended Payout Shares subject to such Pool B Performance Award, in each of clauses (i) and (ii), payable at the time specified therein without any interest thereon and less applicable Tax withholding.

3. Termination. Notwithstanding anything to the contrary herein, in the event the Merger Agreement is terminated prior to the consummation of the Merger, this Amendment shall terminate.

4. Miscellaneous.

(a) This Amendment and any covenants and agreements contained herein shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

(b) Except as otherwise expressly set forth herein, nothing herein shall be deemed to constitute an amendment, modification or waiver of any of the provisions of the Awards which shall remain in full force and effect as of the date hereof. Without limiting the generality of the foregoing, any vesting or forfeiture conditions applicable to such Awards shall continue in accordance with their terms from and after the date of this Agreement.

(c) This Amendment may be executed in any number of counterparts, each of which, when executed and delivered, shall be an original, but all counterparts shall together constitute one instrument. The words “execution,” “signed,” “signature,” and words of similar import in this Amendment shall be deemed to include electronic or digital signatures or electronic records, each of which shall be of the same effect, validity, and enforceability as manually executed signatures or a paper-based record-keeping system, as the case may be, to the extent and as provided for under applicable law, including the Electronic Signatures in Global and National Commerce Act of 2000 (15 U.S.C. §§ 7001 to 7031), the Uniform Electronic Transactions Act (UETA), or any state law based on the UETA.

(d) This Amendment shall be governed by the laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or of any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware, and shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns in accordance with the Awards.

(e) This Amendment is intended to comply with Section 409A of the Code, including compliance with the payment times as provided in Awards prior to this Amendment to the extent required by Section 409A of the Code. Nothing in this Amendment shall be construed to change the time or form of payment for purposes of Section 409A of the Code.

[Remainder of page intentionally left blank]

C-2

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed by their respective authorized officers as of the day and year first above written.

COMPANY:

U.S. WELL SERVICES, INC.

By
Name:
Title:

PARTICIPANT:

By
Name:

Signature Page to Performance Award Amendment